Exhibit 4.67

INTERACTIVE NETWORK, INC. AND FRIENDFINDER NETWORKS INC.,
as Issuers,

EACH SUBSIDIARY OF FRIENDFINDER NETWORKS INC. LISTED AS A GUARANTOR
ON THE SIGNATURE PAGES HERETO,
as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Non-Cash Pay Secured Notes due 2014

__________________

INDENTURE

Dated as of October 27, 2010

__________________

__________________

TABLE OF CONTENTS

i

SCHEDULE 1.1 – Existing Indebtedness Subject to Recapitalization
SCHEDULE 1.2 – Commitment Agreements
SCHEDULE 1.3 – Subscription Agreements
SCHEDULE 4.2(a) – Permitted Liens
SCHEDULE 4.2(e) – Loans, Advances, Investments, Etc.
SCHEDULE 4.2(h) – Permitted Restricted Payments
SCHEDULE 4.2(n) – Required Minimum Subscribers
SCHEDULE 4.3(a) – Consolidated EBITDA
SCHEDULE 4.3(c) – Consolidated Coverage Ratio
SCHEDULE 4.3(e) – Total Debt Ratio
SCHEDULE 4.3(f) – First Lien Debt Ratio

SCHEDULE 5.1(e)(2) – Record Holders of FFN Capital Stock
SCHEDULE 5.1(g) – Subsidiaries
SCHEDULE 5.1(k) – Financial Statements
SCHEDULE 5.1(l) – Certain Changes or Events
SCHEDULE 5.1(m) – Taxes
SCHEDULE 5.1(q) – Real Property
SCHEDULE 5.1(r) – Material Contracts
SCHEDULE 5.1(t) – Insurance
SCHEDULE 5.1(v) – Location of Bank Accounts
SCHEDULE 5.1(w)(1) – Exceptions to Intellectual Property Ownership
SCHEDULE 5.1(w)(2) – Registered Intellectual Property
SCHEDULE 5.1(w)(3) – Employees who have not executed Issuers’ Confidentiality, Non-Solicitation, and Invention Assignment Agreements
SCHEDULE 5.1(y) – Name; Jurisdiction of Organization; Organization ID Number; Chief Place of Business; Chief Executive Office; FEIN
SCHEDULE 5.1(z) – Location of Collateral
SCHEDULE 5.1(aa) – Existing Indebtedness
SCHEDULE 5.1(gg) – Potential Conflict of Interest
SCHEDULE 5.1(hh) – Brokers
SCHEDULE 12.2 – Notice Addresses for Holder

v

Indenture, dated as of October 27, 2010, by and among Interactive Network, Inc., a Nevada corporation (“INI”), and FriendFinder Networks Inc., a Nevada corporation (“FFN”), as issuers (the “Issuers”) of the Securities (as such term is defined below), and each Subsidiary of FFN (other than INI) party hereto (as more fully defined below, collectively, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Issuers’ Non-Cash Pay Secured Notes, Series A, issued on the date hereof (the “Initial Securities”) and the guarantees thereof by the Guarantors (ii) the Issuers’ additional Non-Cash Pay Secured Notes that will be issued pursuant to the pay-in-kind provisions of this Indenture or that may be issued pursuant to Section 2.21 and (iii) if and when issued, the Issuers’ Non-Cash Pay Secured Notes, Series B, and the guarantees thereof by the Subsidiaries of FFN (other than INI) that may be issued from time to time in exchange for Initial Securities in an offer registered under the Securities Act as provided in Article III hereof (the “Exchange Securities”, and together with the Initial Securities and the Additional Securities (as hereinafter defined), the “Securities”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.                           Definitions.

“Account Control Agreements” means account control agreements in form and substance satisfactory to the Trustee.

“Accounts” means any and all rights of the Obligors to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Action” has the meaning specified therefor in Section 12.21.

“Additional Amounts” has the meaning specified therefor in Section 2.19(a).

“Additional Securities” means the additional Securities to be issued pursuant to Section 2.14(b) and Section 2.21.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that no Holder (or group thereof) shall be deemed to be an Affiliate of the Obligors solely as result of its right to designate a member of the Board of Directors pursuant to Section 4.1(m) hereof and/or by virtue of its ownership of Securities issued hereunder.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  For the purposes of this Indenture, Marc H. Bell, Daniel Staton, the Conru/Mapstead Affiliates and their respective Affiliates and family members shall be considered Affiliates of the Obligors.

“Annualized Consolidated Interest Expense” means, as of the applicable Determination Date, Consolidated Interest Expense of the Issuers and the other Obligors for the three calendar months then ended multiplied by four.

In making such computation, Consolidated Interest Expense:

(a)           attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire three month period,

(b)           attributable to non-cash interest expense resulting from the amortization of the original issue discount on the Senior Lien Securities and the Second Lien Securities in accordance with GAAP shall be excluded from such computation, and

(c)           attributable to the Securities if paid-in-kind shall be excluded from such computation.

“Asset Sale” by any Person means any transfer, conveyance, sale, lease, license or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary) (collectively a “transfer”) of (i) shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) all or substantially all of the assets of such Person or any of its Subsidiaries, or (iii) any other property, assets or rights (including Intellectual Property), or interest therein, of such Person or any of its Subsidiaries outside of the ordinary course of business; provided that “Asset Sale” shall not include (A) any transfer by the Issuers to any Wholly Owned Subsidiary of the Issuers that is a Guarantor or by any Subsidiary of the Issuers to any other Wholly Owned Subsidiary of the Issuers that is a Guarantor or to the Issuers in a manner that does not otherwise violate the terms of this Indenture, (B) a transfer constituting the granting of a Permitted Lien, (C) any transfer of obsolete equipment in the ordinary course of business, (D) a transfer in any transaction or series of transactions the fair market value of which, in the aggregate with all other transactions permitted by this clause (D), does not exceed $1,000,000, (E) cash and Cash Equivalents, (F) transfers constituting Restricted Payments permitted by this Indenture and (G) Permitted Investments.

“Asset Sale Offer” has the meaning specified therefor in Section 2.18(c).

“Authenticating Agent” has the meaning specified therefor in Section 2.2.

“Authorized Officer” means, with respect to any Obligor, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, any Vice President, the General Counsel or the Secretary of such Obligor, or any other officer designated on behalf of an Obligor as an Authorized Officer of such Obligor by written notice to the Holders.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Board Observer” has the meaning specified therefor in Section 4.1(m).

“Broadstream” means Broadstream Capital Partners, Inc.

“Broadstream Matter” means a dispute between Broadstream, on the one hand, and FFN or any other Obligor, on the other hand, relating to, arising from or otherwise in connection with the acquisition of Various, Inc. or the business of INI by FFN.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Minneapolis or Connecticut are authorized or required to close.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed-asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person (including Permitted Acquisitions).

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership interests, membership interests, beneficial interests in a trust or other equity interests (however designated and whether or not voting) of such Person, together with any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest described in clause (i) or (ii) above, excluding for purposes of Section 4.2(h) any debt security that is convertible into, or exchangeable for Capital Stock.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of one year or less from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $250.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) municipal securities having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within 60 days or less after the date of acquisition, (vi) commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within one year after the date of acquisition, (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition and (viii) instruments equivalent to those referred to in clauses (i) to (vii) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Foreign Subsidiary organized in such jurisdiction.

“Cash Pay Second Lien Collateral Agent” means the collateral agent for the Cash Pay Second Lien Securities, appointed pursuant to the Cash Pay Second Lien Indenture, and any successor thereto.

“Cash Pay Second Lien Holder” means a holder of a Cash Pay Second Lien Security, and includes any assignee or transferee of any Cash Pay Second Lien Security.

“Cash Pay Second Lien Indenture” means that certain Cash Pay Second Lien Indenture dated as of even date herewith by and among the Issuers, the Guarantors, and the Cash Pay Second Lien Trustee, as such may be amended or supplemented from time to time.

“Cash Pay Second Lien Obligations” means all “Obligations” as defined in the Cash Pay Second Lien Indenture.

“Cash Pay Second Lien Securities” means the Cash Pay Secured Notes due 2013 issued by the Issuers in the original aggregate principal amount of $13,778,000 pursuant to the Cash Pay Second Lien Indenture.

“Cash Pay Second Lien Trustee” means U.S. Bank National Association, as trustee for the holders of the Cash Pay Second Lien Securities and any successor thereto.

“Casualty” means, with respect to any Collateral, any loss of, damage to or destruction of all or any material part of such Collateral.

“Change of Control” means the occurrence of any of the following:

(a)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of FFN and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Permitted Holders or an entity in which the Permitted Holders are the Beneficial Owners, directly or indirectly, of more than 50% of the Voting Stock of FFN, measured by voting power rather than number of shares;

(b)           the adoption of a plan relating to the liquidation or dissolution of any Issuer;

(c)           the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of any Issuer, measured by voting power rather than number of shares;

(d)           the first day on which a majority of the members of the Board of Directors of any Issuer are not Continuing Directors;

(e)           the first day on which, except as permitted by this Indenture, the Issuers shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least the same percentage of the aggregate Voting Stock of each Guarantor that the Issuers, respectively, had as of the Issue Date, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens); or

(f)            the first day that the Permitted Holders shall fail to hold at least 10,000,000 shares of the Voting Stock of FFN, such number to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction as reasonably determined by the Required Holders); provided, however, this clause (f) shall not be applicable upon the consummation of a Qualified Initial Public Offering so long as the First Lien Debt Ratio of FFN and its Subsidiaries is equal to or less than 2.25:1.0 for the immediately prior four Fiscal Quarters.

“Change of Control Offer” has the meaning specified therefor in Section 2.18(b).

“Change of Control Purchase Date” has the meaning specified therefor in Section 2.18(b).

“Change of Control Purchase Price” has the meaning specified therefor in Section 2.18(b).

“Clearstream” has the meaning specified therefor in Section 2.1(b).

“Closing” shall mean the closing at the offices of Akin Gump Strauss Hauer & Feld LLP, at 3 p.m., New York City time, on October 27, 2010 or at such time or on such other Business Day thereafter as determined by the Issuers and the Trustee.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Securities pursuant to the Security Documents.

“Collateral Agent” means U.S. Bank National Association, acting as the collateral agent under the Security Documents, and any successor thereto.

“Commitment Agreements” means the commitment agreements described on Schedule 1.2 attached hereto.

“Company Order” has the meaning specified therefor in Section 2.2.

“Condemnation” means any taking of the Collateral or any material part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral, or any part thereof, by any Governmental Authority.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Issuers dated September 2010, as supplemented from time to time on or prior to the Issue Date.

“Confidentiality Agreement” means that certain Confidentiality Agreement duly agreed and executed by the Issuers and the applicable Holder, pursuant to Article IV of this Indenture, which shall be substantially in the form of Exhibit C.

“Conru/Mapstead Affiliates” mean (i) Andrew B. Conru Trust Agreement, Andrew B. Conru Trustee, (ii) Mapstead Trust, created on April 16, 2002, Lars and Marin Mapstead Trustees; (iii) Andrew B. Conru; (iv) Lars Mapstead; (v) Affiliates of Persons described in clauses (i) through (iii); and (vi) lineal descendants and any trust or entity owned, controlled by or established for the benefits of, or the estate of, any of the foregoing (including trustees, officers, directors, managers or members of any such trust or entity).

“Consolidated Coverage Ratio” means, with respect to the Issuers and the other Obligors, on any Determination Date, the ratio of:

(a)           Consolidated EBITDA for the applicable Measurement Period, to

(b)           Annualized Consolidated Interest Expense;

provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the Measurement Period or three calendar month period, as applicable, to any acquisition, incurrence, permanent repayment or redemption of Indebtedness (including the Securities), issuance or redemption of Disqualified Stock, acquisition, Asset Sale, or purchases of assets that were previously leased, at any time during or subsequent to such Measurement Period or three calendar month period, as applicable, but on or prior to the applicable Determination Date.

For purposes of calculating Consolidated EBITDA of the Issuers and the other Obligors for the applicable Measurement Period,

(a)           any Person that is a Subsidiary on such Determination Date (or would become a Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Subsidiary at all times during such Measurement Period,

(b)           any Person that is not a Subsidiary on such Determination Date (or would cease to be a Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Subsidiary at any time during such Measurement Period,

(c)            if any Obligor shall have in any manner (i) acquired (including through an asset acquisition or the commencement of activities constituting such operating business), or (ii) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an asset acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person’s net income would be excluded pursuant to clauses (a) through (g) of the definition of Consolidated Net Income; and

(d)           any Indebtedness incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period without regard to the proviso therein relating to reduction of Consolidated Interest Expense for Subsidiaries that are not Wholly Owned Subsidiaries of any Issuer; (c) depreciation, amortization and any other non-cash items for such period; (d) any amount accrued by FFN in its financial statements as a reserve in connection with the Broadstream Matter during such period; (e) costs and expenses incurred by FFN or accrued by FFN in its financial statements during such period in connection with a Qualified Initial Public Offering regardless of whether or not such Qualified Initial Public Offering is consummated; (f) reasonable and customary out of pocket costs and expenses incurred by FFN or accrued by FFN (other than in favor of Affiliates) in its financial statements during such period in connection with the redemption of the FFN and INI prior debt which is being refinanced hereunder and under the Cash Pay Second Lien Indenture and the Senior Lien Indenture; and (g) all cash and non-cash VAT Liability items deducted in determining Consolidated Net Income for such period that relate to activities of Various, Inc. or its Subsidiaries prior to July 1, 2008, less any non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, of each Issuer and their respective Subsidiaries, including without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis for each Issuer and their respective Subsidiaries in accordance with GAAP; provided that, if any Subsidiary is not a Wholly Owned Subsidiary of any Issuer, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated EBITDA attributable to such Subsidiary multiplied by (B) the percentage ownership interest in such Subsidiary not owned on the last day of such period by any Issuer or any of their respective Subsidiaries.

“Consolidated Income Tax Expense” for any period means the consolidated provision for income taxes of FFN and its Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means for any period the consolidated interest expense included in the consolidated income statement of FFN and its Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of debt discounts; (ii) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities; (iii) fees (net of any amounts received) with respect to any Hedging Agreement; (iv) interest on Indebtedness guaranteed by FFN and its Subsidiaries, to the extent paid by any Issuer or any such Subsidiary; and (v) the portion of any Capitalized Lease Obligation allocable to interest expense; provided, that, if any Subsidiary is not a Wholly Owned Subsidiary of FFN, Consolidated Interest Expense shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of Consolidated Interest Expense attributable to such Subsidiary multiplied by (B) the percentage ownership interest in such Subsidiary not owned on the last day of such period by FFN or its Subsidiaries.

“Consolidated Net Income” for any period means the consolidated net income (or loss) of FFN and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(a)           the net income (or loss) of any Person that is not a Subsidiary of FFN except to the extent of the amount of dividends or other distributions actually paid to FFN or such Subsidiary by such Person during such period,

(b)           gains or losses on Asset Sales by FFN or its Subsidiaries,

(c)           all extraordinary gains and extraordinary losses, including such gains and losses derived from Extraordinary Receipts,

(d)           the cumulative effect of changes in accounting principles,

(e)           any net income of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Subsidiary to such Person except that:

(i)           such Person’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction), and

(ii)           such Person’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,

(f)           in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets; and

(g)           the tax effect of any of the items described in clauses (a) through (f) above.

“Constituent Person” has the meaning specified therefor in Section 14.9.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business and any indemnification obligations incurred in the ordinary course of business to licensees and customers relating to the Obligors’ Intellectual Property.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of FFN or INI, as applicable, who: (1) was a member of such Board of Directors on the date of this Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of one or more Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Agent” means the Trustee or such other office or agency designated by the Issuers where Securities may be surrendered for conversion, as provided in Section 2.3.

“Conversion Dates” has the meaning specified therefor in Section 14.3 hereof.

“Conversion Limit” has the meaning specified therefor in Section 14.1 hereof.

“Conversion Price” shall be determined pursuant to Section 14.1.

“Copyright Security Assignment” means the Copyright Security Assignment, dated as of the date hereof, executed and delivered by the Obligors to the Trustee for the ratable benefit of the Holders, in connection with the closing of the transactions contemplated hereof, as the same may be amended or otherwise modified from time to time.

“Covenant Defeasance Option” has the meaning specified therefor in Section 8.1(b).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Definitive Securities” means certificated Securities.

“Determination Date” means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of FFN’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate.

“Disqualified Stock” means any Capital Stock or any portion thereof which by its terms or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable (at the option of the holder thereof), or upon the happening of any specified event, is required to be redeemed or is redeemable (at the option of the holder thereof), or provides for the mandatory payment of cash dividends, at any time prior to the date that is 120 days after the stated maturity of the Securities or is exchangeable at the option of the holder thereof for Indebtedness at any time prior to the date that is 120 days after the stated maturity of the Securities.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuers.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct relating to pollution or for the protection of health, safety, natural resources or the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any violation or alleged violation of any Environmental Law or any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Obligor or (ii) any facility which received Hazardous Materials generated by any Obligor.

“Equity Issuance” shall mean any issuance or sale by the Issuers or their Subsidiaries of its Capital Stock, except in each case for (a) any issuance or sale to the Issuers or such Subsidiary, the Capital Stock of a Wholly Owned Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of FFN to management or employees of FFN or any other Obligor under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Issuers under section 414 of the Internal Revenue Code.

“Euroclear” has the meaning specified therefor in Section 2.1(b).

“Event of Default” means any of the events set forth in Section 6.1.

“Event of Loss” means, with respect to any Collateral, any (1) Casualty with respect to such Collateral, (2) Condemnation of such Collateral of (3) settlement in lieu of clause (2) above.

“Excess Cash Flow” means, with respect to any Person for any period, (a) the sum of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period plus (ii) the cash portion of Operating Lease Obligations made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Indenture in excess of $3,000,000 during any fiscal year of FFN, less (b) the sum of (i) all Consolidated Interest Expense to the extent paid or payable in cash during such period, (ii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period up to $5,000,000 during any Fiscal Year provided that the portion of such Capital Expenditures constituting Capitalized Lease Obligations shall not exceed the amount set forth in Section 4.3(d) and (iii) to the extent deducted in calculating Consolidated Net Income and added in the calculation of Consolidated EBITDA, income taxes paid in cash by such Person and its Subsidiaries for such period.

“Excess Loss Proceeds” has the meaning specified therefor in Section 2.18(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Dates” has the meaning set forth in Section 3.1(a)(2) hereof.

“Exchange Global Security” has the meaning set forth therefor in Section 2.1(b).

“Exchange Offer” shall mean the exchange offer by the Issuer and the Guarantors of Exchange Securities for Registrable Securities pursuant to Section 3.1(a) hereof.

“Exchange Offer Registration” shall mean a registration under the Securities Act effected pursuant to Section 3.1(a) hereof.

“Exchange Offer Registration Statement” shall mean an exchange offer registration statement on Form S-4 (or, if applicable, on another appropriate form) and all amendments and supplements to such registration statement, in each case including the Prospectus contained therein or deemed a part thereof, all exhibits thereto and any document incorporated by reference therein.

“Exchange Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Extraordinary Receipt” means any cash received by or paid to or for the account of the Issuers or their Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements not constituting Net Loss Proceeds or other consideration of any kind in connection with any cause of action (excluding any reimbursements of litigation expenses previously paid by the Issuers or any of their Subsidiaries), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance.

“FFN Financial Statements” has the meaning specified therefor in Section 5.1(k).

“FFN Non-Voting Common Stock” has the meaning specified therefor in Section 5.1(e)(2).

“FFN Series A Preferred Stock” has the meaning specified therefor in Section 5.1(e)(2).

“FFN Series B Preferred Stock” has the meaning specified therefor in Section 5.1(e)(2).

“FFN Voting Common Stock” has the meaning specified therefor in Section 5.1(e)(2).

“First Lien Debt Ratio” means, for any period, the ratio of (a) the outstanding principal amount of the Senior Lien Securities as of the end of such period to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Fiscal Quarter” means the fiscal quarter of the Issuers, ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Issuers, ending on December 31 of each year.

“Fitch” means Fitch, Inc., together with its successors.

“Foreign Subsidiary” means any Subsidiary of the Issuers organized under the laws of any jurisdiction outside of the United States of America.

“Free Writing Prospectus” means each free writing prospectus (as defined in Rule 405 under the Securities Act) prepared by or on behalf of the Issuers or used or referred to by the Issuers in connection with the sale of the Initial Securities or the Exchange Securities.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Global Securities” has the meaning specified therefor in Section 2.1(b).

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” means all Obligations of the Issuers now or hereafter existing under any Note Document, whether for principal, interest, fees, commissions, expense reimbursements, indemnifications or otherwise.

“Guarantor” and “Guarantors” have the respective meanings specified for such terms in the preamble hereto, and also include any Persons becoming Guarantors after the date of this Indenture.

“Guaranty” means the guaranty of the Obligations by the Guarantors.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials or building components, including but not limited to asbestos-containing materials and manufactured products containing hazardous substances.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to the Trustee or any Holder, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Trustee or such Holder which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holder” and “Holders” means the Person in whose name a Security is registered.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 120 days after the date such payable was created, unless the amount of such payable outstanding for more than 120 days is the subject of a bona fide dispute, in which event it shall not be included in Indebtedness); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Trustee and in accordance with accepted practice, of such Person under Permitted Hedging Agreements; (viii) all Contingent Obligations; (ix) Disqualified Stock; and (x) all obligations referred to in clauses (i) through (ix) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.24.

“Indemnified Person” has the meaning specified therefor in Section 3.4(c) hereof.

“Indemnifying Person” has the meaning specified therefor in Section 3.4(c) hereof.

“Indemnitees” has the meaning specified therefor in Section 12.24.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Accountants” means independent certified public accountants of recognized national standing chosen by the Obligors.

“Initial Conversion Date” has the meaning specified therefor in Section 14.1(a) hereof.

“Initial Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Inspector” has the meaning specified therefor in Section 3.2 (a)(13) hereof.

“Intellectual Property” means all trademarks, trade names, service marks and trade dress, (and all goodwill appurtenant to the foregoing), copyrights, patents, trade secrets and rights of publicity, including as they pertain to works of authorship, brand names, product designs and layouts, content, images and graphics, audio/visual works, articles and other text, product packaging, business and product names, logos, graphical user interfaces, slogans, know-how, inventions (whether patentable or not), improvements, processes, formulae, models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), creative and development tools, all internet sites and domain names, all databases and data collections (including, but not limited to, customer, email and advertiser lists) and all rights therein, and all pending applications for and registrations, renewals, divisions, continuations, continuations-in-part and re-examinations and invention disclosures of or for any of the foregoing.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement dated the date hereof by and among the Issuers, the Guarantors, the Trustee, the Collateral Agent, the Cash Pay Second Lien Trustee, the Cash Pay Second Lien Collateral Agent, the Senior Lien Trustee and the Senior Lien Collateral Agent, as such may be amended or supplemented from time to time.

“Interest Determination” has the meaning specified therefor in Section 2.14(b).

“Interest Payment Date” means June 30 or December 31, as applicable.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Investments” by any Person means any direct or indirect:

(a)           loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise;

(b)           purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(c)           guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

(d)           all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the term “Investments” shall exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms.  The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the affected Issuer or the affected Subsidiary, as applicable, unless the fair market value of such Investment exceeds $100,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of such Person as of the time such Investment is made or such other time as specified in this Indenture.

“Issue Date” means the date of original issuance of the Initial Securities under this Indenture which shall be the date on which all conditions precedent as set forth in Section 3.1 are satisfied or waived.

“Issuer Information” shall have the meaning set forth in Section 3.4(a) hereof.

“Issuers” has the meaning specified therefor in the preamble hereto.

“Joinder Agreement” means that Joinder Agreement substantially in the form of Exhibit E attached hereto.

“Junior Securities” means those securities that are subordinated to the Senior Debt at least to the same extent as the Securities and are unsecured.

“Lease” means any lease of real property to which any Obligor or any of its Subsidiaries is a party as lessor or lessee.

“Legal Defeasance Option” has the meaning specified therefor in Section 8.1(a).

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loss Proceeds Offer” has the meaning specified therefor in Section 2.18(d).

“Loss Proceeds Offer Amount” has the meaning specified therefor in Section 2.18(d).

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, liabilities, condition (financial or otherwise) or prospects of any Obligor, (ii) the ability of any Obligor to perform any of its obligations under any Note Document to which it is a party, (iii) the legality, validity or enforceability of this Indenture or any other Note Document, (iv) the rights and remedies of the Trustee under any Note Document, (v) the validity, perfection or priority of a Lien in favor of the Trustee on any of the Collateral, or (vi) the value of any material portion of the Collateral.

“Material Contracts” has the meaning specified therefor in Section 5.1(r).

“Maturity Date” means April 30, 2014, or such earlier date on which any Security shall become due and payable in accordance with the terms of this Indenture and the other Note Documents.

“Measurement Period” means, for any Determination Date, the then most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which reviewed financial statements have been delivered to the Holders, not more than 135 days prior to such Determination Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Cash Proceeds” means (a) with respect to any Asset Sale by any Person or any of its Subsidiaries, the amount of cash or Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale (other than Indebtedness under this Indenture, the Senior Lien Indenture and the Cash Pay Second Lien Indenture), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection with such Asset Sale (after taking into account any tax credits or deductions and any tax sharing arrangements); and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith (in each case payable to any Person other than to an Obligor or an Affiliate thereof).

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents and (b) insurance proceeds, condemnation awards or damages awarded by any judgment, in each case received by an Obligor from such Event of Loss net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal and insurance adjuster fees);

(2)	all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP as a consequence of such Event of Loss;

(3)
repayment of Indebtedness (other than Indebtedness evidenced by the Securities, the Cash Pay Second Lien Securities and the Senior Lien Securities) that is secured by a higher priority Lien than the Indebtedness evidenced by these Securities by the property or assets that are the subject of such Event of Loss; and

(4)
appropriate amounts to be provided by the Issuers as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Issuers after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

“Non-Electing Share” has the meaning specified therefor in Section 14.9.

“Non-Obligor” means any Subsidiary of an Issuer that is not a party to the Guaranty and the applicable Security Documents.

“Non-Surviving Transaction” has the meaning specified therefor in Section 14.9.

“Non-U.S. Person” means a Person who is not a U.S. person (as defined in Regulation S).

“Note Documents” mean this Indenture, the Securities, the Security Documents, the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Subscription Agreements, and all other agreements, instruments, and other documents executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Security or any other Obligation.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Obligors to the Trustee and the Holders under the Note Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Sections 6.1(f) and (g).  Without limiting the generality of the foregoing, the Obligations of each Obligor under the Note Documents include (a) the obligation to pay principal, pre- and post-judgment interest (whether accruing prior to or after the commencement of any proceeding under the Bankruptcy Code or other laws relating to insolvency or providing relief to debtors), charges, expenses, fees, reasonable attorneys’, appraisers’, investment bankers’ and other professional fees, charges, commissions, and disbursements, including court costs, indemnities and other amounts payable by such Person under the Note Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Trustee or any Holder (in its sole discretion) may without obligation elect to pay or advance on behalf of such Person.

“Obligor” means any Issuer or Guarantor; “Obligors” means the Issuers and the Guarantors.

“Obligor Content or Actions” has the meaning specified therefor in Section 5.1(w)(7).

“Offer Amount” has the meaning specified therefor in Section 2.18(c).

“Offer Period” has the meaning specified therefor in Section 2.18(e).

“Officers’ Certificate” means a certificate signed by two Authorized Officers of both Issuers.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Paid in Full” and “Payment in Full” each mean the occurrence of the indefeasible payment in full in cash and performance of all Senior Lien Obligations.

“Participating Broker-Dealers” shall have the meaning set forth in Section 3.3(a) hereof.

“Paying Agent” has the meaning specified therefor in Section 2.3.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” means a perfection certificate in form and substance satisfactory to the Required Holders.

“Permanent Regulation S Global Security has the meaning specified therefor in Section 2.1(b).

“Permitted Acquisition” means any acquisition satisfying each of the following conditions:

(a)           the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of any Obligor and the proposed acquisition target and including any “earnout” or similar payment obligations) for any acquisition, whether in one transaction or a series of related transactions, shall not exceed $20,000,000;

(b)           if such acquisition is of Capital Stock in any Person, the acquisition shall be of 100% of the Capital Stock of such Person;

(c)           the Holders shall have received (i) reasonable advance notice of such acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such acquisition, (ii) substantially final drafts of the acquisition agreement and related documents at least 5 Business Days prior to the consummation of such acquisition and (iii) on or prior to the date of such acquisition, copies of the final acquisition agreement and related documents certified by an Authorized Officer as being true, correct and complete copies thereof and any other information reasonably requested by the Required Holders; provided, however, no Obligor shall be required to comply with this clause (c) upon the consummation of a Qualified Initial Public Offering or if the value of the acquisition, whether in one transaction or a series of related transactions, and calculated in accordance with clause (a) above does not exceed $500,000; and

(d)           as of the date of consummation of such acquisition and after giving effect to all transactions to occur on such date as part of such acquisition, (i) the representations and warranties set forth in each Note Document shall be true and correct in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default or Event of Default shall be continuing.

“Permitted Hedging Agreement” of any Obligor means any Hedging Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Permitted Indebtedness and in no event for purposes of speculation, which shall have a notional amount no greater than the payments due with respect to the Permitted Indebtedness being hedged thereby.

“Permitted Holders” means (a) Marc H. Bell and his Affiliates and, upon his death, his spouse, lineal descendants and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing (including trustees, officers, directors, managers or members of any such trust or entity) and (b) Daniel Staton and his Affiliates and, upon his death, his spouse, lineal descendants and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing (including trustees, officers, directors, managers or members of any such trust or entity).

“Permitted Indebtedness” means:

(a)           any Indebtedness owing to the Trustee or any Holder under this Indenture and the other Note Documents;

(b)           (i) any Indebtedness owing to any holder of Senior Lien Securities in an aggregate principal amount not to exceed $305,000,000.

(c)           any Indebtedness owing to any holder of Cash Pay Second Lien Securities in an aggregate principal amount not to exceed $13,778,000 as reduced by any principal payments made that are permitted by the Senior Lien Indenture, together with any interest paid at an interest rate not to exceed the interest rate applicable to the Securities;

(d)           any Indebtedness existing on the Issue Date (after application of the proceeds of the issuance of the Securities) and listed on Schedule 5.1(aa) hereto;

(e)           Capitalized Lease Obligations, obligations in respect of sale-lease back transactions, purchase money obligations and unsecured Indebtedness under Credit Facilities on market terms as determined in good faith by the Board of Directors of the applicable Issuer that, together with the amount of any Indebtedness listed on Schedule 5.1(aa) hereto, does not exceed $1,500,000 in aggregate amount at any time outstanding; and

(f)           obligations arising under Permitted Hedging Agreements up to a notional amount of $5,000,000 at any one time outstanding.

“Permitted Investments” means (i) an Investment in any Issuer or a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor) or a Person which will, upon the making of such Investment, become a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor) or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, any Issuer or a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor); (ii) Cash Equivalents; (iii) guarantees of Indebtedness of a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor) given by any Issuer or another Wholly Owned Subsidiary of any Issuer and guarantees of Indebtedness of any Issuer given by any Subsidiary, in each case in accordance with the terms of this Indenture; (iv) Investments, the consideration for which is Capital Stock of any Issuer that is not Disqualified Stock; (v) reasonable and customary payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (vi) stock, obligations or securities received (A) in satisfaction of judgments or settlement of claims, (B) pursuant to any plan of reorganization or similar arrangement pursuant to a bankruptcy or insolvency in settlement of a claim or (C) in connection with the sale or disposition of a Person, assets or business; (vii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits; (viii) Permitted Hedging Agreements; (ix) loans or advances to officers or employees of any Issuer or any Subsidiary (other than a Non-Obligor) that do not exceed $100,000 per Person or $300,000 in the aggregate at any time outstanding; (x) Investments in any Person (other than Marc H. Bell, Daniel Staton or their Affiliates, excluding the Obligors), provided that the aggregate amount of Investments made pursuant to this clause does not exceed $1,000,000; (xi) accounts receivable in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which any Issuer has determined that collection is not likely); and (xii) Investments in Foreign Subsidiaries by Obligors up to $100,000 in the aggregate; provided that if a Foreign Subsidiary repays such Obligor, an Obligor may make additional Investments in Foreign Subsidiaries so long as the aggregate amount of Investments in Foreign Subsidiaries in no event exceeds $100,000 at any one time outstanding.

“Permitted Liens” means:

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 4.1(c);

(c)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Trustee’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens in favor of the Senior Lien Collateral Agent and the Senior Lien Trustee for the benefit of the holders of Senior Lien Securities that are also subject to Liens in favor of Collateral Agent and the Trustee on behalf of the Holders;

(e)           Liens in favor of the Cash Pay Second Lien Collateral Agent and the Cash Pay Second Lien Trustee for the benefit of the holders of the Cash Pay Second Lien Securities that are also subject to Liens in favor of the Collateral Agent and the Trustee on behalf of the Holders;

(f)           Liens existing on the Issue Date and described on Schedule 4.2(a);

(g)           (i) purchase money Liens on property or equipment acquired or held by any Issuer or any other Obligor in the ordinary course of its business to secure the purchase price of such property or equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment or (ii) Liens existing on such property or equipment at the time of its acquisition; provided, however, that in either case (A) no such Lien shall extend to or cover any other property of any Issuer or any other Obligor, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed the amount set forth in clause (e) of the definition of Permitted Indebtedness;

(h)           deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(i)           any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; or (2) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of any Issuer or any other Obligor or the value of such property for the purpose of such business;

(j)           any Lien arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(k)           any Lien in favor of INI, FFN or any of their respective Wholly Owned Subsidiaries that is a Guarantor;

(l)           any Lien encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of any Issuer or any other Obligor if and to the extent arising in the ordinary course of business, including rights of offset and set-off;

(m)           any Lien in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)           Liens securing Permitted Hedging Agreements;

(o)           real property leases or subleases granted to third Persons not interfering with the ordinary course of business of any Issuer or any other Obligor; and

(p)           any Lien securing any extension, renewal, refinancing or replacement, in whole or in part, of any obligation or Indebtedness described in the foregoing clauses so long as no additional collateral is granted as security thereby, the priority of the Lien securing such obligation or Indebtedness is not of higher priority and the amount of Indebtedness is not increased.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“PIK Securities” has the meaning specified therefor in Section 2.14(b).

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Issuers or any ERISA Affiliate or with respect to which the Issuers or any ERISA Affiliate may have any liability.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Indenture plus 3.5%.

“Premises” has the meaning specified therefor in Section 11.5.

“Prior Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of December 6, 2007 among INI, the Subsidiaries of INI as senior guarantors that are party thereto, FFN and the Subsidiaries of FFN as subordinated guarantors that are party thereto, the holders party thereto and U.S. Bank National Association as the administrative agent for such holders, as such agreement has been amended to date.

“Pro Rata Basis” means the percentage obtained by dividing the aggregate outstanding principal amount of the Securities by the aggregate outstanding principal amount of all Securities, or the percentage obtained by dividing the aggregate outstanding principal amount of the Securities or of the outstanding principal amount of the Cash Pay Second Lien Securities by the aggregate outstanding principal amount of all Securities and of all Cash Pay Second Lien Securities, as applicable.

“Pro Rata Share” means, for any Holder, the percentage obtained by dividing the aggregate outstanding principal amount of such Holder’s Securities by the aggregate outstanding principal amount of all Securities; provided, however, in Sections 2.15, 2.18 and 4.2(h) but in each case only to the extent expressly set forth therein, “Pro Rata Share” shall mean, for any Holder or any Cash Pay Second Lien Holder, as the case may be, the percentage obtained by dividing the aggregate outstanding principal amount of such Holder’s Securities or Cash Pay Second Lien Holder’s Cash Pay Second Lien Securities, as applicable, by the aggregate outstanding principal amount of all Securities and of all Cash Pay Second Lien Securities.  The Issuers shall deliver an Officers’ Certificate to the Trustee certifying as to the aggregate outstanding principal amount of the Cash Pay Second Lien Securities as of any date of determination which the Trustee shall be entitled to rely on in calculating the Pro Rata Share hereunder absent manifest error.

“Prospectus” shall mean the prospectus included in, or, pursuant to the rules and regulations of the Securities Act, deemed a part of, a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to such prospectus, and in each case including any document incorporated by reference therein.

“protected purchaser” has the meaning specified therefor in Section 2.10.

“PTO” has the meaning specified therefor in Section 5.1(w)(2).

“Purchase Date” has the meaning specified therefor in Section 2.18(e).

“QIB” means a “qualified institutional buyer” as described in Rule144A(a)(1) under the Securities Act.

“Qualified Cash” means, as of any Determination Date, the amount of unrestricted cash of the Obligors that is on deposit in its deposit accounts that are subject to Account Control Agreements in favor of the Trustee.

“Qualified Initial Public Offering” means an underwritten initial public offering of shares of FFN Common Stock pursuant to a registration statement under the Securities Act with either (i) aggregate gross proceeds to FFN of at least $25,000,000 or (ii) an implied pre-money equity value of FFN of at least $100,000,000.

“Recapitalization” shall mean the repayment in full of the debt set forth on Schedule 1.1 or the exchange of such debt for the Senior Lien Securities or the Second Lien Securities and the termination of commitments thereunder and the release of all guarantees and security in respect thereof.

“Record Date” means June 15 or December 15, as applicable.

“Redemption Date” means, with respect to any redemption of Securities, the date of redemption with respect thereto.

“Registered Intellectual Property” shall mean all United States, international and foreign:  (a) registered trademarks, trade names, service marks, applications to register trademarks, trade names and service marks, intent-to-use and use-based applications to register trademarks, trade names and service marks; (b) registered copyrights and applications for copyright registration; and (c) patents and patent applications (including provisional applications).

“Registrable Securities” shall mean the Initial Securities; provided that the Initial Securities shall cease to be Registrable Securities on the earliest to occur of (i) when a Registration Statement with respect to such Initial Securities has become effective under the Securities Act and such Initial Securities have been exchanged or disposed of pursuant to such Registration Statement, (ii) the later of one year after (a) the Issue Date and (b) any purchase and resale of such Initial Securities by the Issuers or any of its Affiliates and (iii) the date on which such Initial Securities cease to be outstanding.

“Registrar” has the meaning specified therefor in Section 2.3.

“Registration Default” has the meaning specified therefor in Section 3.1(d).

“Registration Expenses” shall mean any and all reasonable and customary expenses incident to performance of or compliance by the Issuers and the Guarantors with Article III, including without limitation: (i) all SEC, stock exchange or Financial Industry Regulatory Authority registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters or Holders in connection with blue sky qualification of any Exchange Securities or Registrable Securities), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus and any amendments or supplements thereto, any underwriting agreements, securities sales agreements or other similar agreements and any other documents relating to the performance of and compliance with Article III, (iv) all rating agency fees, (v) all fees and disbursements relating to the qualification of this Indenture under applicable securities laws, (vi) the fees and disbursements of the Trustee and its counsel, (vii) the fees and disbursements of counsel for the Issuers and the Guarantors and, in the case of a Shelf Registration Statement, the reasonable fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Required Holders) and (viii) the fees and disbursements of the independent public accountants of the Issuers and the Guarantors, including the expenses of any special audits or “comfort” letters required by or incident to the performance of and compliance with Article III, but excluding fees and expenses of counsel to the Underwriters (other than fees and expenses set forth in clause (ii) above) or the Holders (other than fees and expenses set forth in clause (vii) above) and underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“Registration Statement” shall mean any registration statement of the Issuers and the Guarantors that covers any of the Exchange Securities or Registrable Securities pursuant to the provisions of Article III and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the Prospectus contained therein or deemed a part thereof, all exhibits thereto and any document incorporated by reference therein.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Security” has the meaning specified therefor in Section 2.1(b).

“Regulation S Securities” has the meaning specified therefor in Section 2.1(b).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board of Governors or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

“Relevant Interest Payment Date” has the meaning specified therefor in Section 2.14(b).

“Relevant Taxing Jurisdiction” has the meaning specified therefor in Section 2.19(a).

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

“Representative” means the indenture trustee or other trustee, agent or representative for any Senior Debt.

“Required Holders” means the Holders of a majority of the aggregate outstanding principal amount of all Securities.

“Resale Restriction Termination Date” means the date that is one year after the later of the date of original issue and the last date on which the Issuers or Affiliates thereof was the owner of such Securities (or any predecessor thereto).

“Restricted Global Security” has the meaning specified therefor in Section 2.6(d).

“Restricted Period” means the period through and including the 40th day after the later of the commencement of the offering of the Initial Securities and the Issue Date.

“Restricted Securities Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Security, the legend set forth in Section 2.1(d)(2).

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Security” has the meaning specified therefor in Section 2.1(b).

“Rule 144A Securities” has the meaning specified therefor in Section 2.1(b).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Lien Holders” means collectively, the Cash Pay Second Lien Holders and the Holders.

“Second Lien Intercreditor Agreement” means the Intercreditor Agreement dated the date hereof by and among the Issuers, the Guarantors, the Cash Pay Second Lien Trustee, the Cash Pay Second Lien Collateral Agent, the Trustee and the Collateral Agent, as such may be amended or supplemented from time to time in accordance with the terms of this Indenture.

“Second Lien Securities” means collectively, the Cash Pay Second Lien Securities and the  Securities.

“Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securities Custodian” means the custodian with respect to the Global Security (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Securities Register” has the meaning specified therefor in Section 2.3.

“Security and Pledge Agreement” means the Security and Pledge Agreement, dated the date hereof, made by the Issuers and each Guarantor in favor of the Collateral Agent for the ratable benefit of the Holders and the Cash Pay Second Lien Holders, entered into in connection with the transactions contemplated hereof, as the same may be further amended or otherwise modified from time to time.

“Security Documents” means the Security and Pledge Agreement, the Copyright Security Assignment, the Trademark Security Assignment, the Account Control Agreements, any additional Account Control Agreement(s) entered into after the date hereof, and all other documents, instruments and agreements executed or delivered in connection with the granting, attachment, perfection, priority, maintenance, or enforcement of the Trustee’s Liens.

“Senior Debt” means the Senior Lien Obligations and a Permitted Refinancing (as defined in the Intercreditor Agreement) thereof.

“Senior Lien Collateral Agent” means the collateral agent for the Senior Lien Securities appointed pursuant to the Senior Lien Indenture, and any successor thereto.

“Senior Lien Holder” means a holder of a Senior Lien Security, and includes any assignee or transferee of any Senior Lien Security.

“Senior Lien Indenture” means that certain Indenture dated as of even date herewith by and among the Issuers, the Guarantors, and the Senior Lien Trustee, as such may be amended or supplemented from time to time.

“Senior Lien Obligations” means all “Obligations” as defined in the Senior Lien Indenture.

“Senior Lien Securities” means the 14% Senior Secured Notes due 2013 issued by the Issuers in the original aggregate principal amount of $305,000,000 pursuant to the Senior Lien Indenture.

“Senior Lien Trustee” means U.S. Bank National Association, as trustee for the holders of the Senior Lien Securities, and any successor thereto.

“Shelf Effectiveness Period” shall have the meaning set forth in Section 3.1(b) hereof.

“Shelf Registration” shall mean a registration effected pursuant to Section 3.1(b) hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Issuers and the Guarantors that covers all or a portion of the Registrable Securities on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein or deemed a part thereof, all exhibits thereto and any document incorporated by reference therein.

“Significant Relationship” has the meaning specified therefor in Section 5.1(cc).

“Social Networking Services” means services whose primary or material focus, element or facet is the selecting, forging or buttressing of personal relationships and interactions.

“Staff” shall mean the staff of the SEC.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subject Property” has the meaning specified therefor in Section 2.18(d).

“Subordinated Obligation” means, with respect to any Obligor, any Indebtedness of such Obligor whether outstanding on the Issue Date or thereafter incurred which is subordinate or junior in right of payment to the Securities or a Guaranty of such Obligor, as the case may be, pursuant to a written agreement to that effect on terms satisfactory to the Required Holders, and which is either unsecured or secured by Liens that are subordinate or junior in priority to the Liens securing the Obligations, pursuant to a written agreement to that effect on terms satisfactory to the Required Holders.

“Subscription Agreements” means the subscription agreements described on Schedule 1.3 attached hereto.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership of limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Substituted Property” has the definition specified therefor in Section 14.9.

“Surviving Transaction” has the definition specified therefor in Section 14.9.

“Target Registration Date” shall mean the date that is 240 days after the consummation of a Qualified Initial Public Offering.

“Taxes” has the meaning specified therefor in Section 2.19(a).

“Temporary Regulation S Global Security” has the meaning specified therefor in Section 2.1(b).

“Total Debt Ratio” means, as of any Determination Date, the ratio of (a) all Indebtedness of FFN and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Trademark Security Assignment” means the Trademark Security Assignment, dated as of the date hereof, executed and delivered by the Obligors to the Trustee for the ratable benefit of the Holders, in connection with the closing of the transactions contemplated hereof, as the same may be amended or otherwise modified from time to time.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date of this Indenture.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and any other successors thereto.

“Trustee Advances” means such disbursements and advances which the Trustee, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof or to pay any other amount chargeable to the Issuers pursuant to the terms of this Indenture.

“Trustee’s Account” means an account at a bank designated by the Trustee (which may be the Trustee if it is a bank) from time to time as the account into which the Obligors shall make all payments to the Trustee for the benefit of the Trustee and the ratable benefit of the Holders under this Indenture and the other Note Documents.

“2009 Letter Agreement” means that certain letter agreement dated October 8, 2009 executed by the Issuers, Andrew B. Conru Trust Agreement with Andrew B. Conru as trustee, Mapstead Trust, created on April 16, 2002, with Lars and Marin Mapstead as trustees, Andrew B. Conru, Lars Mapstead, Daniel Staton and Marc H. Bell, as amended to and including the Issue Date.

“Underwriter” shall have the meaning set forth in Section 3.2(e) hereof.

“Underwritten Offering” shall mean an offering in which Registrable Securities are sold to an Underwriter for reoffering to the public.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.4.

“Unrestricted Global Security” has the meaning specified therefor in Section 2.6(d).

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“VAT” means value added tax.

“VAT Liability” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations, but excluding all such amounts arising in connection with pursuit of indemnification and other damages and remedies concerning the VAT Liability), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to payment of VAT by any Obligor.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than any directors’ qualifying shares) is owned by the Issuers or one or more other Wholly Owned Subsidiaries of the Issuers.

SECTION 1.2.                           Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

“indenture securities” means the Securities.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuers and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.3.                           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Indenture in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Indenture, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and (f) except as otherwise specifically provided, any reference to a statute or law shall mean that statute or law as enacted, amended and in effect from time to time.  References in this Indenture to “determination” by the Trustee include good faith estimates by the Trustee (in the case of quantitative determinations) and good faith beliefs by the Trustee (in the case of qualitative determinations).

SECTION 1.4.                           Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements, subject to any “fresh-start” accounting adjustments consistent with GAAP.  All terms used in this Indenture which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the respective meanings herein set forth therein; provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Trustee may otherwise determine.

SECTION 1.5.                           Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Trustee or any Holder, such period shall in any event consist of at least one full day.

ARTICLE II

THE SECURITIES

SECTION 2.1.                           Form, Dating and Terms.

(a)           The Initial Securities issued on the date hereof will be in an aggregate principal amount of $232,457,118.  In addition, the Issuers may issue Additional Securities in accordance with Section 2.14(b) and Section 2.21 of this Indenture and Exchange Securities in accordance with the provisions of this Indenture.  Furthermore, Securities may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Securities pursuant to Section 2.2, 2.6, 2.10, 2.12, or 9.5.

The Initial Securities shall be known and designated as “Non-Cash Pay Secured Notes, Series A, due 2014” of the Issuers.  Exchange Securities shall be known and designated as “Non-Cash Pay Secured Notes, Series B, due 2014” of the Issuers.

The Initial Securities, the Additional Securities and the Exchange Securities shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Securities, the Additional Securities and the Exchange Securities will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Securities, the Additional Securities or the Exchange Securities shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)           (i) The Initial Securities will be sold initially only to IAIs and to accredited investors (as defined in Rule 501 of Regulation D under the Securities Act) in reliance on Section 4(2) of the Securities Act.  Initial Securities shall be issued in the form of Definitive Securities.  Such Initial Securities may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Regulation D of the Securities Act and pursuant to Rule 144 issued under the Securities Act, in each case, in accordance with the procedures described herein.  In addition, the Andrew B. Conru Trust Agreement, Andrew B. Conru Trustee, may transfer Securities to one entity, a majority of the Voting Stock of which shall be owned by the Andrew B. Conru Trust Agreement, Andrew B. Conru Trustee.

(ii) Initial Securities in the form of Definitive Securities that are transferred to IAIs and to accredited investors (as defined in Rule 501 of Regulation D under the Securities Act) in the United States of America (the “Rule 144A Securities”) shall be issued in the form of Definitive Securities, or, if available, in the form of a permanent Global Security.  Any such Global Security shall be issued in the form of a permanent Global Security substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Security”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Security may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Securities, which were offered and sold outside the United States of America (the “Regulation S Securities”), that are transferred during the Restricted Period (as defined below) to Persons in reliance on Regulation S shall be issued in the form of Definitive Securities or, if available, in the form of a permanent Global Security.  Any such Global Security shall be issued in the form of a temporary Global Security (the “Temporary Regulation S Global Security”), without interest coupons that are transferred during the Restricted Period to Persons.  Beneficial interests in the Temporary Regulation S Global Security will be exchanged for beneficial interests in a corresponding permanent global Security, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Security” and, together with the Temporary Regulation S Global Security, each a “Regulation S Global Security”) within a reasonable period after the expiration of the Restricted Period upon delivery of the certification contemplated by Section 2.7.  Initial Securities, which were offered and sold outside the United States of America, in the form of Definitive Securities that are transferred after the Restricted Period shall be issued in the form of Definitive Securities or, if available, in the form of a Permanent Regulation S Global Security.  Each Regulation S Global Security will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).  Prior to the expiration of the Restricted Period, interests in the Temporary Regulation S Global Security may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in a Global Security in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Security through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems.  If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Security on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.  Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Security in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Security may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Exchange Securities exchanged for interests in the Rule 144A Securities and the Regulation S Notes will be issued in the form of a permanent global Security, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.1(d) (the “Exchange Global Security”).  The Exchange Global Security will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Exchange Global Security may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

The Rule 144A Global Security, the Regulation S Global Security, and the Exchange Global Security are sometimes collectively herein referred to as the “Global Securities.”

The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.1(d).  The Issuers shall approve any notation, endorsement or legend on the Securities.  Each Security shall be dated the date of its authentication.  The terms of the Securities set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)           Denominations.  The Securities shall be issuable only in fully registered form, without coupons, and only in denominations of $50,000 and any integral multiple of $1 in excess thereof.

(d)           Restrictive Legends.  Unless and until (i) an Initial Security issued as a Restricted Security is sold under an effective registration statement or (ii) an Initial Security issued as a Restricted Security is exchanged for an Exchange Security in connection with an effective registration statement, in each case pursuant to Article III hereof:

(1)           the Rule 144A Global Security, the Regulation S Global Security and each Definitive Security that is an Initial Security shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS EITHER (1) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (2) AN “ACCREDITED INVESTOR” AS DESCRIBED IN RULE 501 UNDER THE SECURITIES ACT OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS SECURITY) AND THE LAST DATE ON WHICH INTERACTIVE NETWORK, INC. AND FRIENDFINDER NETWORKS INC.(THE “ISSUERS”) OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY OR ANY PREDECESSOR OF THIS SECURITY, OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY OF THEIR SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S, (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (F) PURSUANT TO A TRANSACTION PERMITTED BY SECTION 2.1(b)(i) OF THE INDENTURE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE ISSUERS AND THE TRUSTEE SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

(2)           the Temporary Regulation S Global Security shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL SECURITY.  PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL SECURITY IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.  TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3)           Each Global Security, whether or not an Initial Security, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.  TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4)           Each Security issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES.  THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUERS AT THE FOLLOWING ADDRESS:  FRIENDFINDER NETWORKS INC., 6800 BROKEN SOUND PARKWAY NW, SUITE 200, BOCA RATON, FLORIDA 33487, ATTENTION:  GENERAL COUNSEL.

(e)           Book-Entry Provisions.  This Section 2.1(e) shall apply only to Global Securities deposited with the Trustee, as custodian for DTC.

(1)           Each Global Security initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d).  Transfers of a Global Security (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.1(e)(5) and 2.1(f).  If a beneficial interest in a Global Security is transferred or exchanged for a beneficial interest in another Global Security, the Trustee will (x) record a decrease in the principal amount of the Global Security being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Security.  Any beneficial interest in one Global Security that is transferred to a Person who takes delivery in the form of an interest in another Global Security, or exchanged for an interest in another Global Security, will, upon transfer or exchange, cease to be an interest in such Global Security and become an interest in the other Global Security and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest.

(2)           Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Security, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Security.

(3)           In connection with any transfer of a portion of the beneficial interest in a Global Security pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Securities, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Securities of like tenor and amount.

(4)           In connection with the transfer of an entire Global Security to beneficial owners pursuant to Section 2.1(f), such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.

(5)           The registered Holder of a Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(6)           Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

(f)           Definitive Securities.

(1)           Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.1(e)(3) or (4) shall, except as otherwise provided by Section 2.6(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Security set forth in Section 2.1(d) except as provided in Section 2.6.

(2)           If a Definitive Security is transferred or exchanged for a beneficial interest in a Global Security, the Trustee will (x) cancel such Definitive Security, (y) record an increase in the principal amount of such Global Security equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Security, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Security representing the principal amount not so transferred.

(3)           If a Definitive Security is transferred or exchanged for another Definitive Security, (x) the Trustee will cancel the Definitive Security being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Securities in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Security (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Security, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Securities in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Securities, registered in the name of the Holder thereof.

(4)           Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Security be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Security prior to the end of the Restricted Period.

SECTION 2.2.                           Execution and Authentication.  An Authorized Officer shall sign the Securities for each Issuer by manual or facsimile signature.  If the Authorized Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized officer of the Trustee manually authenticates the Security.  The signature of the Trustee on a Security shall be conclusive evidence that such Security has been duly and validly authenticated and issued under this Indenture.  A Security shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery:  (1) Initial Securities for original issue on the Issue Date in an aggregate principal amount of $232,457,118, (2) from time to time as required or permitted by this Indenture, Additional Securities as payment of payment-in-kind interest, (3) as permitted by Section 2.21, Additional Securities issued pursuant to the 2009 Agreement, (4) Exchange Securities for issue only in an exchange offer pursuant to Article III or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Securities of an equal principal amount and (5) under the circumstances set forth in Section 2.6(b), Section 2.6(c) and Section 2.6(d), Initial Securities in the form of an Unrestricted Global Security, in each case upon a written order of the Issuers signed by an Authorized Officer of each Issuer (the “Company Order”).  Such Company Order shall specify whether the Securities will be in the form of Definitive Securities or Global Securities, the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and whether the Securities are to be Initial Securities or Exchange Securities.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Securities.  Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Securities whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuers or any Guarantor, pursuant to Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuers or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Section 10.2, as applicable, any of the Securities authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Securities executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Securities surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Securities as specified in such order for the purpose of such exchange.  If Securities shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Securities, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Securities at the time outstanding for Securities authenticated and delivered in such new name.

SECTION 2.3.                           Registrar and Paying Agent; Conversion Agent.  The Issuers shall maintain in New York, New York an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and may be surrendered for conversion (the “Conversion Agent”) and an office or agency where Securities may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Securities and of their transfer and exchange (the “Securities Register”).  The Issuers may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuers shall enter into an appropriate agency agreement with any Registrar, Paying Agent or Conversion Agent not a party to this Indenture, which shall incorporate the terms of the TIA to the extent required.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuers shall notify the Trustee of the name and address of each such agent.  If the Issuers fail to maintain a Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Issuers or any of their wholly owned Subsidiaries organized in the United States may act as Paying Agent, Registrar, transfer agent or Conversion Agent.

The Issuers initially appoint the Trustee as Registrar, Paying Agent and Conversion Agent for the Securities.  The Issuers may remove any Registrar, Paying Agent or Conversion Agent upon written notice to such Registrar, Paying Agent or Conversion Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar, Paying Agent or Conversion Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar, Paying Agent or Conversion Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar, Paying Agent or Conversion Agent may resign at any time upon written notice to the Issuers and the Trustee.

SECTION 2.4.                           Paying Agent to Hold Money in Trust.  By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Securities (whether such assets have been distributed to it by the Issuers or other obligors on the Securities), shall notify the Trustee in writing of any default by the Issuers or any Guarantor in making any such payment and shall during the continuance of any default by the Issuers (or any other obligor upon the Securities) in the making of any payment in respect of the Securities, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Securities together with a full accounting thereof.  If the Issuers or a Subsidiary of the Issuers acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuers or a Subsidiary of the Issuers) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuers, the Trustee shall serve as Paying Agent for the Securities.

SECTION 2.5.                           Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a) to the extent required.  If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuers, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuers shall otherwise comply with TIA § 312(a) to the extent required.

SECTION 2.6.                           Transfer and Exchange.  A Holder may transfer a Security (or a beneficial interest therein) to another Person or exchange a Security (or a beneficial interest therein) for another Security or Securities of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6.  The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register.  The transfer or exchange of any Security (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Security (or a beneficial interest therein), the applicable rules and procedures of DTC, and Euroclear and Clearstream.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(a)           Transfers of Rule 144A Securities.  The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Security prior to the date which is one year after the later of the date of its original issue and the last date on which the Issuers or any Affiliate of the Issuers was the owner of such Securities (or any predecessor thereto):

(1)           a registration of transfer of a Rule 144A Security or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the Assignment Form as set forth on the reverse of the Security that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Security to a transferee in the form of a beneficial interest in that Rule 144A Global Security in accordance with this Indenture and the applicable procedures of DTC.

(2)           a registration of transfer of a Rule 144A Security or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuers, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and

(3)           a registration of transfer of a Rule 144A Security or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Issuers, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.

(b)           Transfers of Regulation S Securities.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Security prior to the expiration of the Restricted Period:

(1)           a transfer of a Regulation S Security or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)           a transfer of a Regulation S Security or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuers or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(3)           a transfer of a Regulation S Security or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Issuers, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Issuers.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(c)           Restricted Securities Legend.  Upon the transfer, exchange or replacement of Securities not bearing a Restricted Securities Legend, the Registrar shall deliver Securities that do not bear a Restricted Securities Legend.  Upon the transfer, exchange or replacement of Securities bearing a Restricted Securities Legend, the Registrar shall deliver only Securities that bear a Restricted Securities Legend unless (i) Initial Securities are being exchanged for Exchange Securities in an exchange offer pursuant to Article III, in which case the Exchange Securities shall not bear a Restricted Securities Legend, (ii) an Initial Security is being transferred pursuant to the Shelf Registration Statement or other effective registration statement, (iii) Initial Securities are being exchanged for Securities that do not bear the Restricted Securities Legend in accordance with Section 2.6(d) or (iv) there is delivered to the Registrar an opinion of counsel reasonably satisfactory to the Issuers and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(d)           Automatic Exchange from Global Security Bearing Restricted Securities Legend to Global Security Not Bearing Restricted Securities Legend.  After the first anniversary of the Issue Date and upon compliance with the following procedures, beneficial interests in a Global Security bearing the Restricted Securities Legend (a “Restricted Global Security”) shall be exchanged for beneficial interests in a Global Security not bearing the Restricted Securities Legend (an “Unrestricted Global Security”).  To the extent any Exchange Securities are outstanding at the time of any exchange, such Unrestricted Global Security shall be the Global Security representing such Exchange Securities, if permitted by applicable law and the applicable procedures of DTC.  In order to effect such exchange, the Issuers shall provide written notice to the Trustee instructing the Trustee to (1) direct DTC to transfer the specified amount of the outstanding beneficial interests in a particular Restricted Global Security to an Unrestricted Global Security and provide DTC with all such information as is necessary for DTC to appropriately credit and debit the relevant Holder accounts and (2) provide prior written notice to all Holders of such exchange, which notice must include the date such exchange is proposed to occur, the CUSIP number of the relevant Restricted Global Security and the CUSIP number of the Unrestricted Global Security into which such Holders’ beneficial interests will be exchanged.  As a condition to any such exchange pursuant to this Section 2.6(d), the Trustee shall be entitled to receive from the Issuers, and rely upon conclusively without any liability, an Officers’ Certificate and an Opinion of Counsel to the Issuers, in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of beneficial interests to the Unrestricted Global Security shall be effected in compliance with the Securities Act.  The Issuers may request from Holders such information they reasonably determine is required in order to be able to deliver such Officers’ Certificate and Opinion of Counsel, including certification from Holders that they are not Affiliates of the Issuers and have not knowingly acquired their beneficial interests in the Restricted Global Security from any Affiliate of the Issuers.  Upon such exchange of beneficial interests pursuant to this Section 2.6(d), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Security and the Unrestricted Global Security, respectively, equal to the principal amount of beneficial interests transferred.  Following any such transfer pursuant to this Section 2.6(d) of all of the beneficial interests in a Restricted Global Security, such Restricted Global Security shall be cancelled.

(e)           Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6.  The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(f)           Obligations with Respect to Transfers and Exchanges of Securities.

(1)           To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Securities and Global Securities at the Registrar’s request.

(2)           No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 2.18, 7.8 or 9.5).

(3)           The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Security (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption.

(4)           Prior to the due presentation for registration of transfer of any Security, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Security is registered as the owner of such Security for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Securities attached hereto as Exhibits A and B) interest on such Security and for all other purposes whatsoever, including without limitation the transfer or exchange of such Security, whether or not such Security is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(5)           Any Definitive Security issued in exchange for an interest in a Global Security pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Security set forth in Section 2.1(d).

(6)           All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(g)           No Obligation of the Trustee.

(1)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Securities (or other security or property) under or with respect to such Securities.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Securities shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Security).  The rights of beneficial owners in any Global Security shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(2)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among DTC participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(h)           Affiliate Holders.  By accepting a beneficial interest in a Global Security, any Person that is an Affiliate of the Issuers agrees to give notice to the Issuers, the Trustee and the Registrar of the acquisition and its Affiliate status.

SECTION 2.7.                           Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

U.S. Bank National Association, as Trustee
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:  Kathy L. Mitchell, VP (FFN + INI 2010 [Second] Lien Indenture)

Re:  Interactive Network, Inc. and FriendFinder Networks Inc. (the “Issuers”) Non-Cash Pay Secured Notes due 2014 (the “Securities”)

Ladies and Gentlemen:

This letter relates to Securities represented by a temporary global security (the “Temporary Regulation S Global Security”).  Pursuant to Section 2.1 of the Indenture dated as of October 27, 2010 relating to the Securities (the “Indenture”), we hereby certify that the Persons who are the beneficial owners of $[ ] principal amount of Securities represented by the Temporary Regulation S Global Security are Persons outside the United States to whom beneficial interests in such Securities could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended.  Accordingly, you are hereby requested to issue a Permanent Regulation S Global Security representing the undersigned’s interest in the principal amount of Securities represented by the Temporary Regulation S Global Security, all in the manner provided by the Indenture.

We certify that we [are][are not] an Affiliate of the Issuers.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

   [Name of Transferor]

By	_____________________________________

_____________________________________
Authorized Signature
cc:           Interactive Network, Inc. and
FriendFinder Networks Inc.

SECTION 2.8.                           Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

U.S. Bank National Association, as Trustee
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:  Kathy L. Mitchell, VP (FFN + INI 2010 [Second] Lien Indenture)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the Non-Cash Pay Secured Notes due 2014 (the “Securities”) of Interactive Network, Inc. and FriendFinder Networks Inc. (the “Issuers”).

Upon transfer, the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.           We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $50,000 principal amount of the Securities, and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Securities and we invest in or purchase securities similar to the Securities in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.           We understand that the Securities have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is one year after the later of the date of original issue and the last date on which the Issuers or any affiliate of the Issuers was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a Person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Securities of $50,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Securities is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers and the Trustee.

3.           We [are][are not] an Affiliate of the Issuers.

TRANSFEREE:  _____________________

BY:  ________________________________

cc:           Interactive Network, Inc. and
FriendFinder Networks Inc.

SECTION 2.9.                           Form of Certificate to be Delivered in Connection with Transfers of Beneficial Interests in a Rule 144A Security Pursuant to Regulation S.

[Date]

U.S. Bank National Association, as Trustee
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:  Kathy L. Mitchell, VP (FFN + INI 2010 [Second] Lien Indenture)

Re:  Interactive Network, Inc. and FriendFinder Networks Inc.
Non-Cash Pay Secured Notes due 2014 (the “Securities”)

Ladies and Gentlemen:

In connection with our proposed sale of $[ ] aggregate principal amount of the Securities, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)           the offer of the Securities was not made to a Person in the United States;

(b)           either (i) at the time the buy order was originated, the transferee was outside the United States or we and any Person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any Person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuers and, to our knowledge, the transferee of the Securities [is][is not] an Affiliate of the Issuers.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

   [Name of Transferor]

By	_____________________________________

_____________________________________
Authorized Signature

cc:           Interactive Network, Inc. and
FriendFinder Networks Inc.

SECTION 2.10.                           Mutilated, Destroyed, Lost or Stolen Securities.  If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers or the Trustee that such Security has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers or Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Security, a protected purchaser of the Security for which such replacement Security was issued presents for payment or registration such replaced Security, the Trustee or the Issuers shall be entitled to recover such replacement Security from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith.  If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Security is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Security has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Security, pay such Security.

Upon the issuance of any new Security under this Section 2.10, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Security issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Securities, whether or not the mutilated, destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 2.11.                           Outstanding Securities.  Securities outstanding at any time are all Securities authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Security does not cease to be outstanding in the event the Issuers or an Affiliate of the Issuers holds the Security; provided, however, that (i) for purposes of determining which are outstanding for determining whether the Holder has concurred in any direction, waiver or consent, the provisions of Section 12.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Securities are present at a meeting of Holders or have consented to or voted in favor of any direction, consent, or waiver, or relying upon any such direction, consent or vote, only Securities which a Trust Officer of the Trustee actually knows to be held by the Issuers or an Affiliate of the Issuers shall not be considered outstanding.

If a Security is replaced pursuant to Section 2.10 (other than a mutilated Security surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Security is held by a protected purchaser.  A mutilated Security ceases to be outstanding upon surrender of such Security and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.12.                           Temporary Securities.  In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Securities.  Temporary Securities shall be substantially in the form, and shall carry all rights and limitations (including but not limited to Section 2.1(d)(5)), of Definitive Securities but may have variations that the Issuers consider appropriate for temporary Securities.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Securities.  After the preparation of Definitive Securities, the temporary Securities shall be exchangeable for Definitive Securities upon surrender of the temporary Securities at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Securities, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Securities representing an equal principal amount of Securities.  Until so exchanged, the Holder of temporary Securities shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Securities.

SECTION 2.13.                           Cancellation.  The Issuers at any time may deliver Securities to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Securities in accordance with its internal policies and customary procedures including delivery of a certificate describing such Securities disposed (subject to the record retention requirements of the Exchange Act) or deliver canceled Securities to the Issuers pursuant to written direction by an Authorized Officer of each Issuer.  If the Issuers or any Guarantor acquire any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13.  The Issuers may not issue new Securities to replace Securities they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

SECTION 2.14.                           Payment of Interest.  (a) General.  Interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the regular Record Date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

(b)           Payment of Interest.

(i)           Subject to clause (iii) below, the Issuers shall pay interest on the Securities at the rate of 11.5% per annum  or if there is a continuing Event of Default, at the Post Default Rate per annum payable semi-annually in arrears in cash and/or Additional Securities in the manner provided below.

(ii)           The principal of (and premium, if any) and interest on the Securities shall be payable at the office or agency of the Issuers maintained for such purpose in New York, New York, or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Issuers, each installment of cash interest may be paid by (A) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register or (B) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this clause (ii).  Notwithstanding anything to the contrary set forth in the immediately preceding sentence, cash payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Cash payments in respect of Securities represented by Definitive Securities (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 in aggregate principal amount of Securities represented by Definitive Securities will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

(iii)           Until the Senior Lien Securities have been Paid in Full, interest on the Securities (including at the Post-Default Rate) shall not be payable in cash, but rather shall be payable in-kind through the issuance of Additional Securities in lieu of cash (the “PIK Securities”).

(iv)           Upon the Payment in Full of the Senior Lien Obligations, the Issuers may pay interest in cash or in PIK Securities, or a combination of both.  Not later than thirty (30) days prior to any Interest Payment Date occurring thereafter, the Boards of Directors of the Issuers shall make the following determination:  whether any portion or all of the interest to be paid on such Interest Payment Date (the “Relevant Interest Payment Date”) shall be paid in cash or, instead, in PIK Securities (such determination, the “Interest Determination”).  If the Boards of Directors make the Interest Determination that the entire amount of the interest be paid in cash, then the interest shall be payable only in cash.  If the Boards of Directors make the Interest Determination that any portion or the entire amount of the interest be paid in PIK Securities, a notice of such Interest Determination (a “Determination Notice”), shall be sent to the Holders not more than thirty (30) nor fewer than fifteen (15) days prior to the Relevant Interest Payment Date.  The Determination Notice shall describe in reasonable detail, among other things:  (A) the Interest Determination and (B) the Interest Payment Date to which such Determination Notice relates.  The Determination Notice shall be deemed delivered on the fifth Business Day after deposit in the mails pursuant to the requirements of Section 12.2.

(v)           If the Issuers are required to pay interest in-kind through the issuance of Additional Securities in lieu of cash pursuant to paragraphs (iii) and (iv) above, then the Issuers shall promptly deliver to the Trustee an Officers’ Certificate notifying the Trustee of the aggregate amount of such Additional Securities to be issued, and specifying the amount of Additional Securities to be issued through the issuance of additional Definitive Securities and the amounts to be issued through increases in the Global Securities.  On or after the date of such Officers’ Certificate but not less than 2 Business Days prior to the Relevant Interest Payment Date, the Issuers shall deliver to the Trustee any additional Definitive Securities to be issued, which additional Definitive Securities shall have been duly executed by the Issuers in the manner provided in Section 2.2.  On the Relevant Interest Payment Date the Trustee shall record increases in the Global Securities and authenticate additional Definitive Securities, as appropriate, in the aggregate principal amounts required to pay such portion of the interest.

(vi)           Each Additional Security is an additional obligation of the Issuers and the Guarantors and shall be governed by, and entitled to the benefits of, this Indenture and shall be subject to the terms of this Indenture (including the Guaranties), shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Securities (except, as the case may be, with respect to the issuance date and aggregate principal amount), and shall have the benefit of all Liens securing Securities.

Subject to the foregoing provisions of this Section 2.14, each Security delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

SECTION 2.15.                           Apportionment of Payments.

(a)           Subject to the terms of the Intercreditor Agreement and the Second Lien Intercreditor Agreement, all payments of principal and cash interest in respect of outstanding Securities and all payments of fees and all other payments in respect of any other Obligations, shall be allocated by the Trustee among such of the Holders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Securities, as designated by the Person making payment when the payment is made.

(b)           After the occurrence and during the continuance of an Event of Default, the Trustee may, and upon the direction of the Required Holders, shall, apply all cash payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Indenture, the Intercreditor Agreement and the Second Lien Intercreditor Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Trustee and the Collateral Agent until paid in full; (ii) second, ratably to pay interest due in respect of the Securities and Trustee Advances until paid in full; (iii) third, ratably to pay principal of the Securities and Trustee Advances (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations) until paid in full; and (iv) fourth, to the ratable payment of all other Obligations then due and payable.

(c)           In the event of a direct conflict between the priority provisions of this Section 2.15 and other provisions contained in any other Note Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Intercreditor Agreement shall control and govern.  In the event of any actual, irreconcilable conflict that cannot be resolved between the Intercreditor Agreement and the Second Lien Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall control and govern.

SECTION 2.16.                           Computation of Interest.  Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.17.                           Optional Redemption of Securities.

(a)           Optional Redemption of Securities.  On or after the Payment in Full of the Senior Lien Obligations, the Issuers may redeem the Securities, in whole but not in part, upon not less than 30 days’ prior written notice to the Holders and the Trustee, at a redemption price (expressed as a percentage of principal amount thereof) equal to 100% of the principal amount of the Securities, plus accrued and unpaid interest thereon, to the Redemption Date.

(b)           Applicability of Article.  Redemption of Securities at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with this Section.

(c)           Election to Redeem; Notice to Trustee.  The election of the Issuers to redeem any Securities pursuant to the terms of this Indenture shall be evidenced by Board Resolutions of the Issuers.  In case of any redemption at the election of the Issuers, the Issuers shall, upon not later than 45 days prior to the Redemption Date fixed by the Issuers (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Securities to be redeemed pursuant to this Indenture.  Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

(d)           Notice of Redemption.  Notice of redemption shall be given in the manner provided for in this Indenture not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed.  At the Issuers’ request, the Trustee shall give notice of redemption in the Issuers’ names and at the Issuers’ expense; provided, however, that the Issuers shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice at the Issuers’ expense and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(1)	the Redemption Date,

(2)	the amount of accrued interest to the Redemption Date payable as provided below, if any,

(3)
that on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date payable as provided below) will become due and payable upon each such Security to be redeemed, and, unless the Issuers default in making the redemption payment, that interest on Securities called for redemption will cease to accrue on and after said date,

(4)	the place or places where such Securities are to be surrendered for payment of the redemption price and accrued interest, if any,

(5)	the name and address of the Paying Agent,

(6)	that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(7)
the CUSIP, Common Code and ISIN numbers, if applicable, and that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Securities, and

(8)
if the Redemption Date is after the consummation of a Qualified Initial Public Offering, information indicating the reasonably satisfactory existence of the Issuers’ financial capability to satisfy such redemption obligations.

(e)           Deposit of Redemption Price.  Prior to 11:00 a.m., New York City time, on any Redemption Date, the Issuers shall deposit with the Trustee or with a Paying Agent (or, if the Issuers or any of the Issuers’ Subsidiaries are acting as their own Paying Agent, segregate and hold in trust as provided in this Indenture) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Securities which are to be redeemed on that date, other than Securities or portions of Securities called for redemption that are beneficially owned by the Issuers and have been delivered by the Issuers to the Trustee for cancellation.

(f)           Securities Payable on Redemption Date.  Notice of redemption having been given as aforesaid, unless the Securities are converted pursuant to Article XIV prior to the Redemption Date, the Securities or portions of Securities so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Issuers shall default in the payment of the redemption price and accrued interest) such Securities shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the redemption price and, subject to the next sentence, unpaid interest on such Securities to the Redemption Date.  Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Issuers at the redemption price, together with accrued interest, if any, to the Redemption Date.

If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the Post-Default Rate borne by the Securities.

SECTION 2.18.                           Mandatory Prepayment of Securities; Offers to Purchase Securities.

(a)           On the 35th day (or the next succeeding Business Day if the 35th day is not a Business Day) after the end of each Fiscal Quarter occurring after the Payment in Full of the Senior Lien Obligations, the Issuers shall make principal payments on the Securities and the Cash Pay Second Lien Securities in proportion to their respective Pro Rata Shares, in an aggregate amount equal to 75% of the Excess Cash Flow (if any) of the Issuers and their Subsidiaries for such quarterly period.  Such principal repayments from Excess Cash Flow shall be paid in cash equal to 102% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of repayment.  The Issuers will provide written notice to the Trustee describing the amount of any payment to be made pursuant to this Section 2.18(a) no later than fifteen (15) days prior to the date any payment is required to be made pursuant to the terms hereof.

(b)           Upon the occurrence of any Change of Control occurring after the Payment in Full of the Senior Lien Obligations, each Holder of Securities will have the right to require the Issuers to repurchase all or any part of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”) at a price to be paid in cash equal to 110.0% of the unpaid aggregate principal amount thereof plus any accrued and unpaid interest thereon (the “Change of Control Purchase Price”), to the date of repurchase (the “Change of Control Purchase Date”).  If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Security is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who validly tender Securities pursuant to the Change of Control Offer in respect of such Interest Payment Date.

Within thirty days following any Change of Control occurring after the Payment in Full of the Senior Lien Obligations, the Issuers shall provide a notice to the Trustee, which the Trustee shall promptly mail to each Holder.  The notice, which shall govern the terms of the Change of Control Offer, shall state, among other things:

(i)           that a Change of Control has occurred and a Change of Control Offer is being made as provided for herein that each Holder has the right to require the Issuers to purchase such Holder’s Securities at the Change of Control Purchase Price, and that, although Holders are not required to tender their Securities, all Securities that are validly tendered shall be accepted for payment;

(ii)           the circumstances giving rise to the Change of Control;

(iii)           the Change of Control Purchase Price and the Change of Control Payment Date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed;

(iv)           unless the Issuers default in making such payment, any Security accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment Date) shall cease to accrue interest after the Change of Control Payment Date;

(v)           that any Securities (or portions thereof) not validly tendered shall continue to accrue interest;

(vi)           that any Holder electing to have a Security purchased pursuant to any Change of Control Offer shall be required to surrender the Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, or transfer by book entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three (3) Business Days before the Change of Control Payment Date;

(vii)           that Holders shall be entitled to withdraw their election if the Issuers, the depositary or the Paying Agent, as the case may be, receive, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Security purchased;

(viii)           the instructions and any other information necessary to enable Holders to tender their Securities (or portions thereof) and have such Securities (or portions thereof) purchased pursuant to the Change of Control Offer; and

(ix)           that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities; provided that such new Security must be equal to $1,000 principal amount and integral multiples of $1.00 in addition thereto.

A Holder of a Global Security may exercise its option to elect for the purchase of its Global Security pursuant to a Change of Control Offer through the facilities of the DTC subject to its rules and regulations.

On the Change of Control Payment Date, the Issuers shall, to the extent lawful, (1) accept for payment all Securities or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions thereof so tendered and (3) [deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions thereof being repurchased by the Issuers.  The Paying Agent shall promptly (but in any case not later than five days after the Change of Control Payment Date) mail to each Holder of Securities so tendered the Change of Control Payment for such Securities, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Security shall be in a principal amount of $1,000 or integral multiples of $1.00 in addition thereto.

Upon surrender and cancellation of a Definitive Security that is purchased in part pursuant to the Change of Control Offer, the Issuers shall promptly issue and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to the surrendering Holder of such Definitive Security, a new Definitive Security equal in principal amount to the unpurchased portion of such surrendered Definitive Security; provided that each such new Definitive Security shall be in a principal amount of $1,000 or integral multiples of $1.00 in addition thereto.  Upon surrender of a Global Security that is purchased in part pursuant to a Change of Control Offer, the Paying Agent shall forward such Global Security to the Trustee who shall make a notation on Schedule of Exchanges of Interests thereof to reduce the principal amount of such Global Security to an amount equal to the unpurchased portion of such Global Security, as provided in Section 2.6 hereof.  The Issuer shall publicly announce the results of the Change of Control Offer on the Change of Control Payment Date.  For purposes of this Section 2.18(b), the Trustee shall act as the Paying Agent.

Notwithstanding anything to the contrary in this Section 2.18(b), the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.18(b) hereof and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

(c)           Within 30 days of the receipt of Net Cash Proceeds from an Asset Sale occurring after the Payment in Full of the Senior Lien Obligations, the Issuers will be required to make an Asset Sale Offer to all Holders of Securities (an “Asset Sale Offer”) to purchase in cash in accordance with Section 2.18(e) the maximum principal amount of Securities that may be purchased out of such Net Cash Proceeds, at an offer price in cash in an amount equal to (i) 110% of their principal amount if the Net Cash Proceeds from such Asset Sale or a series of related Asset Sales equals or exceeds $25,000,000, which shall be paid to the Holders and the Cash Pay Second Lien Holders in proportion to their respective Pro Rata Shares, and (ii) 100% of their principal amount if the Net Cash Proceeds from such Asset Sale is less than $25,000,000, which shall be paid to the Holders and the Cash Pay Second Lien Holders in proportion to their respective Pro Rata Shares, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture).  To the extent that any Net Cash Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use such Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Securities tendered pursuant to such Asset Sale Offer and surrendered by Holders thereof exceeds the amount of Net Cash Proceeds allocated for the Securities (the “Offer Amount”), the Trustee shall select the Securities to be purchased, which shall be on a Pro Rata Basis in relation to all Securities validly tendered.

(d)           In the event of an Event of Loss occurring after the Payment in Full of the Senior Lien Obligations, with respect to any Collateral, the Issuers or the affected Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 180 days after receipt, to the rebuilding, repair, replacement or construction of improvements to the affected property (the “Subject Property”); provided, that if during such 180-day period an Obligor enters into a definitive agreement committing it to apply such Net Loss Proceeds in accordance with the requirements of this clause (d) or if the application of such Net Loss Proceeds is part of a project authorized by the Board of Directors of FFN in good faith that will take longer than 180 days (but in no event longer than 270 days in the aggregate) to complete, and such project has begun, such 180-day period will be extended with respect to the amount of Net Loss Proceeds so committed until required to be paid in accordance with  such agreement (or, if earlier, until termination of such agreement) or until completion of such project.  Pending the final application of Net Loss Proceeds, the Obligors shall deposit such Net Loss Proceeds in the Collateral Account.

Any Net Loss Proceeds from an Event of Loss occurring after the Payment in Full of the Senior Lien Obligations in excess of $1,000,000 that are not applied or invested as provided in the first sentence of the preceding paragraph and within the time specified in the first sentence of the preceding paragraph will be deemed to constitute “Excess Loss Proceeds.”  The Issuers will make an offer to all Holders and the Cash Pay Second Lien Holders in proportion to their respective Pro Rata Shares (a “Loss Proceeds Offer”) to purchase in accordance with Section 2.18(e) the maximum principal amount of Securities that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture).

If the aggregate principal amount of Securities surrendered by Holders exceeds the Excess Loss Proceeds to be used to purchase Securities (the “Loss Proceeds Offer Amount”), the Trustee shall select the Securities to be purchased, which shall be on a Pro Rata Basis in relation to all Securities tendered.  Notwithstanding anything to the contrary in the foregoing, the Issuers may commence a Loss Proceeds Offer prior to the expiration of 270 days after the occurrence of an Event of Loss.  If any Excess Loss Proceeds remain after the consummation of any Loss Proceeds Offer, the Issuers may use those Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture.

(e)           In the event that, pursuant to Section 2.18(c) or Section 2.18(d) hereof, the Issuers shall be required to commence an Asset Sale Offer or a Loss Proceeds Offer, they shall follow the procedures specified below.  The Asset Sale Offer or Loss Proceeds Offer shall be made to all Holders and holders of Cash Pay Second Lien Notes, based on their Pro Rata Shares.

An Asset Sale Offer or Loss Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the principal amount of Securities required to be purchased pursuant to Section 2.18(c) or Section 2.18(d) or, if less than the Offer Amount or Loss Proceeds Offer Amount has been tendered, all Securities tendered in response to then Asset Sale Offer or the Loss Proceeds Offer, as applicable.  Payment for any Securities so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Security is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Securities pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable.

Upon the commencement of an Asset Sale Offer or Loss Proceeds Offer, the Issuers shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Securities, pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable. The notice shall contain (i) the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents required to be filed with the Trustee pursuant to Section 4.1(b) of this Indenture (which requirements may be satisfied by delivery of such documents together with the Asset Sale Offer or Loss Proceeds Offer, as applicable), (ii) a description of the events requiring the Issuers to make the Asset Sale Offer or the Loss Proceeds Offer, and (iii) any other information required by applicable law to be included therein. The notice, which shall govern the terms of the Asset Sale Offer or the Loss Proceeds Offer, as applicable, shall also state:

(i)           that the Asset Sale Offer or the Loss Proceeds Offer is being made pursuant to this Section 2.18(e) and Section 2.18(c) or Section 2.18(d) hereof and the length of time the Asset Sale Offer or Loss Proceeds Offer, as applicable, shall remain open;

(ii)           the Offer Amount or the Loss Proceeds Offer Amount, the applicable purchase price and the Purchase Date;

(iii)           that any Security not tendered or accepted for payment shall continue to accrue interest;

(iv)           that, unless the Issuers default in making such payment, any Security accepted for payment pursuant to the Asset Sale Offer or the Loss Proceeds Offer, as applicable, shall cease to accrue interest after the Purchase Date;

(v)           that Holders electing to have a Security purchased pursuant to any Asset Sale Offer or Loss Proceeds Offer, as applicable, shall be required to surrender the Security  with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vi)           that Holders shall be entitled to withdraw their election if the Issuers, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Issuers, the principal amount of the Security the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Security purchased;

(vii)           that, if the aggregate principal amount of Securities surrendered by Holders exceeds the Offer Amount or the Loss Proceeds Offer Amount, as applicable, the Issuers shall select the Securities to be purchased on a Pro Rata Basis (with such adjustments as may be deemed appropriate by the Issuers so that only Securities in denominations of $1,000, or integral multiples of $1.00 in addition thereto, shall be purchased unless such Securities represent the entire amount outstanding thereunder, in which case the entire principal amount thereof shall be purchased);

(viii)           the instructions and any other information necessary to enable Holders to tender their Securities (or portions thereof) and have such Securities (or portions thereof) purchased pursuant to the Asset Sale Offer or the Loss Proceeds Offer; and

(ix)           that Holders whose Securities were purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered (or transferred book-entry transfer).

A Holder of a Global Security may exercise its option to elect for the purchase of its Global Security pursuant to any Asset Sale Offer or Loss Proceeds Offer, as applicable, through the facilities of the DTC subject to its rules and regulations.

On or prior to 11:00 a.m. New York City time, on any Purchase Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued interest on all Securities to be purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Securities to be redeemed.

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a Pro Rata Basis to the extent necessary, the Offer Amount or the Loss Proceeds Offer Amount, as applicable, of Securities or portions thereof tendered pursuant to the Asset Sale Offer or Loss Proceeds Offer, as applicable, or if less than the Offer Amount or the Loss Proceeds Offer Amount has been tendered, all Securities tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Securities or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 2.18(e).  The Issuers, the depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Securities tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Security and the Trustee, upon receipt of a Company Order from the Issuers, shall authenticate and mail or deliver such new Security to such Holder in a principal amount equal to any unpurchased portion of the Issuers’ Securities surrendered.  Any Security not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof.  The Issuers shall publicly announce the results of the Asset Sale Offer or the Loss Proceeds Offer, as applicable, on the Purchase Date.

(f)           Subject to the Payment in Full of the Senior Lien Obligations, not later than ten Business Days following the receipt of cash proceeds (after deduction of (i) underwriting discounts and commissions and (ii) unpaid out-of-pocket expenses of up to $3,000,000 incurred after the Issue Date) in connection with a Qualified Initial Public Offering, the Issuers shall apply on a Pro Rata Basis the remaining cash proceeds received from such Qualified Initial Public Offering to prepay the Securities at a redemption price of 110% of the principal amount redeemed, plus accrued and unpaid interest thereon to such redemption date.  The remaining portion of such cash proceeds shall be utilized by the Issuers to prepay the Cash Pay Second Lien Securities at a redemption price of 110% of the principal amount redeemed, plus accrued and unpaid interest thereon to such redemption date, pursuant to the terms of the Cash Pay Second Lien Indenture.

(g)           In the event and on each occasion that an Equity Issuance occurs after the Payment in Full of the Senior Lien Obligations, each Obligor shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply on a Pro Rata Basis the Net Cash Proceeds therefrom to prepay the Securities.  Such principal prepayments shall be paid in cash equal to 110% of the principal amount prepaid plus any accrued and unpaid interest thereon, to the date of prepayment.  The remaining portion of such Net Cash Proceeds shall be utilized by the Issuers to prepay the Cash Pay Second Lien Securities at a redemption price of 110% of the principal amount redeemed, plus accrued and unpaid interest thereon to such redemption date, pursuant to the terms of the Cash Pay Second Lien Indenture.

(h)           In the event that any Obligor or any Subsidiary of an Obligor shall receive Net Cash Proceeds from the issuance or incurrence occurring after the Payment in Full of the Senior Lien Obligations of Indebtedness for money borrowed of any Obligor or any Subsidiary of an Obligor (other than any cash proceeds from the issuance after the Issue Date of Permitted Indebtedness), each Obligor shall, and shall cause its Subsidiary to, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Obligor or such Subsidiary, apply an amount equal to the Net Cash Proceeds to prepay the Securities and the Cash Pay Second Lien Securities in proportion to their respective Pro Rata Shares.  Such principal prepayments shall be paid in cash equal to 110% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of prepayment.  The remaining portion of such Net Cash Proceeds shall be utilized by the Issuer to prepay the Cash Pay Second Lien Securities at a redemption price of 110% of the principal amount redeemed, plus accrued and unpaid interest thereon to such redemption date, pursuant to the terms of the Cash Pay Second Lien Indenture.

(i)           In the event that any Obligor or any Subsidiary of an Obligor shall receive after the Payment in Full of the Senior Lien Obligations any Extraordinary Receipt or related Extraordinary Receipts that total in the aggregate in excess of $1,000,000, each Obligor shall, and shall cause its Subsidiary to, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Extraordinary Receipt, apply 100% of such Extraordinary Receipt to prepay in cash the Securities and the Cash Pay Second Lien Securities in proportion to their respective Pro Rata Shares at a redemption price of 100% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of prepayment.

(j)           The Issuers will provide an Officers’ Certificate to the Trustee upon consummation of any Change of Control Offer, Loss Proceeds Offer, Qualified Initial Public Offering redemption, Asset Sale, Equity Issuance, incurrence of Indebtedness or receipt of an Extraordinary Receipt under this Section 2.18, and will provide the Trustee with:  (x) the amount of prepayment of each outstanding Security setting forth in reasonable detail the calculation of such amount; (y) the aggregate principal amount of new Securities to be issued, if any, hereunder; and (z) a calculation of the Pro Rata Share of the funds used to make such offers or prepayments between the Holders and the Cash Pay Second Lien Holders, if applicable, and a certification that the Issuers are making companion offers or prepayments to the Cash Pay Second Lien Holders based on their Pro Rata Share, if applicable.  The determination of Pro Rata Share as of any Determination Date under this Indenture shall be made by the Issuers pursuant to such Officers’ Certificate, and the Trustee shall be entitled to conclusively rely on such Officers’ Certificate absent manifest error.  All prepayments of the Securities under this Section 2.18 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.  If, for any reason, it is determined that the Issuers have miscalculated the Pro Rata Share and a higher amount should have been paid to the Holders and if applicable to the Cash Pay Second Lien Holders than was actually received by such Persons, then the Issuers shall immediately pay to the Holders their respective Pro Rata Share together with interest at the Post-Default Rate from the date that such amount should have been paid to the actual date of payment.

(k)           The Issuers shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to the transactions described pursuant to clauses (b), (c), (d) and (e) of this Section 2.18.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 2.18, the Issuers shall comply with the applicable securities laws and Regulations and shall not be deemed to have breached their obligations under this Section 2.18 by virtue thereof.

SECTION 2.19.                           Additional Amounts.

(a)           All payments that the Issuers make under or with respect to the Securities or that the Guarantors make under or with respect to the Guaranties shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of (1) any political subdivision or Governmental Authority thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Securities or the relevant Guaranty is made on behalf of the Issuers or any Guarantor, or any political subdivision or Governmental Authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the Issuers or any Guarantor is organized or resident, or any political or Governmental Authority thereof or therein having the power to tax (each of clauses (1), (2) and (3), a “Relevant Taxing Jurisdiction”), unless the Issuers or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuers or a Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Securities, the Issuers or the Guarantor, as the case may be, shall, subject to the exceptions set forth in Section 2.19(b), pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Securities after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) shall not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b)           Neither the Issuers nor any Guarantor will, however, be required to pay Additional Amounts to a Holder or beneficial owner of a Security:

(1)           to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than the acquisition, ownership, holding or disposition of a Security or by reason of the receipt of payments thereunder or under any Guaranty or the exercise or enforcement of rights under any Securities or this Indenture or under any Guaranty);

(2)           to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Securities, following the Issuers’ written request addressed to the Holder, to the extent such Holder or beneficial owner is legally entitled to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(3)           with respect to any estate, inheritance, gift, sales, transfer or personal property tax or any similar Taxes (other than stamp, issue, registration, court, documentation, excise or other similar Taxes referred to in Section 2.19(f));

(4)           if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had such Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Security (but only if there is no material cost or expense associated with transferring such Security to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(5)           with respect to any Taxes that are payable otherwise than by deduction or withholding from payments on, or in respect of, the applicable Security or Guaranty;

(6)           with respect to any Taxes imposed on amounts payable to such Holder or beneficial owner at the time such Holder becomes a party to this Indenture, except to the extent that such Holder’s transferor or assignor (if any) was entitled, at the time of assignment, to receive Additional Amounts with respect to such Taxes pursuant to Section 2.19(a); and

(7)           with respect to any combination of the items listed above.

(c)           The Issuers and the Guarantors will (1) make such withholding or deduction required by applicable law and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  The Issuers and the Guarantors will provide to the Trustee either a certified copy of tax receipts evidencing such payment or, if such tax receipts are not reasonably available to the Issuers or such Guarantor, such other documentation that provides reasonable evidence of such payment by the Issuers or such Guarantor.

(d)           At least 30 calendar days prior to each date on which any payment under or with respect to the Securities is due and payable, if the Issuers or the Guarantors shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Securities is due and payable, in which case it shall be promptly thereafter), the Issuers shall deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts shall be payable and the amounts so payable and shall set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. The Issuers and the Guarantors shall promptly publish a notice in accordance with Section 12.2 stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(e)           The Issuers and the Guarantors, jointly and severally, shall indemnify and hold harmless the Holders of Securities, and, upon written request of any Holder of Securities, reimburse such Holder for the amount of (1) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder in connection with payments made under or with respect to the Securities held by such Holder or any Guaranties; and (2) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (1) or this clause (2), so that the net amount received by such Holder after such reimbursement shall not be less than the net amount such Holder would have received if the Taxes giving rise to the reimbursement described in clauses (1) and/or (2) had not been imposed; provided, however, that the indemnification obligation provided for in this Section 2.19(e) shall not extend to Taxes imposed for which the eligible Holder of the Securities would not have been eligible to receive payment of Additional Amounts hereunder or to the extent such Holder received Additional Amounts with respect to such payments.

(f)           The Issuers and the Guarantors shall pay and jointly and severally shall indemnify and hold harmless the Holders of Securities, and upon written request of any Holder of Securities, reimburse such Holder for the amount of any present or future stamp, issue, any present or future stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, registration or delivery of the Securities or any Guaranties or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Securities or any Guaranty and/or any other such document or instrument.

The provisions of this Section 2.19 shall survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person to the Issuers or any Guarantor and to any jurisdiction in which such successor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Security, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

SECTION 2.20.                           CUSIP, Common Code and ISIN Numbers.  The Issuers in issuing the Securities may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers.  The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

SECTION 2.21.                           Additional Securities.  Section 4(a) of the 2009 Letter Agreement provides that if the actual cost of eliminating the VAT Liability is less than $29.0 million, the amount of Securities held by the Conru/Mapstead Affiliates will be increased by the issuance of Additional Securities in an aggregate principal amount which will equal the unused portion of the $29.0 million plus interest on that amount at the rate of 6% accruing from December 7, 2007 through October 9, 2010 and thereafter at the rate of 11.5% per annum to the date of issuance of such Additional Securities.  The Issuers and the Guarantors expressly acknowledge and reaffirm such obligation and the Additional Securities will be issued pursuant to the terms and provisions of Section 2.2.

ARTICLE III

REGISTRATION

SECTION 3.1.                           Registration Under the Securities Act.

(a)           To the extent not prohibited by any applicable law or applicable interpretations of the Staff, the Issuers and the Guarantors shall use their reasonable best efforts to (i) cause to be filed an Exchange Offer Registration Statement covering an offer to the Holders to exchange all the Registrable Securities for Exchange Securities within 210 days following the consummation of a Qualified Initial Public Offering, (ii) cause such Exchange Offer Registration Statement to be declared effective on or prior to 75 days after such filing and (iii) have such Registration Statement remain effective until 210 days after the last Exchange Date for use by one or more Participating Broker-Dealers.  The Issuers and the Guarantors shall commence the Exchange Offer promptly after the Exchange Offer Registration Statement is declared effective by the SEC and use their reasonable best efforts to complete the Exchange Offer not later than the Target Registration Date; provided, however, that the Issuers are not obligated to file an Exchange Offer Registration Statement with respect to the Registrable Securities, so long as 100% of such Registrable Securities that are not then held by any Obligor or its Affiliates can be transferred pursuant to Rule 144 and such Securities do not have a Restricted Securities Legend in accordance with Sections 2.6(d)(iv) or 2.6(d) or otherwise.

The Issuers and the Guarantors shall commence the Exchange Offer by mailing the related Prospectus, appropriate letters of transmittal and other accompanying documents to each Holder stating, in addition to such other disclosures as are required by applicable law, substantially the following:

(1)           that the Exchange Offer is being made pursuant to this Indenture and that all Registrable Securities validly tendered and not properly withdrawn will be accepted for exchange;

(2)           the dates of acceptance for exchange (which shall be a period of at least 20 Business Days (or longer if required by applicable law) from the date such notice is mailed) (the “Exchange Dates”);

(3)           that any Registrable Security not tendered will remain outstanding and continue to accrue interest but will not retain any rights under this Article III, except as otherwise specified herein;

(4)           that any Holder electing to have a Registrable Security exchanged pursuant to the Exchange Offer will be required to (A) surrender such Registrable Security, together with the appropriate letters of transmittal, to the institution and at the address and in the manner specified in the notice, or (B) effect such exchange otherwise in compliance with the applicable procedures of the depositary for such Registrable Security, in each case prior to the close of business on the last Exchange Date; and

(5)           that any Holder will be entitled to withdraw its election, not later than the close of business on the last Exchange Date, by (A) sending to the institution and at the address specified in the notice, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Registrable Securities delivered for exchange and a statement that such Holder is withdrawing its election to have such Initial Securities exchanged or (B) effecting such withdrawal in compliance with the applicable procedures of the depositary for the Registrable Securities.

As a condition to participating in the Exchange Offer, a Holder will be required to represent to the Issuers and the Guarantors that (i) any Exchange Securities to be received by it will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities in violation of the provisions of the Securities Act, (iii) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Issuers or any Guarantor and (iv) if such Holder is a broker-dealer that will receive Exchange Securities for its own account in exchange for Registrable Securities that were acquired as a result of market-making or other trading activities, then such Holder will deliver a Prospectus (or, to the extent permitted by law, make available a Prospectus to purchasers) in connection with any resale of such Exchange Securities.

As soon as reasonably practicable after the last Exchange Date, the Issuers and the Guarantors shall:

(1)           accept for exchange Registrable Securities or portions thereof validly tendered and not properly withdrawn pursuant to the Exchange Offer; and

(2)           deliver, or cause to be delivered, to the Trustee for cancellation all Registrable Securities or portions thereof so accepted for exchange by the Issuers and issue, and cause the Trustee to promptly authenticate and deliver to each Holder, Exchange Securities equal in principal amount to the principal amount of the Registrable Securities tendered by such Holder.

The Issuers and the Guarantors shall use their reasonable best efforts to complete the Exchange Offer as provided above and shall comply with the applicable requirements of the Securities Act, the Exchange Act and other applicable laws and regulations in connection with the Exchange Offer.  The Exchange Offer shall not be subject to any conditions, other than that the Exchange Offer does not violate any applicable law or applicable interpretations of the Staff.

(b)           In the event that (i) the Issuers and the Guarantors determine that the Exchange Offer Registration to the extent provided for in Section 3.1(a) above is not available or may not be completed as soon as reasonably practicable after the last Exchange Date because it would violate any applicable law or applicable interpretations of the Staff, (ii) the Exchange Offer is not for any other reason completed by the Target Registration Date, or (iii) any Holder  is not eligible to participate in the Exchange Offer, the Issuers and the Guarantors shall cause to be filed on or prior to 210 days after the consummation of a Qualified Initial Public Offering, a Shelf Registration Statement providing for the sale of all the Registrable Securities by the Holders thereof and to use their reasonable best efforts to cause such Shelf Registration Statement to be declared effective on or prior to 75 days after such filing.

The Issuers and the Guarantors agree to use their reasonable best efforts to keep the Shelf Registration Statement continuously effective until the earlier to occur of (A) the third anniversary of the Issue Date and (B) such time as there are no Registrable Securities outstanding (the “Shelf Effectiveness Period”).  The Issuers and the Guarantors further agree to supplement or amend the Shelf Registration Statement and the related Prospectus if required by the rules, regulations or instructions applicable to the registration form used by the Issuers for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder or if reasonably requested by a Holder of Registrable Securities with respect to information relating to such Holder, and to use their reasonable best efforts to cause any such amendment to become effective, if required, and such Shelf Registration Statement and Prospectus to become usable as soon as thereafter reasonably practicable.  The Issuers and the Guarantors agree to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

(c)           The Issuers and the Guarantors shall pay all Registration Expenses in connection with any registration pursuant to Section 3.1(a) or Section 3.1(b) hereof.  Each Holder shall pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Exchange Offer Registration Statement or the Shelf Registration Statement.

(d)           An Exchange Offer Registration Statement pursuant to Section 3.1(a) hereof will not be deemed to have become effective unless it has been declared effective by the SEC.  A Shelf Registration Statement pursuant to Section 3.1(b) hereof will not be deemed to have become effective unless it has been declared effective by the SEC or is automatically effective upon filing with the SEC as provided by Rule 462 under the Securities Act.

In the event that (i) the Exchange Offer is not completed on or before the Target Registration Date, (ii) the Shelf Registration Statement, if required pursuant to Section 3.1(b) hereof, has not been filed on or prior to the date specified in Section 3.1(b) hereof for such filing, (iii) the Shelf Registration Statement, if required pursuant to Section 3.1(b) hereof, has not been declared effective on or prior to the date specified in Section 3.1(b) hereof for such effectiveness or (iv) the Shelf Registration Statement, if required hereby, has become effective and thereafter either ceases to be effective or the Prospectus contained therein ceases to be usable, in each case whether or not permitted by this Article III, at any time during the Shelf Effectiveness Period, and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period  (each such event in clauses (i), (ii), (iii) and (iv) above, a “Registration Default”), then the interest rate on the Registrable Securities will be equal to the Post-Default Rate.  The interest rate on the Registrable Securities shall cease to be increased pursuant to this paragraph:  (1) in the case of a Registration Default described in clause (i) above, when the Exchange Offer is completed; (2) in the case of a Registration Default described in clause (ii) above, when the Shelf Registration Statement has been filed; (3) in the case of a Registration Default described in clause (iii) above, when the Shelf Registration Statement has been declared effective; or (4) in the case of a Registration Default described in clause (iv) above, when the Shelf Registration Statement has again become effective or the Prospectus again becomes usable, as the case may be.  Notwithstanding anything to the contrary set forth in this Indenture, the only remedy for the occurrence of a Registration Default shall be the imposition of the Post-Default Rate (and the Issuer’s failure to pay such Post-Default Rate shall constitute an Event of Default under Section 6.1(a)).

(e)           The Issuers represent, warrant and covenant that they (including their agents and representatives) will not prepare, make, use, authorize, approve or refer to any Free Writing Prospectus.

SECTION 3.2.                           Registration Procedures.

(a)           In connection with the preparation and filing of any Registration Statement required pursuant to Section 3.1(a) and Section 3.1(b) hereof, the Issuers and the Guarantors shall as expeditiously as reasonably possible:

(1)           prepare and file with the SEC a Registration Statement on the appropriate form under the Securities Act, which form (x) shall be selected by the Issuers and the Guarantors, (y) shall, in the case of a Shelf Registration, be available for the sale of the Registrable Securities by the Holders thereof and (z) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith; and use their reasonable best efforts to cause such Registration Statement to become effective and remain effective for the applicable period in accordance with Section 3.1 hereof;

(2)           prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period in accordance with Section 3.1 hereof and cause each Prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and keep each Prospectus current during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the Registrable Securities or Exchange Securities;

(3)           in the case of a Shelf Registration, furnish to each Holder of Registrable Securities, to counsel for such Holders and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, as many copies of each Prospectus or preliminary prospectus, and any amendment or supplement thereto, as such Holder, counsel or Underwriter may reasonably request in order to facilitate the sale or other disposition of the Registrable Securities thereunder; and the Issuers and the Guarantors consent to the use of such Prospectus, preliminary prospectus and any amendment or supplement thereto in accordance with applicable law by each of the Holders of Registrable Securities and any such Underwriters in connection with the offering and sale of the Registrable Securities covered by and in the manner described in such Prospectus, preliminary prospectus or any amendment or supplement thereto in accordance with applicable law;

(4)           use their reasonable best efforts to register or qualify the Registrable Securities under all applicable state securities or blue sky laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement shall reasonably request in writing by the time the applicable Registration Statement becomes effective; cooperate with such Holders in connection with any filings required to be made with the Financial Industry Regulatory Authority; and do any and all other acts and things that may be reasonably necessary or advisable to enable each Holder to complete the disposition in each such jurisdiction of the Registrable Securities owned by such Holder; provided that neither the Issuers nor any Guarantor shall be required to (1) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (2) file any general consent to service of process in any such jurisdiction or (3) subject itself to taxation in any such jurisdiction if it is not so subject;

(5)           in the case of a Shelf Registration, notify each Holder of Registrable Securities and counsel for such Holders promptly and, if requested by any such Holder or counsel, confirm such advice in writing (i) when a Registration Statement has become effective, when any post-effective amendment thereto has been filed and becomes effective and when any amendment or supplement to the Prospectus has been filed, (ii) of any request by the SEC or any state securities authority for amendments and supplements to a Registration Statement or Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, including the receipt by the Issuers of any notice of objection of the SEC to the use of a Shelf Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act, (iv) if, between the applicable effective date of a Shelf Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Issuers or any Guarantor contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to an offering of such Registrable Securities cease to be true and correct in all material respects or if the Issuers or any Guarantor receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (v) of the happening of any event during the period a Registration Statement is effective that makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or that requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading (in the case of the Prospectus, in light of the circumstances under which they were made) and (vi) of any determination by the Issuers or any Guarantor that a post-effective amendment to a Registration Statement or any amendment or supplement to the Prospectus would be appropriate;

(6)           use their reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement or, in the case of a Shelf Registration, the resolution of any objection of the SEC pursuant to Rule 401(g)(2), including by filing an amendment to such Shelf Registration Statement on the proper form, at the earliest possible moment and provide immediate notice to each Holder of the withdrawal of any such order or such resolution;

(7)           in the case of a Shelf Registration, furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without any documents incorporated therein by reference or exhibits thereto, unless requested);

(8)           to the extent such Securities are certificated, in the case of a Shelf Registration, cooperate with the Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities, to the extent certificated, to be sold and not bearing any restrictive legends and enable such Registrable Securities to be issued in such denominations and registered in such names (consistent with the provisions of this Indenture) as such Holders may reasonably request at least one Business Day prior to the closing of any sale of Registrable Securities;

(9)           in the case of a Shelf Registration, upon the occurrence of any event contemplated by Section 3.2 (a)(5)(v) hereof, use their reasonable best efforts to prepare and file with the SEC a supplement or post-effective amendment to such Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered (or, to the extent permitted by law, made available) to purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Issuers and the Guarantors shall notify the Holders of Registrable Securities to suspend use of the Prospectus as promptly as practicable after the occurrence of such an event, and such Holders hereby agree to suspend use of the Prospectus until the Issuers and the Guarantors have amended or supplemented the Prospectus to correct such misstatement or omission;

(10)           a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document to the Holders of Registrable Securities and their counsel and reasonably accept any comments to such document provided by the Holders of Registrable Securities and their counsel.  The comments of the Holders of Registrable Securities or their counsel, if any, shall be deemed to be reasonable if made to correct in such Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, any untrue statement of a material fact or omission to state a material fact necessary to make the statements therein not misleading;

(11)           obtain a CUSIP number for all Exchange Securities or Registrable Securities, as the case may be, not later than the initial effective date of a Registration Statement;

(12)           cause this Indenture to be qualified under the Trust Indenture Act in connection with the registration of the Exchange Securities or Registrable Securities, as the case may be; cooperate with the Trustee and the Holders to effect such changes to the Indenture as may be required for this Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and execute, and use their reasonable best efforts to cause the Trustee to execute, all documents as may be required to effect such changes and all other forms and documents required to be filed with the SEC to enable this Indenture to be so qualified in a timely manner;

(13)           in the case of a Shelf Registration, make available for inspection by a representative of the Holders of the Registrable Securities (an “Inspector”), any Underwriter participating in any disposition pursuant to such Shelf Registration Statement, any attorneys and accountants designated by a majority of the Holders of Registrable Securities to be included in such Shelf Registration and any attorneys and accountants designated by such Underwriter, at reasonable times and in a reasonable manner, all pertinent financial and other records, documents and properties of the Issuers and their Subsidiaries, and cause the respective officers, directors and employees of the Issuers and the Guarantors to supply all information reasonably requested by any such Inspector, Underwriter, attorney or accountant in connection with a Shelf Registration Statement; provided that if any such information is identified by the Issuers or any Guarantor as being confidential or proprietary, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information to the extent such action is otherwise not inconsistent with, an impairment of or in derogation of the rights and interests of any Inspector, Holder or Underwriter;

(14)           if reasonably requested by any Holder of Registrable Securities covered by a Shelf Registration Statement, promptly include in a Prospectus supplement or post-effective amendment such information with respect to such Holder as such Holder reasonably requests in writing to be included therein and make all required filings of such Prospectus supplement or such post-effective amendment as soon as the Issuers have received notification of the matters to be so included in such filing; and

(15)           in the case of a Shelf Registration, enter into such customary agreements and take all such other reasonable actions in connection therewith (including those requested by the Holders of a majority in principal amount of the Registrable Securities covered by the Shelf Registration Statement) in order to expedite or facilitate the disposition of such Registrable Securities including, but not limited to, an Underwritten Offering and in such Underwritten Offering, (1) to the extent possible, make such representations and warranties to the Holders and any Underwriters of such Registrable Securities with respect to the business of the Issuers and their subsidiaries and the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested by the Underwriters, (2) obtain opinions of counsel to the Issuers and the Guarantors covering the matters customarily covered in opinions requested in underwritten offerings, (3) obtain “comfort” letters from the independent certified public accountants of the Issuers and the Guarantors (and, if necessary, any other certified public accountant of any Subsidiary of the Issuers or any Guarantor, or of any business acquired by the Issuers or any Guarantor for which financial statements and financial data are or are required to be included in the Registration Statement) in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings, including but not limited to financial information contained in any preliminary prospectus or Prospectus and (4) deliver such documents and certificates as may be reasonably requested by the Underwriters, and which are customarily delivered in underwritten offerings, to evidence the continued validity of the representations and warranties of the Issuers and the Guarantors made pursuant to clause (1) above and to evidence compliance with any customary conditions contained in an underwriting agreement.

(b)           In the case of a Shelf Registration Statement, the Issuers may require each Holder of Registrable Securities to furnish to the Issuers such information regarding such Holder and the proposed disposition by such Holder of such Registrable Securities as the Issuers and the Guarantors may from time to time reasonably request in writing.  No Holder of Registrable Securities shall be entitled to include any of its Registrable Securities in any Shelf Registration Statement pursuant to this Article III unless such Holder furnishes to the Issuers and the Trustee in writing, within 15 days after receipt of a written request therefor, such information as the Issuers and the Trustee, after conferring with counsel with regard to information relating to Holders that would be required by the SEC to be included in such Shelf Registration Statement or Prospectus included therein, may reasonably request for inclusion in any Shelf Registration Statement or Prospectus included therein.

(c)           In the case of a Shelf Registration Statement, each Holder of Registrable Securities covered in such Shelf Registration Statement agrees that, upon receipt of any notice from the Issuers and the Guarantors of the happening of any event of the kind described in Section 3.2(a)(5)(iii) or 3.2(a)(5)(v) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.2(a)(9) hereof and, if so directed by the Issuers and the Guarantors, such Holder will deliver to the Issuers and the Guarantors all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities that is current at the time of receipt of such notice.  By accepting the Securities, each Holder agrees to comply with this Section 3.2(c).

(d)           If the Issuers and the Guarantors shall give any notice to suspend the disposition of Registrable Securities pursuant to a Registration Statement, the Issuers and the Guarantors shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Article III by the number of days during the period from and including the date of the giving of such notice to and including the date when the Holders of such Registrable Securities shall have received copies of the supplemented or amended Prospectus necessary to resume such dispositions. The Issuers and the Guarantors may give any such notice only twice during any 365-day period (other than notices relating to suspensions where the Issuers did not voluntarily take action to cause such suspensions, unless such voluntary action was required by law) and any such suspensions shall not exceed 30 days for each suspension and there shall not be more than two suspensions in effect during any 365-day period.

(e)           The Holders of Registrable Securities covered by a Shelf Registration Statement who desire to do so may sell such Registrable Securities in an Underwritten Offering.  In any such Underwritten Offering, the investment bank or investment banks and manager or managers (each an “Underwriter”) that will administer the offering will be selected by the Holders of a majority in principal amount of the Registrable Securities included in such offering, with the consent of the Issuers not to be unreasonably withheld.

SECTION 3.3.                           Participation of Broker-Dealers in Exchange Offer.

(a)           The Staff has taken the position that any broker-dealer that receives Exchange Securities for its own account in the Exchange Offer in exchange for Initial Securities that were acquired by such broker-dealer as a result of market-making or other trading activities (a “Participating Broker-Dealer”) may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Securities.

The Issuers and the Guarantors understand that it is the Staff’s position that if the Prospectus contained in the Exchange Offer Registration Statement includes a plan of distribution containing a statement to the above effect and the means by which Participating Broker-Dealers may resell the Exchange Securities, without naming the Participating Broker-Dealers or specifying the amount of Exchange Securities owned by them, such Prospectus may be delivered by Participating Broker-Dealers (or, to the extent permitted by law, made available to purchasers) to satisfy their prospectus delivery obligation under the Securities Act in connection with resales of Exchange Securities for their own accounts, so long as the Prospectus otherwise meets the requirements of the Securities Act.

(b)           In light of the above, and notwithstanding the other provisions of this Article III, the Issuers and the Guarantors agree to amend or supplement the Prospectus contained in the Exchange Offer Registration Statement for a period of up to 180 days after the last Exchange Date (as such period may be extended pursuant to Section 3.2(d) of this Indenture), if requested by one or more Participating Broker-Dealers, in order to expedite or facilitate the disposition of any Exchange Securities by Participating Broker-Dealers consistent with the positions of the Staff recited in Section 3.3(a) above.  The Issuers and the Guarantors further agree that Participating Broker-Dealers shall be authorized to deliver such Prospectus (or, to the extent permitted by law, make available) during such period in connection with the resales contemplated by this Section 3.3.

SECTION 3.4.                           Indemnification and Contribution.

(a)           The Issuers and each Guarantor, jointly and severally, agree to indemnify and hold harmless each Holder, their Affiliates, directors and officers and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (2) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, any Free Writing Prospectus used in violation of this Article III or any “issuer information” (“Issuer Information”) filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Holder furnished to the Issuers in writing by such selling Holder expressly for use therein.  In connection with any Underwritten Offering permitted by Section 3.2, the Issuers and the Guarantors, jointly and severally, will also indemnify the Underwriters, if any, selling brokers, dealers and similar securities industry professionals participating in the distribution, their respective affiliates and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders, if requested in connection with any Shelf Registration Statement or any Prospectus, any Free Writing Prospectus or any Issuer Information related thereto.

(b)           By accepting the Securities, each Holder agrees, severally and not jointly, to indemnify and hold harmless the Issuers, the Guarantors and the other selling Holders, the directors of the Issuers and the Guarantors, each officer of the Issuers and the Guarantors who signed the Registration Statement and each Person, if any, who controls the Issuers, the Guarantors and any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Holder furnished to the Issuers in writing by such Holder expressly for use in any Shelf Registration Statement and any Prospectus related thereto.

(c)           If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 3.4 except to the extent that it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 3.4.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall be entitled to participate in the defense thereof and to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm (x) for any Holder, its directors and officers and any control Persons of such Holder shall be designated in writing by the Required Holders and (y) in all other cases shall be designated in writing by the Issuer.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (A) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)           If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers and the Guarantors from the offering of the Initial Securities and the Exchange Securities, on the one hand, and by the Holders from receiving Initial Securities or Exchange Securities registered under the Securities Act, on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Issuers and the Guarantors on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Issuers and the Guarantors on the one hand and the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers and the Guarantors or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The Issuers, the Guarantors and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.  Notwithstanding the provisions of this Section 3.4, in no event shall a Holder be required to contribute any amount in excess of the amount by which the total price at which the Initial Securities or Exchange Securities sold by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The Holders’ obligations to contribute pursuant to this Section 3.4 are several and not joint.

(f)           The remedies provided for in this Section 3.4 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity and shall survive the defeasance of the Securities and the satisfaction in full of the Obligations.

(g)           The indemnity and contribution provisions contained in this Section 3.4 shall remain operative and in full force and effect regardless of (i) any termination of this Indenture, (ii) any investigation made by or on behalf of any Holder or any Person controlling any Holder, or by or on behalf of the Issuers or the Guarantors or the officers or directors of or any Person controlling the Issuers or the Guarantors, (iii) acceptance of any of the Exchange Securities and (iv) any sale of Registrable Securities pursuant to a Shelf Registration Statement.

ARTICLE IV

COVENANTS

SECTION 4.1.                           Affirmative Covenants.  So long as any Security or Guaranty shall remain outstanding, or principal of, interest on or any other Obligation (whether or not due) in respect of, any Security or Guaranty shall remain unpaid, each Obligor will, and will cause each of its Subsidiaries to, unless the Required Holders shall otherwise consent in writing:

(a)           Payment of Securities.  The Issuers shall promptly pay the principal of, premium, if any, and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money or Additional Securities, as applicable, sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Securities, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

(b)           Reporting Requirements.  Furnish to the Trustee and each Holder; provided, however, upon the consummation of a Qualified Initial Public Offering, the Obligors shall comply with Section 4.1(p)(2) and need not thereafter comply with clauses (1), (2), (3), (5), (7), (9), (10), (11), (13) and (14) below:

(1)           as soon as available and in any event within 45 days after the end of each Fiscal Quarter of FFN and its Subsidiaries commencing with the first Fiscal Quarter ending after the Issue Date, (A) consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of FFN and its Subsidiaries, respectively, (B) consolidating balance sheets, consolidating statements of operations and retained earnings and consolidating statements of cash flows of FFN and its Subsidiaries, respectively, (C) management’s narrative discussing the results for such period and forecasting any identifiable trend, in each case, as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, certified by an Authorized Officer of FFN as fairly presenting, in all material respects, the financial position of FFN and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of FFN and its Subsidiaries for such quarter, and (D) a report reflecting the aggregate payments or transfers made by FFN and its Subsidiaries to or for the benefit of Marc H. Bell, Daniel Staton and their respective Affiliates, employees and family members during such quarter (including, without limitation, salaries, bonuses and other forms of compensation, payments permitted by Section 4.2(h), expense reimbursements, fulfillment of indemnification obligations and payments in respect of any Indebtedness);

(2)           as soon as available, and in any event within 90 days after the end of each Fiscal Year, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of FFN and its Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, including management’s discussion and analysis, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards of the Obligors’ Independent Accountants (which opinion shall be without (A) a “going concern” or like qualification, modification or exception, or (B) any qualification or exception as to the scope of such audit);

(3)           as soon as available, and in any event within 30 days after the end of each calendar month commencing with the first calendar month of FFN and its Subsidiaries, ending after the Issue Date, a “flash report” for such month setting forth in reasonable detail (i) revenue, expenses (itemizing operating expenses and selling, general and administrative expenses), capital expenditures and EBITDA, (ii) a balance sheet with all of the line items set forth in the balance sheet provided pursuant to the Prior Securities Purchase Agreement by FFN for the six month period ended June 30, 2010 (including, without limitation, cash, accounts payable, inventory, accounts receivable and other current assets and liabilities) and (iii) upon the written request of a Holder and subject to its execution and delivery of the Confidentiality Agreement to FFN, a forward-looking, twelve-month liquidity forecast, in each case consolidated for FFN and its Subsidiaries and by segment. Additionally within 30 days after the end of each Fiscal Quarter, INI and FFN will hold a management conference call open to all Holders regarding the information set forth in this Section 4.1(b)(3);

(4)           simultaneously with the delivery or filing, as applicable, of the financial statements of FFN and its Subsidiaries, required by clauses (1) and (2) of this Section 4.1(b) or Section 4.1(p), a certificate of an Authorized Officer of the Issuers stating that such Authorized Officer has reviewed the provisions of this Indenture and the other Note Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Obligors during the period covered by such financial statements with a view to determining whether the Obligors were in compliance with all of the provisions of this Indenture and such Note Documents at the times such compliance is required hereby and thereby, including reasonably detailed calculations of Excess Cash Flow and compliance with the financial covenants set forth in Section 4.3 together with a reconciliation of such calculations with such financial statements, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of a Default or an Event or Default or, if a Default or Event of Default existed, describing the nature and period of existence thereof and the action which the Obligors propose to take or have taken with respect thereto;

(5)           upon the written request of a Holder and subject to its execution and delivery of the Confidentiality Agreement to FFN, promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Obligor other than routine inquiries by such Governmental Authority;

(6)           as soon as possible, and in any event within five (5) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of each Issuer setting forth the details of such Event of Default or Default or other event or development that could have a Material Adverse Effect and the action which the affected Obligor proposes to take with respect thereto;

(7)           promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Obligor, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

(8)           promptly after the sending or filing thereof, copies of all statements, reports and other information any Obligor sends generally to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(9)           promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Obligor by its auditors in connection with any annual or interim audit of the books thereof;

(10)           upon the written request of a Holder and subject to its execution and delivery of the Confidentiality Agreement to FFN, copies of all minutes of meetings of the Board of Directors of any Obligor and all other statements, reports and other information sent by the Board of Directors of any Obligor to any Person or submitted by any Person to the Board of Directors of any Obligor,

(11)           promptly, and in any event within 15 days after any Authorized Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Obligor or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)           any event, transaction or condition that could result in the incurrence of any liability by such Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of such Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(12)           no later than 30 days before such change becomes effective, all information relating to any change of name, organizational structure or jurisdiction of organization of any Obligor;

(13)           upon the written request of a Holder and subject to its execution and delivery of the Confidentiality Agreement to FFN, (A) as soon as available, and in any event at least 30 days prior to the commencement of each Fiscal Year, an annual operating plan and budget in scope and detail reasonably acceptable to the Holders, prepared on a monthly basis, for such Fiscal Year for FFN and its Subsidiaries and (B) promptly upon preparation, any amendments to such annual operating plans and budgets (which shall be consistent with present practices as of the Issue Date);

(14)           as soon as available, and in any event within 30 days after the end of each calendar month commencing with the first calendar month ending after the Issue Date, management reports in the form attached hereto as Exhibit D and otherwise in scope and detail reasonably acceptable to the Holders (which shall be consistent with present practices as of the Issue Date), summarizing the number of subscribers and other circulation and subscriber data for the period covered by such financial statements and including comparisons against the budgeted data for such period and the data for the comparable period in the prior Fiscal Year;

(15)           as soon as available but in any event within five (5) Business Days after any Authorized Officer of an Obligor becomes aware of any material development with respect to the Broadstream Matter including whether Broadstream has decided to refile its complaint in Federal District Court or demand arbitration;

(16)           upon the written request of a Holder and subject to its execution and delivery of the Confidentiality Agreement to FFN, copies of the schedule outlining any pending or, to the best knowledge of any Obligor, threatened material action, suit or proceeding involving any Obligor before any court or other Governmental Authority or any arbitrator;

(17)           as soon as available but in any event within five (5) Business Days after any Authorized Officer of an Obligor becomes aware of any material development with respect to its VAT Liability including any settlement with any country and any claim by a country that any Obligor’s VAT Liability is materially higher than expected by such Obligor as of the date of this Indenture; and

(18)           promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Obligor as the Trustee may from time to time may reasonably request.

(c)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) paying before the same become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims (including VAT Liability to the extent permitted herein) which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)           Preservation of Existence, Etc.  (i) Subject to Section 4.2(c), maintain and preserve its existence, rights and privileges and (ii) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except to the extent that failure to become or remain so duly qualified and in good standing would not reasonably be expected to result in a Material Adverse Effect.

(e)           Keeping of Records and Books of Account.  Keep adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)           Inspection Rights.  Permit the agents and representatives of the Trustee and the Holders at any time and from time to time during normal business hours, upon reasonable notice (such notice required only so long as no Default or Event of Default has occurred or is continuing), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, Independent Accountants or any of its other representatives.  In furtherance of the foregoing, each Obligor hereby authorizes its Independent Accountants to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Trustee and the Holders in accordance with this Section 4.1(f).  So long as no Default or Event of Default has occurred and is continuing, the Obligors shall only be required to reimburse the Trustee and the Holders for their costs, fees and expenses incurred in connection with such inspections once annually.

(g)           Maintenance of Properties, Etc.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Required Holders.  Upon the Payment in Full of the Senior Lien Obligations, all policies covering the Collateral are to be made payable to the Trustee for the benefit of the Holders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Required Holders may require to fully protect the Holders’ interest in the Collateral and to protect any payments to be made under such policies.  Upon the Payment in Full of the Senior Lien Obligations, all certificates of insurance are to be delivered to the Trustee and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Trustee and such other Persons as the Required Holders may designate from time to time, and shall endeavor to provide for not less than 30 days’ prior written notice to the Trustee of the exercise of any right of cancellation.  If any Obligor or any of its Subsidiaries fails to maintain such insurance, the Trustee may (but shall have no obligation to) arrange for such insurance, but at the Issuers’ expense and without any responsibility on the Trustee’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Trustee shall have the sole right, in the name of the Holders, any Obligor and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)           Obtaining of Permits, Etc.  Obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to obtain, maintain or preserve such licenses, authorizations, approvals, entitlements and accreditations is not reasonably likely to have a Material Adverse Effect.

(j)           [Reserved].

(k)           Subordination.  Cause all Indebtedness, except the Securities and Permitted Indebtedness incurred pursuant to clauses (b), (c), (d), (e) and (f) of the definition thereof, and other obligations now or hereafter owed by any Obligor or any of its Subsidiaries to any of its Affiliates (as such term is interpreted or determined on the date such Indebtedness or other obligations are incurred), to be and remain Subordinated Obligations.

(l)           Intellectual Property.

(1)           Use commercially reasonable efforts to acquire or develop any Intellectual Property necessary for its current or contemplated future business, and if such Intellectual Property is material to the business of, and owned by, the Obligors and registration is available, use commercially reasonable efforts to cause such Intellectual Property to be Registered Intellectual Property for so long as such Intellectual Property remains material to the business;

(2)           except to the extent that the Obligor in its reasonable good faith judgment determines that any such action is not necessary or desirable in the conduct of the Obligor’s business, prosecute diligently any applications for patents, trademark registrations and copyright applications pending as of the date of this Indenture or thereafter, and to obtain, preserve and maintain all rights in the Registered Intellectual Property owned by the Obligors, including without limitation validly obtaining and duly recording with the PTO, patent assignments from the inventors of patentable inventions and the payment when due of all maintenance fees and other fees, taxes and other expenses which shall be incurred or which shall accrue with respect to any of the Registered Intellectual Property;

(3)           except to the extent that the Obligor in its reasonable good faith judgment determines that any such action is not necessary or desirable in the conduct of the Obligor’s business, not abandon any filed application, or any pending application for any patent, trademark or copyright without the consent of the Collateral Agent, which consent shall not be unreasonably withheld;

(4)           provide the Trustee and the Holders with prompt, written notice of any event or circumstance that has, or is reasonably likely to have if adversely determined, a Material Adverse Effect on the Intellectual Property of the Obligors, including, without limitation, any such event or circumstance that is a notice of opposition, adverse proceeding, termination or cancellation, or claim of infringement or invalidity with respect to any Registered Intellectual Property or any other Intellectual Property that is material to the business; and

(5)           except to the extent that the Obligor in its reasonable good faith judgment determines that any such action is not necessary or desirable in the conduct of the Obligor’s business, and other than as set forth in Sections 4.1(l)(1) through (4) above, take such other actions to establish, maintain, enforce and defend its material Intellectual Property as reasonably requested in writing to Obligor by Trustee.

(m)           Board Observer.  To the extent not prohibited by the national securities exchange on which FFN’s securities are listed, if applicable, and upon the written request of the Required Holders, FFN shall take reasonable steps to cause one designee of the Required Holders to be permitted to attend all meetings of the Board of Directors of FFN (and every committee thereof, except as set forth in this Section 4.1(m)) as an observer (the “Board Observer”).  The Board of Directors of FFN will meet at least one (1) time per Fiscal Quarter.  If the Board Observer has been designated, he or she will be entitled to receive copies of all materials distributed at all meetings of the Board of Directors of FFN (and every committee thereof, except as set forth in this Section 4.1(m)).  However, the Board Observer may be excused from any meeting of the Board of Directors or any committee thereof, and may be limited from receiving any board materials, upon the advice of FFN’s outside counsel and, among other things, will be subject to the same confidentiality requirements as if he or she were a director.

(n)           Landlord and Collocation Consents.  No later than sixty (60) days after entering into a real property lease (including a production facility lease), use its commercially reasonable efforts to obtain a landlord consent that subordinates the landlord’s lien to the Collateral Agent’s Lien and grants access to the leased premises, in form and substance satisfactory to the Required Holders, for each such real property lease.  No later than sixty (60) days after entering into a material service agreement concerning the collocation of servers, obtain a letter agreement acknowledging the Collateral Agent’s Lien and granting access to the servers, in form and substance satisfactory to the Required Holders, from each such new counterparty to a service agreement relating to such servers.

(o)           Rating of Securities.  Maintain a public credit rating of the Securities by Standard & Poor’s, Moody’s or Fitch.

(p)           SEC Reports.

(1)           Timely furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required in order to satisfy the requirements of Rule 144A(d)(4) under the Securities Act.

(2)           Upon the consummation of a Qualified Initial Public Offering and thereafter, timely file with the SEC or make publicly available all information required in order to satisfy the requirements of Rule 144(c) under the Securities Act.

(3)           Upon consummation of a Qualified Initial Public Offering and thereafter, comply with the provisions of TIA Section 314.

(q)           Maintenance of Office or Agency.  Maintain an office or agency where the Securities may be presented or surrendered for payment, where, if applicable, the Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Obligors in respect of the Securities and this Indenture may be served.  The corporate trust office of the Trustee, which initially shall be located at 225 Asylum Street, 23rd Floor, Hartford, CT 06103, shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes.  The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.  Whenever a provision herein refers to an office or agency of the Issuers in New York, New York, the Issuers hereby designate the office of U.S. Bank Trust National Association, an affiliate of the Trustee, at 100 Wall Street, Suite 1600, New York, New York  10005, attention:  Corporate Trust Services, Mail Station:  EX-NY-WALL.

(r)           Control Agreements.  Within 90 days after the Issue Date, the Obligors shall deliver to the Collateral Agent Account Control Agreements duly executed by the applicable financial institution with respect to each deposit account and securities account maintained within the United States of America by the Issuers or any Guarantor; provided, however, Account Control Agreements shall not be required for deposit accounts where (i) the outstanding balance in such accounts, together with the outstanding balance in all other accounts not subject to an Account Control Agreement, does not exceed $250,000 in the aggregate at any time and (ii) the funds in such accounts are swept on a weekly basis to a deposit account that is subject to an Account Control Agreement in favor of the Senior Lien Collateral Agent.  The Obligors hereby agree to maintain a minimum balance in its deposit accounts if required by the applicable depository bank in order for such depository bank to execute an Account Control Agreement in favor of the Senior Lien Collateral Agent and in favor of the Collateral Agent.

(s)           Credit Card Processing Agreements.  Within 90 days after the Issue Date, the Obligors shall deliver to the Senior Lien Collateral Agent and the Collateral Agent letter agreements acknowledging the Collateral Agent’s Lien, and agreeing that, upon the occurrence and during the continuance of an Event of Default, credit card proceeds shall be wired to an account designated by the Senior Lien Collateral Agent so long as the Senior Lien Obligations are not Paid in Full and by the Collateral Agent thereafter upon notice to the counterparty, duly executed by the counterparties to credit card processing agreements to which the Issuers or any Guarantor is a party that account for at least 80% of the credit card processing revenue of the Issuers and the Guarantors in the aggregate, together with a certificate signed by an Authorized Officer of each Issuer and the Guarantors certifying that the schedule of credit processing agreements attached to such certificate account for at least 80% of the credit card processing revenue of the Issuers and the Guarantors; provided, however, if a counterparty refuses to execute such letter agreement and it is necessary to satisfy the 80% threshold, the Issuers or the applicable Guarantor shall terminate the applicable processing agreement and if the Issuers or such Guarantor enter into a new processing agreement, they shall deliver a letter agreement acknowledging the Senior Lien Collateral Agent’s Lien and the Collateral Agent’s Lien and agreeing that, upon the occurrence and continuance of an Event of Default, credit card proceeds shall be wired to an account designated by the Senior Lien Collateral Agent so long as the Senior Lien Obligations are not Paid in Full and by the Collateral Agent thereafter upon notice to the counterparty in form and substance satisfactory to the Required Holders, if occurring after Payment in Full of the Senior Obligations, duly executed by such counterparty within 90 days after the execution of such processing agreement.  If revenue generated from the credit card processing agreements referenced in the officer certificate at any time (measured at the end of each calendar month) accounts for less than 80% of the credit card processing revenue of the Issuers or any of their Subsidiaries, the Issuers shall within 90 days of such date, deliver additional credit card processing agreements, in form and substance satisfactory to the Required Holders, to account for at least 80% of credit card processing revenue, together with a new certificate signed by an Authorized Officer of each Issuer and the Guarantors certifying that the schedule of credit processing agreements attached to such certificate account for at least 80% of the credit card processing revenue of the Issuers and the Guarantors.  Forms of such letter agreements previously delivered in connection with the Prior Securities Purchase Agreement shall be deemed to be in form and substance satisfactory to the Required Holders.

(t)           Landlord Consents, Etc.  Within 90 days after the Issue Date, the Issuers and the applicable Guarantors shall use their commercially reasonable efforts to obtain (i) landlord consents that subordinate the landlord’s lien to the Senior Lien Collateral Agent’s Lien and the Collateral Agent’s Lien and, upon the occurrence and continuance of an Event of Default, grant access to the leased premises with respect to each leased location and (ii) letter agreements acknowledging the Senior Lien Collateral Agent’s and the Collateral Agent’s Lien and, upon the occurrence and continuance of an Event of Default, granting access to the servers, from counterparties to material service agreements relating to the servers.  Forms of such landlord consents and letter agreements previously delivered in connection with the Prior Securities Purchase Agreement shall be deemed to be in form and substance satisfactory to the Required Holders.

SECTION 4.2.                           Negative Covenants.  So long as any principal of, interest on any Security or any other Obligation (whether or not due) in respect of, any Security or Guaranty shall remain unpaid, unless the Required Holders shall otherwise consent in writing, each Obligor shall not and shall not permit its Subsidiaries to:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it as debtor, sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or assign or otherwise transfer any account or other right to receive income; other than, as to all of the above, Permitted Liens.  Schedule 4.2(a) sets forth all Permitted Liens in existence as of the date hereof.

(b)           Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

(c)           Fundamental Changes; Dispositions; Acquisitions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or conduct any Asset Sale with respect to, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, assets of any Person (or agree to do any of the foregoing); provided, however, that (i) any Obligor may consummate a Permitted Acquisition (ii) any Obligor may acquire assets in the ordinary course of business and (iii) any Wholly Owned Subsidiary of FFN may be merged into FFN or another Wholly Owned Subsidiary of FFN (other than a Non-Obligor), or may consolidate with another such Wholly Owned Subsidiary of FFN (other than a Non-Obligor), so long as in each case (A) no other provision of this Indenture would be violated thereby, (B) the Issuers give the Holders at least 30 days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) all action has been taken, to the satisfaction of the Trustee, such that the Trustee’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected in any manner by such merger or consolidation and (E) the surviving Subsidiary is a party to this Indenture and the Security and Pledge Agreement and all other applicable Security Documents, and the Capital Stock of such Subsidiary is pledged pursuant to the applicable Security Documents, and each of such documents is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and provided, further, that any Obligor may dispose of obsolete or worn-out equipment in the ordinary course of business and that neither INI nor FFN shall be required to preserve the corporate existence of any Subsidiary that has no material assets or liabilities if the Board of Directors of INI or FFN, as applicable, shall reasonably determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of FFN and its Subsidiaries as a whole.

(d)           Change in Nature of Business.  Make any change in the nature of its business as described in Section 5.1(o).

(e)           Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for:  (i) Investments existing on the date hereof, as set forth on Schedule 4.2(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by any Issuer to any Wholly Owned Subsidiary (other than a Non-Obligor) and by such Subsidiary to such Issuer, made in the ordinary course of business, (iii) Permitted Investments, and (iv) Permitted Acquisitions that are Investments.

(f)           Lease Obligations.  Create, incur or suffer to exist any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than Capitalized Lease Obligations constituting Permitted Indebtedness or Operating Lease Obligations in the amount permitted under Section 4.3(d), or (iii) for the payment of rent for any real property for a production and/or broadcast facility unless (A) the lessee of such property is an Obligor and (B) the definitive documentation relating to such lease contains provisions satisfactory to the Trustee preserving the Trustee’s rights to cure monetary defaults of the lessee and to occupy and use the property in the event of a foreclosure on the Capital Stock of the lessee.

(g)           Cash Management System.  Make any change to its cash management system including any modification, amendment, termination, transfer or waiver of any material right under any credit card processing agreement, or any agreement, arrangement or other understanding to do any of the foregoing.

(h)           Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of its Capital Stock now or hereafter outstanding, (ii) repurchase, redeem, retire, defease, make any payment in respect of a sinking fund or similar payment, purchase or make any other acquisition for value, direct or indirect, of its Capital Stock or any direct or indirect parent of any Obligor, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of its Capital Stock, now or hereafter outstanding, (iv) return its Capital Stock to any stockholders or other equity holders of any Obligor or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such, (v) except for transactions set forth on Schedule 4.2(h), pay any salaries, bonuses, management fees, or other form of compensation, fees or expenses (including the reimbursement thereof by any Obligor or its Subsidiaries) to any of its stockholders or other equityholders, Subsidiaries or Affiliates, or to any employees or family members thereof, in each case, in their capacities as such or (vi) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Obligation (collectively, “Restricted Payments”); provided, however, (x) any Obligor that is a Wholly Owned Subsidiary may make Restricted Payments pursuant to clauses (i) through (v) above to FFN or any other Obligor that is a Wholly Owned Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, and (y) any Obligor may make the transactions permitted by Section 4.2(e) hereof.

(i)           Federal Reserve Regulations.  Permit any Security or the proceeds of any Security under this Indenture to be used for any purpose that would cause such Security to be a margin loan under the provisions of Regulation T, U or X.

(j)           Transactions with Affiliates.  Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, perform any services for or receive any services from, or enter into or make, amend, extend or renew any transaction, contract, agreement, understanding, loan, advance or guarantee, or otherwise become or be a party to any transaction or series of related transactions, with or for the benefit of any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, including the transactions described in Schedule 4.2(h), (ii) transactions between or among the Obligors or their respective Subsidiaries (other than a Non-Obligor), to the extent not otherwise prohibited by the Note Documents, (iii) transactions permitted by Section 4.2(e) hereof and (iv) transactions permitted by Section 4.2(h) hereof; provided that with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than $500,000, FFN shall deliver (x) prior to the consummation of a Qualified Initial Public Offering, a resolution of its Board of Directors (set out in a certificate signed by an Authorized Officer to the Trustee) resolving that such transaction complies with Section 4.2(j) hereof and that the fairness of such transaction has been approved by a majority of FFN’s Board of Directors, including a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director) and (y) on and after the consummation of a Qualified Initial Public Offering, a resolution of the Audit Committee of its Board of Directors which shall be composed of Disinterested Directors (set out in a certificate signed by an Authorized Officer to the Trustee) resolving that such transaction complies with Section 4.2(j) hereof and the fairness of such transaction has been approved by such Audit Committee.

(k)           Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(l)           Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.  (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date that is 120 days after the Maturity Date, would increase the interest rate applicable to such Indebtedness (including by paying cash interest in respect of Indebtedness that is to be paid in kind), or would change the subordination provision, if any, of such Indebtedness, or would otherwise be materially adverse to the issuer of such Indebtedness in any respect, (ii) except for the Senior Lien Obligations, the Cash Pay Second Lien Obligations and the Obligations, make any voluntary or optional payment, prepayment, redemption or other acquisition for value of any Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness, or, except as contemplated by the Senior Lien Indenture, the Cash Pay Second Lien Indenture and this Indenture, make any prepayment, redemption or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, or (iii) (A) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, other than to effect a merger or consolidation of Wholly Owned Subsidiaries in accordance with Section 4.2(c), or (B) amend, modify or otherwise change any agreement or arrangement entered into by it with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate, could not (in the Trustee’s reasonable judgment) reasonably be expected to have a Material Adverse Effect.

(m)           Environmental.  Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by INI or any of its Subsidiaries except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(n)           Required Minimum Subscribers.  Permit the number of paid subscribers to the businesses of INI and its Subsidiaries consisting of adult-oriented websites to decline by 10% or more during any Fiscal Quarter in any quarter commencing with the quarter ended December 31, 2010 as compared to the number of paid subscribers to the business of INI and its Subsidiaries consisting of adult-oriented websites as of the last day of the immediately preceding Fiscal Quarter.  INI and its Subsidiaries represent that Schedule 4.2(n) lists all adult-oriented websites owned by it and agrees to update such Schedule from time to time to reflect changes thereto. For purposes of this covenant only, the number of paid subscribers to the businesses of INI and its Subsidiaries consisting of adult-oriented websites as of June 30, 2010 shall be deemed to be 969,542.

(o)           Non-Controlled Accounts.  Subject to the proviso in Section 4.1(r), transfer any funds into an account disclosed on, or of the type required to be disclosed on, Schedule 5.1(v) unless an Account Control Agreement relating to such account has been executed, delivered and is in full force and effect.

(p)           Non-Obligor Subsidiaries.  (i) No Obligor shall make any Investment in any Non-Obligor other than a Permitted Investment, (ii) no Obligor shall make any payment to any creditor of any Non-Obligor in respect of any liability of any Non-Obligor and (iii) no Obligor shall be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Non-Obligor (including any right to take enforcement action against such Non-Obligor) until, in each case, (x) such Non-Obligor becomes a party to the Guaranty and the applicable Security Documents and otherwise complies with Section 11.6 as if it were a newly acquired Subsidiary including having its equity interests pledged in favor of the Senior Lien Collateral Agent to secure the Obligations and (y) such Investment, payment or assumption of Indebtedness is permitted by this Indenture.

(q)           VAT Payments.  Make any payments arising from, or in connection with, any VAT Liability (i) that was accrued prior to July 1, 2008, (ii) that is past due or (iii) that relates to any activities of Various, Inc. or its Subsidiaries prior to July 1, 2008, including in each case fees and penalties relating thereto, in excess of $36,224,490 in the aggregate or in excess of $10,000,000 in any Fiscal Year.

(r)           Foreign Subsidiaries.  Cause the Foreign Subsidiaries to hold more than $100,000 in cash and Cash Equivalents in the aggregate at any one time outstanding.  Each Obligor shall cause its Foreign Subsidiaries to promptly distribute all revenue net of reasonable expenses to an Obligor.

(s)           Public Disclosure of Holders.  Publicly disclose the name of any Holder or include the name of any Holder, without the prior written consent of such Holder, in any press release or other public statement, filing or other communication, except (a) in any registration statement in which such Holder is identified as a selling securityholder or (b) to the extent required by law or legal process, in which case the Issuers shall use commercially reasonable efforts to provide such Holder with prior notice of such disclosure.

SECTION 4.3.                           Financial Covenants.  So long as any Security or Guaranty shall remain outstanding or any principal of, interest on or other Obligation (whether or not due) in respect of any Security or Guaranty shall remain unpaid, unless the Required Holders shall otherwise consent in writing, each Obligor shall not and shall not permit its Subsidiaries to:

(a)           Minimum Consolidated EBITDA.  Permit the Consolidated EBITDA for the period of any four consecutive fiscal quarters to be less than the amount specified for such period in Schedule 4.3(a).

(b)           Minimum Liquidity.  Permit the minimum amount of Qualified Cash of the Issuers and their respective Subsidiaries to be less than $10,000,000 at any time.

(c)           Minimum Consolidated Coverage Ratio.  Permit the Consolidated Coverage Ratio during any period to be less than the amount specified for such period in Schedule 4.3(c).

(d)           Operating and Capitalized Lease Obligations.  (i) Incur Operating Lease Obligations that, in the aggregate with all other Operating Lease Obligations of the Issuers and their respective Subsidiaries, exceed $4,000,000 annually or (ii) incur new Capitalized Lease Obligations that, in the aggregate, exceed $800,000 annually; provided, however the amortization of the Capitalized Lease Obligations shall be counted against the basket set forth in clause (i).

(e)           Total Debt Ratio.  Permit the Total Debt Ratio of FFN and its Subsidiaries during any period to be greater than the amount specified for such period in Schedule 4.3(e).

(f)           First Lien Debt Ratio.  Permit the First Lien Debt Ratio of FFN and its Subsidiaries during any period to be greater than the amount specified for such period in Schedule 4.3(f).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1.                           Representations and Warranties of the Obligors.  Each Obligor hereby represents and warrants to the Trustee and the Holders as follows:

(a)           Organization, Good Standing, Etc.  Each Obligor (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Issuers, to make the borrowings hereunder, and to execute and deliver each Note Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           Authorization, Etc.  The execution, delivery and performance by each Obligor of each Note Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law, any contractual restriction binding on or otherwise affecting it or any of its properties, or any order or decree of any court or Governmental Authority, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Note Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)           Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Obligor of any Note Document to which it is or will be a party, other than filings contemplated by any Note Document.

(d)           Execution and Binding Effect.  Each of the Note Documents when delivered hereunder is or will be duly and validly executed and delivered by each of the Obligors which is a party thereto and constitutes legal, valid and binding obligations of each of the Obligors which is a party thereto, enforceable in accordance with the terms hereof or thereof, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(e)           Capitalization.

(1)           The authorized Capital Stock of INI consists solely of 200 shares of common stock, no par value per share, of which one (1) share of Common Stock is issued and outstanding and held by FFN.  The share of Capital Stock of INI was and is duly authorized, validly issued, fully paid and non-assessable and not subject to, or was issued in compliance with, any preemptive rights created by statute, INI’s organizational documents or any agreement to which INI was or is a party or is bound.  (i) There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which INI is a party relating to the issued or unissued Capital Stock of INI, or obligating INI to grant, issue or sell any shares of the Capital Stock of INI, by sale, lease, license or otherwise; (ii) there are no obligations, contingent or otherwise, of INI to (x) repurchase, redeem or otherwise acquire any shares of the Capital Stock of INI or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee (other than endorsements of clearing checks made in the ordinary course of business) with respect to the obligations of, any other Person; (iii) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues, earnings or other similar performance criteria, as a whole, or calculated in accordance therewith, of INI; and (iv) there are no voting trusts, proxies or other agreements or understandings to which INI is a party or by which INI is bound with respect to the voting of any shares of the Capital Stock of INI.  All shares of Capital Stock of INI previously issued, and all options, warrants and other rights to acquire Capital Stock of, and all other securities of, INI, previously issued, were issued in compliance with or pursuant to valid exemptions from the registration requirements of federal securities laws and all applicable state securities or “blue sky” laws.

(2)           The authorized Capital Stock of FFN consists solely of 125,000,000 shares of common stock, par value $0.001 per share, of which 112,500,000 shares are designated voting common stock (“FFN Voting Common Stock”) and 12,500,000 shares are designated non-voting Series B common stock (“FFN Non-Voting Common Stock”), and 22,500,000 shares of preferred stock, par value $0.001 per share, of which 2,500,000 shares are designated Series A Convertible Preferred Stock, par value $0.001 per share (“FFN Series A Preferred Stock”), and 10,000,000 shares are designated Series B Convertible Preferred Stock, par value $0.001 per share (“FFN Series B Preferred Stock”).  The following shares are issued and outstanding as of the date hereof:  6,517,746 shares of FFN Voting Common Stock, 1,839,825 shares of FFN Non-Voting Common Stock, 1,766,703 shares of FFN Series A Preferred Stock and 8,444,855 shares of FFN Series B Preferred Stock.  All of the shares of Capital Stock of FFN have been duly authorized and validly issued and are fully paid and non-assessable and not subject to, or were issued in compliance with, any preemptive rights created by statute, FFN’s organizational documents or any agreement to which FFN was or is a party or is bound.  Schedule 5.1(e)(2) lists all record holders of Capital Stock of FFN as of the date hereof, including the number of shares of such FFN Capital Stock owned by each such holder.  Except as set forth on Schedule 5.1(e)(2) (which schedule shall include, among other things, a list of holders of the securities, including options, described in this paragraph by name, number of securities held, exercise price and vesting schedule, if any) and except as otherwise contemplated by this Indenture and the other Note Documents:  (i) there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which FFN is a party relating to the issued or unissued Capital Stock of FFN, or obligating FFN to grant, issue or sell any shares of the Capital Stock of FFN, by sale, lease, license or otherwise; (ii) there are no obligations, contingent or otherwise, of FFN to (x) repurchase, redeem or otherwise acquire any shares of the Capital Stock of FFN or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee (other than endorsements of clearing checks made in the ordinary course of business) with respect to the obligations of, any other Person; (iii) there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues, earnings or other similar performance criteria, as a whole, or calculated in accordance therewith, of FFN; and (iv) there are no voting trusts, proxies or other agreements or understandings to which FFN is a party or by which FFN is bound with respect to the voting of any shares of the Capital Stock of FFN.  All shares of Capital Stock of FFN previously issued, and all options, warrants and other rights to acquire Capital Stock of, and all other securities of, FFN previously issued, were issued in compliance with or pursuant to valid exemptions from the registration requirements of federal securities laws and all applicable state securities or “blue sky” laws.

(f)           Private Offering.  Assuming the truth and correctness of the representations and warranties of the Holders set forth in the Commitment Agreements and the Subscription Agreements, the Securities will have been issued in compliance with or pursuant to valid exemptions from the registration requirements of federal securities laws and all applicable state securities or “blue sky” laws.

(g)           Subsidiaries.  Schedule 5.l(g) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Issuers.  All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such schedule, all such Capital Stock is owned by the Issuers, or one or more of their Wholly Owned Subsidiaries, free and clear of all Liens.  Except as indicated on Schedule 5.1(g), there are no outstanding debt or equity securities of the Issuers, as applicable, or any of their Subsidiaries, and no outstanding obligations of the Issuers, or any of their Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Issuers, or any of their Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Issuers.

(h)           Litigation.  Except as set forth in the litigation schedule made available by the Obligors in their data room which is available subject to the execution of a Confidentiality Agreement, there is no pending or, to the best knowledge of any Obligor, threatened action, suit or proceeding involving any Obligor before any court or other Governmental Authority or any arbitrator.

(i)           Compliance with Law, Etc.  No Obligor is in violation of its organizational documents, any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(j)           Compliance with ERISA; Labor Matters.

(1)           The Issuers and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Issuers nor any ERISA Affiliate have incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Issuers or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Issuers or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 436(f)(1) or 412 of the Internal Revenue Code, other than such liabilities or Liens as would not be material individually or in the aggregate.

(2)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(3)           The Issuers and their ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material.

(4)           The expected post-retirement benefit obligation (determined as of the last day of the Issuers’ most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Internal Revenue Code) of the Issuers and their Subsidiaries is not material.

(5)           The execution and delivery of this Indenture and the issuance and sale of the Securities hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A) through (D) of the Internal Revenue Code.

(6)           Each Obligor is not presently and since December 31, 2009 has not been a party to, or bound by, any collective bargaining agreement or union contract with respect to employees.  There are no pending or, to the knowledge of the Obligors, threatened representation questions respecting any employees.  The Obligors are neither involved in nor, to the knowledge of the Obligors, threatened with, any labor dispute, arbitration or lawsuit that is material in nature and relates to labor and employment matters involving employees.  There are no pending or, to the knowledge of the Obligors, threatened labor organizing activities, whether within or without the United States.

(7)           The Obligors are in compliance in all material respects with all material applicable international, federal, state and local laws, rules and regulations respecting employment, classification of employees, employment practices, terms and conditions of employment, wages, hours and withholding, including, without limitation, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and payment of all required amounts (including, without limitation, income and employment taxes).

(8)           Except as set forth in the litigation schedule made available by the Obligors in their data room, which is available subject to the execution of a Confidentiality Agreement, the Obligors do not have any material liability (and to the knowledge of the Obligors, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any material liability) arising out of any discrimination against or harassment of employees or prospective employees based on race, sex, religion, ethnicity, sexual preference or handicap or other physical or mental impairment or disability.

(k)           Reports; Financial Statements; Books of Account.  Attached as part of Schedule 5.1(k) are true and correct copies of the (i) audited consolidated balance sheet of FFN as of the fiscal year ended December 31, 2009 and audited consolidated statements of income, cash flows and changes in shareholders’ equity for the twelve month period then ended, (ii) unaudited consolidated balance sheets of FFN as of the last day of March and June [and September] 2010, and unaudited consolidated statements of income and cash flows for the respective three and six [and preliminary nine]-month periods then ended and (iii) unaudited consolidated income statement ”flash reports” of FFN (in the form described in Section 4.1(b)(3)) as of the last day of January, February, March, April, May, June, July, August and September, 2010 (all such financial statements in the foregoing clauses (i) through (iii) inclusive being referred to herein collectively, as the “FFN Financial Statements”).  Each such balance sheet presents fairly the financial condition, assets and liabilities, and shareholders’ equity of FFN as of its date; each such statement of income presents fairly the results of operations of FFN for the period indicated; and each such statement of cash flows and changes in shareholders’ equity presents fairly the information purported to be shown therein.  Except as set forth on Schedule 5.1(k) and, with respect to unaudited interim statements, except for the absence of notes to the interim statements and subject to normal, recurring year-end adjustments consistent with past practice (which will not be material in the aggregate), the FFN Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and are in accordance with the books and records of FFN.  Except as set forth on Schedule 5.1(k), the books, records and accounts of FFN accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of FFN.  FFN maintains a system of internal accounting control sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences..

(l)           Absence of Certain Changes or Events.

Except as disclosed in the FFN Financial Statements or in Schedule 5.1(l), (i) since December 31, 2009, each Obligor has conducted its business only in the ordinary course and in a manner substantially consistent with past practice and (ii) since December 31, 2009, there has not been:

(1)           any material damage, destruction or loss (not covered by insurance) with respect to any material asset of any Obligor;

(2)           any change by any Obligor in its accounting methods, principles or practices, or any changes in depreciation or amortization policies or rates adopted by it;

(3)           (i) any declaration, setting aside or payment of any dividends or other distribution (whether in cash, stock or property) in respect of the Capital Stock of the Obligors, (ii) any direct or indirect redemption, purchase, retirement or other acquisition by the Obligors of any Capital Stock of the Obligors or any securities convertible into, exchangeable for or conferring the right to purchase Capital Stock of the Obligors (or any agreement, arrangement or other understanding to do the same), or (iii) any issuance, pledge or sale of any Capital Stock of the Obligors or any other securities convertible into or exchangeable for or conferring the right to purchase capital stock of the Obligors (or any agreement, arrangement or other understanding to do the same);

(4)           any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any Capital Stock or equity interest in the Obligors or any other securities convertible into or exchangeable for such Capital Stock or equity interest, including without limitation a reduction in the exercise or conversion price of any such rights or securities;

(5)           (i) any increase in the benefits under, or the establishment, termination, modification or amendment of, or any commitment to establish, terminate, modify or amend, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to directors or executive officers of the Obligors, or (ii) any employment, consulting or indemnification agreement, contract or arrangement with any director or executive officer;

(6)           any termination or failure to renew, or any threat (that was not subsequently withdrawn) to terminate or fail to renew, any Material Contract of the Obligors;

(7)           any merger with or into or consolidation with any other Person, or any subdivision, combination or, in any way, reclassification of any shares of Capital Stock of the Obligors or any modification or amendment, or agreement to modify or amend, in any manner the rights to the Obligors’ outstanding capital stock or the character of its business;

(8)           any change to any of the business, operations or policies of the Obligors, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or other product acquisition policies that would reasonably be expected to cause a Material Adverse Effect;

(9)           any loan or advance by any Obligor to any of its stockholders, officers, directors, consultants or employees or other representatives (except for travel and entertainment and moving expense advances made to employees in the ordinary course of business consistent with past practice in amount and kind);

(10)           except for inventory, equipment or Intellectual Property in the ordinary course of business, any sale, abandonment, transfer, lease, license or any other disposition of any properties or assets of any Obligor or acquisition of any capital stock or business of any other Person (or any reaching of an agreement, arrangement or understanding to do the same);

(11)           (i) except as provided in certain commitment letters entered into with regard to the Recapitalization, any incurrence of Indebtedness or assumption, guarantee or other responsibility for the debts of any other Person (other than check-clearing endorsements made in the ordinary course of business), (ii) any loans, advances or capital contributions to or investments in any other Person (other than advances against commissions and advances of expenses to sales personnel in the normal course of business), or (iii) any grant of any security interest or creation or modification of any Liens on any of its properties or assets, other than Permitted Liens by the Obligors;

(12)           except for amendments and waivers relating to FFN’s and INI’s existing indebtedness documentation, any modification, amendment, termination, transfer or waiver of any material right under any contract or other agreement of the type required to be set forth on any schedule hereto, or any agreement, arrangement or other understanding to do any of the foregoing, or any permitted lapse of any rights to the use of any Intellectual Property or any sale, assignment, license, transfer or other disposition of any rights thereto, in each case except in the ordinary course of business consistent with past practice by the Obligors;

(13)           any payment by any Obligor of bonuses or severance pay or any other obligation arising as a result of termination of employment; or

(14)           any agreement, arrangement or other understanding by any Obligor to do, cause or suffer any of the foregoing.

(m)           Taxes.  Except as set forth on Schedule 5.1(m) hereto, all foreign, Federal, state, local, and provincial Tax returns and other reports required by applicable law to be filed by any Obligor have been filed, and all Taxes, assessments and other governmental charges imposed upon any Obligor or any property of any Obligor and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the FFN Financial Statements in accordance with GAAP.

(n)           Regulations T, U and X.  No Obligor is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any of the Securities will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(o)           Nature of Business.  No Obligor is, or will be, engaged in any business other than the operation of Social Networking Services and other interactive websites, online photo-sharing and storage, online publishing and broadcast of user-generated media content, and other aspects of the adult entertainment business, which business includes, without limitation, (i) publishing, (ii) motion pictures, video, internet, mobile, satellite and cable television, audiotext and similar technologies, (iii) live, location-based entertainment clubs, (iv) consumer products and services, (v) casino gaming and sports wagering, whether through the internet or otherwise, (vi) the licensing of its Intellectual Property to third parties; and (vii) all businesses and activities reasonably related to one or more of the foregoing.  A good faith determination by majorities of the Issuers’ Boards of Directors as to whether a business meets the requirements of this definition shall be conclusive.

(p)           Permits, Etc.  Each Obligor has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person except for the failure to obtain and maintain compliance with permits, licenses, authorizations, approvals, entitlements and accreditations which is not reasonably likely to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except for the occurrence of such conditions or events which is not reasonably likely to have a Material Adverse Effect.

(q)           Properties.

(1)           Other than matters concerning Intellectual Property, which are addressed exclusively in Section 5.1(w), each Obligor has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(2)           Neither the Issuers nor any other Obligor owns any real property.  Schedule 5.1(q) sets forth a complete and accurate list, as of the Issue Date, of the location, by state and street address, of all real property leased by each Obligor.

(r)           Material Contracts.  Except as set forth on Schedule 5.1(r) and except for the commitment letters from certain Holders relating to the Recapitalization, any and all contracts, instruments, agreements and understandings with respect to any Obligor required to be filed as an exhibit to a registration statement on Form S-1 (collectively the “Material Contracts”) if such Obligor was the registrant thereunder as of the date hereof has been filed with the SEC as an exhibit to FFN’s registration statement on Form S-1 as required by Item 601 of Regulation S-K.

Except as disclosed on Schedule 5.1(r), each Material Contract is in full force and effect and is a legal, valid and binding contract or agreement of the Obligors signatory thereto, and after giving effect to the consummation of the Recapitalization there will be no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Obligors or, to the knowledge of the Obligors, any other party, in the timely performance of any obligation to be performed or paid under any of the Material Contracts.  No notice has been received by the Obligors of any default under or termination of any Material Contract which has not been cured as of the date hereof or which cannot be promptly cured without the payment of any material sums with respect thereto.

(s)           Full Disclosure.  Each Obligor has disclosed to the Trustee and each Holder all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Trustee and each Holder in connection with the negotiation of this Indenture or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading as of the time when made or delivered (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Issuers or their Subsidiaries); provided that, with respect to projected financial information, each Obligor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no contingent liability that may have a Material Adverse Effect which has not been set forth in a footnote included in the FFN Financial Statements or a schedule hereto.  Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated.  Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein.

(t)           Insurance.  Each Obligor keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with reputable companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Trustee (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 5.1(t) sets forth a list of all insurance maintained by each Obligor on the Issue Date.

(u)           [Reserved].

(v)           Location of Bank Accounts.  Schedule 5.1(v) sets forth a complete and accurate list, as of the Issue Date, of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Obligor, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)           Intellectual Property.

(1)           Ownership of Intellectual Property.  Except as set forth in Schedule 5.1(w)(1), each item of Registered Intellectual Property is owned solely and exclusively by one or more of the Obligors.  Without limiting the generality of the foregoing, except where failure to do so would not constitute a Material Adverse Effect, each of the Obligors solely and exclusively owns all trademarks, trade names and service marks, and each copyrighted work, used by such Obligor in connection with the operation or conduct of its business as currently conducted.  Except as set forth in Schedule 5.1(w)(1), or except where failure to do so would not constitute a Material Adverse Effect, (A) the Intellectual Property owned by the Obligors, or to which Obligors have sufficient rights to use, constitutes all of the Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted and (B) if such Intellectual Property is material to the conduct of the business as it is currently conducted and owned by one or more Obligors, such Intellectual Property is Registered Intellectual Property.

(2)           Registered Intellectual Property.  (i) Schedule 5.1(w)(2) of the Disclosure Schedule lists all of the Registered Intellectual Property owned by the Obligors, identifies which entity owns such Registered Intellectual Property, and lists the current status of any inter parties proceedings or actions pending as of the date hereof before any court, tribunal or agency (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) relating to any Registered Intellectual Property.  Except as set forth on Schedule 5.1(w)(2), each item of Registered Intellectual Property is subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property necessary to be paid by the Issue Date have been paid if due and all filings necessary as of the date of this Indenture have been submitted for the purposes of maintaining such Registered Intellectual Property.

(3)           Third Parties.  Except where failure to do so would not constitute a Material Adverse Effect, (A) the Obligors have taken commercially reasonable steps to protect and preserve its ownership of and in their owned Intellectual Property; (B) all Intellectual Property created or developed for Obligors by a third party (including, but not limited to, photographers, authors, models, artists and others) is designated as “work made for hire” (or similarly designated under the relevant statutes) pursuant to a sufficient written agreement and all such third parties have agreed not to assert his or her moral rights (or similar personal rights associated with authorship of a work under applicable law) to the extent permitted by law in any work created on behalf of, for the benefit of, or during the course of performing work for the Obligors; (C) the Obligors have specified that each such third party represents and warrants to the Obligors that any Intellectual Property developed or created by such Person is wholly original to such third party, that such third party has the right to develop and deliver such Intellectual Property to Obligors and such Intellectual Property does not belong to or conflict with any other third party’s rights; and (D) the Obligors have taken commercially reasonable steps to protect the confidentiality of, and their rights in, any confidential information and trade secrets in their possession or custody, whether owned by them, or provided by any other Person to them subject to a duty of confidentiality.  Except as set forth on Schedule 5.1(w)(3), all employees hired by any of the Obligors have executed the Issuers’ standard confidentiality, non-solicitation, and invention assignment agreements.

(4)           Content and Image Rights.  Except as failure to do so would not constitute a Material Adverse Effect, the Obligors own or have sufficient rights to use all rights, title and interest in and to any content incorporated into their products and services, including, without limitation, any images, writings, drawings, graphics, music or otherwise.  Except as failure to do so would not constitute a Material Adverse Effect, and to the extent required by law, any Person whose image, name or likeness appears in any of the products or services of such Obligor where such image, name or likeness was photographed or otherwise recorded by or on behalf of any Obligor has (i) knowingly and validly consented to the use thereof, (ii) executed and delivered a sufficient, valid and enforceable “image and likeness” release, (iii) waived and released their rights with respect to the use of their image, name or likeness, including rights of privacy and publicity, and (iv) is of legal age and capacity to consent to such use of their image, name or likeness, execute and deliver such release and waive such rights.

(5)           Non-Infringement.  Except as failure to be true would not constitute a Material Adverse Effect, the operation of the business as currently conducted by the Obligors, including the design, development, use, publication, distribution and sale of the products or services of the Obligors, does not (1) infringe or misappropriate the Intellectual Property of any third party, (2) violate the Intellectual Property rights of any Person, including, without limitation, rights of privacy and publicity, or (3) constitute an unfair competition or an unfair trade practice under any law.

(6)           Third Party Infringement.  Except as failure to do so would not constitute a Material Adverse Effect, the Obligors have used commercially reasonable efforts to enforce their Intellectual Property rights against third parties.

(7)           No Violations.  No Intellectual Property, product or service of any Obligor is subject to any valid and enforceable order against one or more Obligors, or pending action or proceeding against one or more Obligors, that restricts the creation, development, use, publication, distribution, sale or license of any Intellectual Property by any Obligor, or threaten the validity or enforceability of Intellectual Property owned by any Obligor, in a manner that would constitute a Material Adverse Effect.  No Obligor has since December 31, 2009 received written notice of any such order, action or proceeding, and no such action or proceeding (including those initiated prior to December 31, 2009) is currently pending against Obligors.  No Obligor has since December 31, 2009 received written notice from (i) any third party that any product, service or publication as provided by any Obligor, or material as published, distributed, licensed or sold by any Obligor, or act, conduct or statement specifically by any Obligor (collectively, “Obligor Content Or Actions”) constitutes false advertising or a defamatory statement; or (ii) any Governmental Authority that any Obligor Content Or Actions constitutes illegal obscene material.  Except as failure to do so would not constitute a Material Adverse Effect, no Government Authority has formally determined that any Obligor Content Or Actions constitutes false advertising, a defamatory statement or illegal obscene material.

(x)           Holding Company and Investment Company Acts.  None of the Obligors is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(y)           Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN.  Schedule 5. l(y) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Obligor, (ii) the jurisdiction of organization of each Obligor, (iii) the organizational identification number of each Obligor (or indicates that such Obligor has no organizational identification number), (iv) each place of business of each Obligor, (v) the chief executive office of each Obligor and (vi) the federal employer identification number of each Obligor (if any).

(z)           Locations of Collateral.  There is no location at which any Obligor has any Collateral other than (i) those locations listed on Schedule 5.1(z) and (ii) any other locations approved in writing by the Trustee from time to time.

(aa)           Existing Indebtedness.  Schedule 5.1(aa) sets forth a complete and correct list of all outstanding Indebtedness of each of the Obligors as of the Issue Date.  Except as set forth on Schedule 5.1(aa), no Obligor is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Obligor and no event or condition exists with respect to any Indebtedness of any Obligor the outstanding principal amount of which exceeds $100,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(bb)           Environmental Matters.  The Obligors have obtained all material permits, licenses, registrations, consents and other authorizations that are required with respect to the operation of the Obligors’ business under any applicable Environmental Law and all such permits, licenses, registrations, consents and authorizations are in full force and effect.  To the best of the Obligors’ knowledge, all of the real property leased by the Obligors is free of any Hazardous Substances and free of all contamination arising from, relating to, or resulting from any such Hazardous Substances that could cause the Issuers to incur any Environmental Liabilities and Costs.  To the best of the Obligors’ knowledge, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets owned, operated or controlled in whole or in part by the Obligors.  The Obligors are now and since December 31, 2009 have been in compliance, in all material respects, with applicable Environmental Laws.  The Obligors have not been requested or required by any Governmental Authority or in writing by any other third party at any time since December 31, 2009, and are not aware of any basis for such a request or requirement, to perform any investigatory action or Remedial Action or any other action in connection with any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(cc)           Customers; Distributors; Vendors.  Since December 31, 2009, no Significant Relationship has (i) cancelled or otherwise terminated, or, to the knowledge of the Obligors, threatened to cancel or otherwise terminate, its relationship with any of the Obligors, or (ii) materially changed, or, to the knowledge of the Obligors, requested a material adverse change in, the price or quantity of the products or services sold or provided by or to the Obligors.  “Significant Relationship” shall mean any customer or vendor of any Obligor or any distributor, sales representative or other third party providing sales or promotional services to such Obligor, that accounted for 3% or more of the aggregate revenues of such Obligor during the most recent twelve (12) calendar months.

(dd)           Accounts.  The accounts and notes receivable reflected in the FFN Financial Statements and those accounts and notes receivable acquired or created after the date of the most recent FFN Financial Statements through the Issue Date, are and shall be bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice.  The allowance for doubtful accounts that appears in the FFN Financial Statements has been fairly determined consistent with past practices in accordance with GAAP.

(ee)           No Undisclosed Liabilities.  The Obligors do not have any liability or obligations of any nature, actual, absolute, accrued, contingent or otherwise, other than the following:  (1) liabilities provided for or disclosed in the FFN Financial Statements and the notes thereto, (2) trade payables and other ordinary course expense accruals arising since the date of the most recent FFN Financial Statements and prior to the Issue Date, and (3) liabilities that have been disclosed in the Schedules to this Indenture.

(ff)             Foreign Assets Control Regulations, etc.  Neither the sale of the Securities by the Issuers hereunder nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(gg)            Certain Business Practices and Regulations; Potential Conflicts of Interest.  Neither any Obligor nor, to the best of the Obligors’ knowledge, any director, officer, agent or employee of the Obligors has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) paid or made any bribe, rebate, payoff, influence payback, kickback or other unlawful payment.  Except as disclosed on Schedule 5.1(gg), none of the affiliates, officers, directors or agents of the Obligors or any spouse, lineal descendent or entity controlled by any of the foregoing (i) owns, directly or indirectly, in whole or in part, any real or personal property that an Obligor uses in the conduct of its business, (ii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount (contingent or otherwise) to, or is owed any amount (contingent or otherwise) by, any Obligor other than claims in the ordinary course of business resulting from such Person’s status as an affiliate, officer, director or agent of such Obligor such as for accrued salary, bonus, commissions, vacation pay or accrued benefits under employee benefit plans, (iii) has sold to, or purchased from, any Obligor any assets or property for aggregate consideration in excess of $10,000 since December 31, 2009, or (iv) is a party to any contract or participates in any arrangement, written or oral, pursuant to which any Obligor provides in-kind services to any such individual or entity, except to such individual in his capacity as an employee of such Obligor.

(hh)           Brokers.  Except as set forth on Schedule 5.1(hh), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Indenture or the other Note Documents based upon arrangements made by or on behalf of the Issuers or any of the other Obligors.

(ii)              Schedules.  All of the information which is required to be scheduled to this Indenture is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(jj)              Representations and Warranties in Documents; No Default.  All representations and warranties set forth in this Indenture and the other Note Documents are true and correct in all respects at the time as of which such representations were made and on the Issue Date.  After giving effect to the Recapitalization, no Event of Default will have occurred and be continuing and no condition exists which constitutes a Default or an Event of Default.

(kk)            Perfection Certificate.  The representations and warranties contained in the Perfection Certificate are true and correct as of the Issue Date.

(ll)              Confidential Information Memorandum.  Except for a description of the Securities as set forth in this Indenture and the other Note Documents, copies of the forms of which have been provided to each Holder prior to the Issue Date, the Confidential Information Memorandum, as of its date, and as of the Issue Date, does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(mm)          Foreign Subsidiary Pledge.  The pledge of the Capital Stock of any Foreign Subsidiary pursuant to each applicable Security Document will not cause the Issuers, or the consolidated group of which they are a member to recognize income pursuant to Internal Revenue Code sections 951(a)(1)(B) and 956.

(nn)           Minimum EBITDA of Issuers.  As of September 30, 2010, the Issuers and their Subsidiaries had Consolidated EBITDA for the period of twelve calendar months most recently ended on or prior to such date of at least $100,000,000.

(oo)           Solvency.  As of the Issue Date, immediately prior to and immediately following the consummation of the Recapitalization, the Issuers and their Subsidiaries, on a consolidated basis, are and will be Solvent.  As used herein, “Solvent” shall mean, for any Person on a particular date, that on such date (A) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (B) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (C) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (D) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (E) such Person is able to pay its debts as they become due and payable.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1.                           Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)           the Issuers shall fail to pay any principal of or Additional Amounts, if any, premium, if any, or interest on any Security, any Trustee Advance, or any fee, indemnity or other amount payable under this Indenture, or any other Note Document when due (at scheduled maturity) or within 10 calendar days of the date when due (otherwise);

(b)           any representation or warranty made or deemed made by or on behalf of any Obligor or by any officer of the foregoing under or in connection with any Note Document or under or in connection with any report, certificate, or other document delivered to the Trustee or any Holder pursuant to any Note Document shall have been incorrect in any material respect when made or deemed made;

(c)           any Obligor shall fail, in any material respect, to perform or comply with any condition, covenant or agreement contained in Sections 2.21, 3.2, 4.1(f), 4.1(j), 4.1(k), 4.2(a), 4.2(b), 4.2(c), 4.2(e), 4.2(f), 4.2(h), 4.2(i), 4.2(j), 4.2(l), 4.2(q), 4.3, 11.2, and 11.3(b);

(d)           any Obligor shall fail, in any material respect, to perform or comply with any other term, covenant or agreement contained in any Note Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 6.1, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date an Authorized Officer of any Obligor becomes aware of such failure and the date written notice of such default shall have been given by the Trustee to such Obligor;

(e)           any Obligor fails to pay any principal of or interest on any of its Indebtedness (including the Second Lien Securities but excluding Indebtedness evidenced by the Securities) with a principal amount in excess of $500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(f)           any Obligor (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)           any proceeding shall be instituted against any Obligor seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)           (i) any Lien or security interest created by this Indenture or any other Note Document shall, for any reason, cease to be valid or (ii) any action is commenced by any Obligor which contests the validity, perfection or enforceability of any of the Liens and security interests of any of the Collateral Agent, the Trustee and the Holders created by this Indenture or any other Note Document;

(i)           any material provision of any Note Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Obligor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Obligor or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, which proceeding by such Governmental Authority shall not have been dismissed within 90 days, or any Obligor shall deny in writing that it has any liability or obligation purported to be created under any Note Document;

(j)           this Indenture or any other Note Document shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, second priority Lien (having an equal priority with the Liens securing the Cash Pay Second Lien Securities)  in favor of the Trustee or the Collateral Agent for the benefit of the Holders on any Collateral purported to be covered thereby;

(k)           any Obligor is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than five (5) days;

(l)           any cessation of a substantial part of the business of any Obligor for a period which materially and adversely affects the ability of such Obligor to continue its business on a profitable basis;

(m)           the loss, suspension or revocation of, or failure to renew, any license or permit, now held or hereafter acquired by any Obligor if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n)           there is entered against any Obligor a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days;

(o)           an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

(p)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Internal Revenue Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Internal Revenue Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Issuers or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans (taking into account only Plans whose liabilities exceed assets), determined in accordance with Title IV of ERISA, shall exceed $500,000, (iv) the Issuers or any ERISA Affiliate shall have incurred or are reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans, (v) the Issuers or any ERISA Affiliate withdraw from any Multiemployer Plan, or (vi) the Issuers or any Subsidiary establish or amend any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Issuers or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Materially Adverse Effect.  As used in Section 6.1(p), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA;

(q)           (i) if at any time the total VAT Liability of all Obligors in the aggregate that relates to activities of Various, Inc. or its Subsidiaries prior to July 1, 2008 (excluding accrued interest and penalties thereon) exceeds $36,224,490, exclusive of the effect of increases attributable to changes in exchange rates after June 30, 2010; (ii) any Obligor makes any payment arising from, or in connection with, any VAT Liability in excess of $10,000,000 in any Fiscal Year; or (iii) any Lien upon or with respect to any of the properties of any Obligor arising from, or in connection with, any VAT Liability exceeds $1,000,000 (exclusive of Liens that may be deemed to arise on frozen assets not exceeding €610,343 with respect to that certain Various, Inc. credit card processing account administered by Global Collect, NV located in the Netherlands) in the aggregate at any one time outstanding; or

(r)           if at any time the liability of the Obligors with respect to the Broadstream Matter exceeds $15,000,000 in the aggregate (including payments made on or after the Issue Date but excluding any payments made prior to the Issue Date), irrespective of whether paid or accrued in its financial statements;

then, and in any such event, the Trustee may, and shall at the request of the Required Holders, by notice to the Issuers, (i) declare all or any portion of the Securities then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Securities, premium, if any, all accrued and unpaid interest thereon (payable in cash only), together with the Additional Amounts, if any, and all fees and all other Obligations shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Obligor; provided, that upon the occurrence of an Event of Default of the kind described in clause (f) or (g) of this Section 6.1, such acceleration shall be automatic and the Securities and all other Obligations shall become immediately due and payable together with premium, if any, the Additional Amounts and accrued interest thereon (payable in cash only), without the requirement of declaration or any other action by the Trustee or any Holder, and (ii) exercise any and all of its other rights and remedies under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code), hereunder and under the other Note Documents.

SECTION 6.2.                           Acceleration.  Subject to the terms of the Intercreditor Agreement, if an Event of Default (other than an Event of Default described in clause (f) or (g) of Section 6.1) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least 25% in principal amount of the outstanding Securities held by the Holders by notice to the Issuers and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest, if any, on all the Securities to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable in cash immediately.

If an Event of Default described in clause (f) or (g) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Holders of the Securities may not enforce this Indenture, the Security Documents or the Securities except as provided in this Indenture.  In the event of a declaration of acceleration because an Event of Default set forth in clause (e) of Section 6.1 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) of Section 6.1 shall be remedied or cured or waived by the holders of the relevant Indebtedness within 30 days after such event of default; provided that no judgment or decree for the payment of the money due on Securities has been obtained by the Trustee as provided in this Indenture.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee hereinafter provided in this Article, the Holders of at least a majority in aggregate principal amount of the outstanding Securities, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences if:

(1)           The Issuers have paid or deposited with the Trustee a sum sufficient to pay:

(A)           the principal of any Securities which have become due otherwise than by such declaration of acceleration (including any Securities required to have been purchased on a Change of Control Payment Date or a Purchase Date pursuant to a Change of Control Offer, an Offer to Purchase or a Loss Proceeds Offer, as applicable, made by the Issuers) and Additional Amounts, if any, and, to the extent that payment of such interest is lawful, any interest thereon at the rate provided therefor in the Securities;

(B)           to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the Securities, and all sums paid or advanced by the Trustee hereunder and the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amount due under Section 7.7; and

(2)           all Events of Default, other than the non-payment of the principal of or interest on, the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.5.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

SECTION 6.3.                           Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Securities or to enforce the performance of any provision of the Securities, this Indenture, the Guaranty or the Security Documents, subject, however, to the provisions of the Intercreditor Agreement and the Second Lien Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4.                           No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of the Trustee or any Holder of any Security in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Indenture or by any Security upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise, it being understood that all rights and remedies shall be exercised by the Trustee as instructed pursuant to this Indenture.

SECTION 6.5.                           Waiver of Past Defaults.  The Holders of a majority in principal amount of the outstanding Securities by notice to the Trustee (with a copy to the Issuers, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest or Additional Amounts, if any, on a Security or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Securities and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Securities that have become due solely by such declaration of acceleration, have been cured or waived.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.6.                           Control by Majority.  The Holders of a majority in principal amount of the outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Securities, the Guaranty, the Security Documents, the Intercreditor Agreement or the Second Lien Intercreditor Agreement or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.7.                           Limitation on Suits.  Subject to Section 6.8 of this Indenture or the Intercreditor Agreement, a Holder may not pursue any remedy with respect to this Indenture or the Securities unless:

(a)           such Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(b)           Holders of at least 25% in principal amount of the outstanding Securities have requested that the Trustee pursue the remedy;

(c)           such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(d)           the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)           the Holders of a majority in principal amount of the outstanding Securities have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Security Documents upon any property or assets subject to the Liens.

SECTION 6.8.                           Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.7), the right of any Holder to receive payment of principal of, premium (if any), or interest on the Securities held by such Holder, on or after the respective due dates expressed or provided for in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder, except that no Holder shall have the right to institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would under applicable law result in the surrender, impairment, waiver, or loss of the Liens of the Security Documents upon any property or assets subject to the Liens.

SECTION 6.9.                           Collection Suit by Trustee.  If an Event of Default specified in clause (a) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.10.                           Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.11.                           Priorities.

(a)           If the Trustee collects any money or property pursuant to this Article VI, or pursuant to the foreclosure or other remedial provisions contained in the Security Documents (including any money or property deposited into any Collateral Account in connection therewith), it shall pay out the money or property in the following order:

FIRST:  to the Trustee for fees and expenses incurred under this Indenture and any Note Document and the Collateral Agent for fees and expenses incurred under the Security Documents;

SECOND:  to Holders for amounts due and unpaid on the Securities for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal, premium, if any, and interest, in accordance with the amounts then owing to the Holders; and

THIRD:  to the Issuers.

(b)           The Trustee may fix a Record Date and payment date for any payment to Holders pursuant to this Section.  At least 15 days before such Record Date, the Issuers shall mail to each Holder and the Trustee a notice that states the Record Date, the payment date and amount to be paid.

SECTION 6.12.                           Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.8 or a suit by Holders of more than 10% in outstanding principal amount of the Securities.

ARTICLE VII

TRUSTEE

SECTION 7.1.                           Duties of Trustee.

 (a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Securities, the Guaranty or the Security Documents or at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to each of them in their sole discretion against loss, liability or expense.

(b)           Except during the continuance of an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Securities, the Guaranty or the Security Documents, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Securities, the Guaranty or the Security Documents, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.12; and

(4)           No provision of this Indenture, the Securities, the Guaranty or the Security Documents shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law or the Security Documents.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA to the extent required.

(h)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Authorized Officer of each Issuer.

SECTION 7.2.                           Rights of Trustee.  Subject to Section 7.1:

(a)           The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.  The Trustee shall receive and retain financial reports and statements of the Issuers as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuers.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee’s conduct constitutes willful misconduct or negligence.

(e)           The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Securities, the Guaranty or the Security Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Securities, the Guaranty or the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

(f)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the corporate trust office of the Trustee specified in Section 12.2, and such notice references the Securities and this Indenture.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Securities, the Guaranty or the Security Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it in its sole discretion against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)           The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j)           Whenever in the administration of this Indenture, the Securities, the Guaranty or the Security Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate.

(k)           In no event shall the Trustee be responsible or liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.3.                           Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

SECTION 7.4.                           Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guaranty, the Security Documents, the Securities, or any other Note Documents, shall not be accountable for the Issuers’ use of the proceeds from the sale of the Securities, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuers pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.  The Trustee shall have no duties (fiduciary or otherwise) to or responsibility for the Cash Pay Second Lien Holders.  Without limiting the foregoing, the Trustee shall not be responsible, but may absent manifest error rely conclusively on Officers’ Certificates of the Issuers or a certificate as to outstanding principal amounts of Cash Pay Second Lien Securities from the holders thereof or the Cash Pay Second Lien Trustee, as applicable.  The Trustee need not provide the Cash Pay Second Lien Holders with any notices and need not solicit consents from such Holders.  The Trustee and Conversion Agent shall have no liability for any calculations called for under Article XIV of this Indenture, which shall be the responsibility of the Issuers.

SECTION 7.5.                           Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail by first class mail to each Holder at the address set forth in the Securities Register notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer.  Except in the case of a Default or Event of Default in payment of principal of, premium (if any), Additional Amounts or interest on any Security (including payments pursuant to the optional redemption or required repurchase provisions of such Security), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.                           Reports by Trustee to Holders.  Within 60 days after each May 15 beginning May 15, 2011, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA § 313(a) if and to the extent required thereby.  The Trustee also shall comply with TIA § 313(b) and TIA § 313(c) to the extent required.

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Securities are listed.  The Issuers agree to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d) to the extent required.

SECTION 7.7.                           Compensation and Indemnity.  The Issuers shall pay to the Trustee from time to time reasonable compensation for its services hereunder and under the Securities, the Guaranty and the Security Documents as the Issuers and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Issuers shall indemnify the Trustee against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct, negligence or bad faith on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Securities, the Guaranty and the Security Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Securities, the Guaranty and the Security Documents and of defending itself against any claims (whether asserted by any Holder, the Issuers or otherwise).  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuers’ expense in the defense.  The Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided that the Issuers shall not be required to pay the fees and expenses of such separate counsel if they assume the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuers and the Trustee in connection with such defense.

To secure the Issuers’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.  Such lien shall survive the satisfaction and discharge of this Indenture.  The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuers.

The Issuers’ payment obligations pursuant to this Section shall survive the discharge of this Indenture or any resignation of the Trustee hereunder.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in clauses (f) or (g) of Section 6.1, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8.                           Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuers in writing.  The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with, so long as no Default or Event of Default has occurred and is continuing, the Issuers’ written consent, which consent will not be unreasonably withheld.  The Issuers shall remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged bankrupt or insolvent;

(c)           a receiver or other public officer takes charge of the Trustee or its property; or

(d)           the Trustee otherwise becomes incapable of acting.

(i) If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Securities, the Holders may appoint a successor Trustee and if such Holders do not reasonably promptly appoint a successor Trustee (with, so long as no Default or Event of Default has occurred and is continuing, the Issuers’ written consent, which consent will not be unreasonably withheld), or (ii) if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee) and the Holders fail to promptly appoint a successor Trustee (with, so long as no Default or Event of Default has occurred and is continuing, the Issuers’ written consent, which consent will not be unreasonably withheld), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Securities may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder, who has been a bona fide holder of a Security for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9.                           Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Securities in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10.                           Eligibility; Disqualification.  This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect to the extent required.  The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b) to the extent required; provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11.                           Preferential Collection of Claims Against the Issuers.  The Trustee shall comply with TIA § 311(a) to the extent required, excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent required.

SECTION 7.12.                           Trustee’s Application for Instruction from the Issuers.  Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Authorized Officer of the Issuers actually receives such application, unless any such Authorized Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1.                           Discharge of Liability on Securities; Defeasance.

(a)           Subject to Section 8.1(c), when (i)(x) the Issuers deliver to the Trustee all outstanding Securities (other than Securities replaced or paid pursuant to Section 2.10) for cancellation or (y) all outstanding Securities not theretofore delivered for cancellation have become due and payable, whether at maturity or upon redemption under arrangements satisfactory to the Trustee for the giving of notice of redemption pursuant to Section 2.17 hereof and the Issuers or any Subsidiary Guarantor irrevocably deposit or cause to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders money in U.S. dollars in an amount, non-callable U.S. Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or a combination of U.S. dollars and such U.S. Government Obligations, sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and any Additional Amounts and accrued interest to the date of maturity or redemption; (ii) (1) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (except as a result of obtaining the funds to finance the deposit or funds to effect such a discharge) or shall occur as a result of such deposit and (2) such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor are bound (other than this Indenture and the Securities); (iii) the Issuers or any Guarantor have paid or caused to be paid all sums payable under this Indenture, the Securities, the Guaranty and the Security Documents (other than contingent indemnification obligations for which a claim has not yet been asserted); and (iv) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Securities at maturity or the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture and release of all Liens on the Collateral with respect to the Securities on demand of the Issuers (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Issuers.  If U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.2(b).

(b)           Subject to Sections 8.1(c) and 8.2, the Issuers at any time may terminate (i) all their obligations under the Securities, this Indenture and the Security Documents (including all Liens on the Collateral) (“Legal Defeasance Option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) their obligations under Sections 2.18(b), 4.1(b) (other than clauses (6) and (7) therein), 4.1(d)(ii), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i), 4.1(l), 4.1(m), 4.1(n), 4.1(o), 4.1(p), 4.1(r), 4.1(s), 4.1(t), 4.2(a), 4.2(b), 4.2(c) (but excluding any wind-ups, liquidations, dissolutions, mergers, consolidations or amalgamations involving any Issuer), 4.2(d), 4.2(e), 4.2(f), 4.2(g), 4.2(h), 4.2(j), 4.2(l), 4.2(m), 4.2(n), 4.2(o), 4.2(p), 4.2(q), 4.2(r), 4.3 and 11.6 and the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 6.1(c) and Section 6.1(d) (to the extent applicable to such defeased covenants), Section 6.1(e), Section 6.1(h), Section 6.1(j), Section 6.1(l), Section 6.1(n) and Section 6.1(r) and the events specified in such Sections shall no longer constitute an Event of Default (clause (ii) being referred to as the “Covenant Defeasance Option”), but except as specified above, the remainder of this Indenture, the Securities and the Security Documents shall be unaffected thereby.  The Issuers may exercise their Legal Defeasance Option notwithstanding their prior exercise of their Covenant Defeasance Option.  If the Issuers exercise their Legal Defeasance Option, the Guaranty in effect at such time shall terminate and the Liens on the Collateral shall terminate and shall be released with respect to the Securities.

If the Issuers exercise their Legal Defeasance Option, payment of the Securities may not be accelerated because of an Event of Default.  If the Issuers exercise their Covenant Defeasance Option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 2.18(b), 4.1(b) (other than clauses (6) and (7) therein), 4.1(d)(ii), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(i), 4.1(l), 4.1(m), 4.1(n), 4.1(o), 4.1(p), 4.1(r), 4.1(s), 4.1(t), 4.2(a), 4.2(b), 4.2(c) (but excluding any wind-ups, liquidations, dissolutions, mergers, consolidations or amalgamations involving any Issuer), 4.2(d), 4.2(e), 4.2(f), 4.2(g), 4.2(h), 4.2(j), 4.2(l), 4.2(m), 4.2(n), 4.2(o), 4.2(p), 4.2(q), 4.2(r), 4.3 and 11.6.

Upon satisfaction of the conditions set forth herein and upon request and expense of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c)           Notwithstanding the provisions of Sections 8.1(a) and (b) to the extent relating to a legal defeasance, the Issuers’ obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.10, 2.11, 2.12, 2.13, 3.4, 4.1(a), 4.1(c), 4.1(d)(i), 4.1(q), 6.8, 6.10, 7.7 and 7.8 and in this Article VIII shall survive until the Securities have been paid in full.  Thereafter, the Issuers’ obligations in Sections 3.4, 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2.                           Conditions to Defeasance.  The Issuers may exercise their Legal Defeasance Option or their Covenant Defeasance Option only if:

(a)           the Issuers irrevocably deposit in trust with the Trustee for the benefit of the Holders money in U.S. dollars in an amount, or U.S. Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or a combination of U.S. dollars or such U.S. Government Obligations, sufficient without consideration of any reinvestment of interest, to pay and discharge the principal, premium, if any, and interest on the Securities to maturity or redemption, as the case may be;

(b)           the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Securities to maturity or redemption, as the case may be;

(c)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, with respect to Events of Default under Sections 6.1(f) and (g), on the later of (i) a year and a day after such date of deposit or (ii) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Issuers in respect of such deposit;

(d)           the Senior Lien Obligations shall have been Paid in Full and such deposit shall not result in a breach or violation of, or constitute a Default under, this Indenture, the Securities, the Guaranty, the Security Documents or any other agreement or instrument to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound (other than this Indenture and the Securities);

(e)           the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) to the effect that (A) the Securities and (B) assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Issuers, after a year and a day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ right generally;

(f)           the Issuers deliver to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g)           the Issuers shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) stating that (i) the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) in the case of the Legal Defeasance Option, such Opinion of Counsel must be based on a ruling by the Internal Revenue Service or other change in the applicable U.S. law;

(h)           if the Securities are to be redeemed prior to Stated Maturity, notice of such redemption shall have been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee shall have been made; and

(i)           the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein have been complied with relating to either the Legal Defeasance Option or Covenant Defeasance Option, as the case may be, as contemplated by this Article VIII.

SECTION 8.3.                           Application of Trust Money.  The Trustee shall hold in trust all money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture and the Securities to the Holders of all sums due in respect of the payment of principal of, premium, if any, and accrued interest on the Securities.

SECTION 8.4.                           Repayment to the Issuers.  The Trustee and the Paying Agent shall promptly turn over to the Issuers upon request any excess money, U.S. Government Obligations or securities held by them upon payment of all the Obligations.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal of or premium, if any, or interest on the Securities that remains unclaimed by the Holders thereof for two years, and, thereafter, Holders entitled to the money must look to the Issuers for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such money.

SECTION 8.5.                           Indemnity for U.S. Government Obligations.  The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6.                           Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuers and each Guarantor under this Indenture, the Securities, the Guaranty, the Security Documents and the other Note Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers or the Guarantors have made any payment of principal, premium, if any, or interest on any Securities because of the reinstatement of their obligations, the Issuers or Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture.

ARTICLE IX

AMENDMENTS

SECTION 9.1.                           Without Consent of Holders.  The Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Securities, the Guaranty, the Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Security Documents without notice to or consent of any Holder:

(a)           to cure any ambiguity, omission, defect or inconsistency;

(b)           to comply with Article X in respect of the assumption by a Person of the obligations of a Guarantor under the Guaranty, this Indenture and the Security Documents;

(c)           to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code;

(d)           to add guarantees with respect to the Securities or release a Guarantor from its obligations under the Guaranty or this Indenture in accordance with this Indenture;

(e)           to pledge or grant a security interest in favor of the Collateral Agent as additional security for the payment and performance of the Issuers’ and Guarantors’ obligations with respect to the Securities and the Guaranty thereof, in any property or assets, including any that are required to be mortgaged, pledged or hypothecated or in which a security interest is required to be granted, to the Collateral Agent pursuant to the Security Documents or otherwise;

(f)           to release Liens in favor of the Collateral Agent in the Collateral as provided in accordance with Section 11.7;

(g)           to add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuers;

(h)           to make any change that does not adversely affect the legal rights of any Holder;

(i)           to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA to the extent required;

(j)           to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(k)           to provide for the issuance of the Exchange Securities, which will have terms substantially identical in all respects to the Initial Securities, (except that the transfer restrictions contained in the Initial Securities, if any, will be modified or eliminated, as appropriate), and which will be treated, together with any outstanding Initial Securities, as a single class of securities;

(l)           to add additional Events of Default; or

(m)           to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 14.9.

After an amendment or supplement under this Section becomes effective, the Issuers shall mail to the Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

SECTION 9.2.                           With Consent of Holders.

(a)           Except as provided in Section 9.1, no amendment or waiver of any provision of this Indenture, the Securities, the Guaranty, the Security Documents, the Intercreditor Agreement or the Second Lien Intercreditor Agreement, and no consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by (a) the Issuers, (b) the Required Holders or by the Trustee with the consent of the Required Holders and (c) with respect to Article X, the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no amendment, waiver or consent shall:

(i)  disproportionally with respect to any Holder (A) reduce the amount of any fee payable for the account of any Holder, or postpone or, in each case, extend any date fixed for any payment of fees on the Securities payable to any Holder or (B) amend Article III, without in each case the written consent of any Holder affected thereby;

(ii)  (A) change the percentage of the aggregate unpaid principal amount of the Securities that is required for the Holders to take any action hereunder, (B) amend the definition of “Required Holders” or (C) amend, modify or waive this Section 9.2 or Section 12.25, in each case without the written consent of any Holder affected thereby;

(iii)  with respect to any Holder, modify, waive, release or subordinate the second-priority perfected status of the Obligations (except as permitted in this Indenture and the other Note Documents) without the written consent of any Holder affected thereby;

(iv)  (A) reduce the principal of, or premium, Additional Amounts or interest on, the Securities payable to any Holder or postpone or extend any date fixed for any payment of principal of, or Additional Amounts, premium or interest on, the Securities payable to any Holder (other than any waiver of any increase in the interest rate applicable to the Securities as a result of the occurrence of a Default or an Event of Default), (B) amend or modify the pro rata requirements of Section 2.15 or the definition of “Pro Rata Share”, or (c) amend or modify Section 6.8, in each case, without the prior written consent of each Holder affected thereby;

(v)  reduce the Excess Cash Flow prepayment percentage below 75% or decrease the frequency of each of the quarterly prepayments as set forth in Section 2.18(a) without the prior written consent of the Required Holders;

(vi)  (A) make any change to any provisions of this Indenture described under Section 2.19 hereof that adversely affects the rights of any Holder of the Securities or (B) amend the terms of the Securities or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuers and the Guarantors agree to pay Additional Amounts (if any) in respect thereof, in each case without the prior written consent of each Holder affected thereby;

(vii) until the Senior Lien Obligations have been Paid in Full, amend Section 2.15(c) without the prior written consent of the Required Holders (as defined in the Senior Lien Indenture); and

(viii) until the Senior Lien Obligations have been Paid in Full, amend Article XIII, without the prior written consent of each Senior Lien Holder affected thereby.

(b)           In connection with any amendments, supplements or waivers to be executed by the Trustee based on these provisions, the Issuers shall certify in an Officers’ Certificate that the appropriate Required Holder consent has been obtained.

(c)           Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Trustee, affect the rights or duties of the Trustee (but not in its capacity as a Holder) under this Indenture or the other Note Documents.

SECTION 9.3.                           Compliance with Trust Indenture Act.  Every amendment or supplement to this Indenture, the Securities, the Guaranty or the Security Documents shall comply with the TIA, as then in effect, to the extent required.

SECTION 9.4.                           Revocation and Effect of Consents and Waivers.  A consent to an amendment, supplement or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security.  Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents.  After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of subclauses (i) through (iv) and (vi) of Section 9.2(a), in that case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Securities.  An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.1 or 9.2 as applicable.

The Issuers may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a Record Date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such Record Date.  No such consent shall become valid or effective more than 120 days after such Record Date.

SECTION 9.5.                           Notation on or Exchange of Securities.  If an amendment, supplement or waiver changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder.  Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

SECTION 9.6.                           Trustee to Sign Amendments.  The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing any amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.3).

ARTICLE X

GUARANTY

SECTION 10.1.                           Guaranty.  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Securities, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Guaranteed Obligations.  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations.  Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Securities or the Guaranteed Obligations.

Each Guarantor further agrees that the Guaranty herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or the Collateral Agent to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder, the Trustee or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) the failure of any Holder, the Trustee or the Collateral Agent to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuers or the Guarantors; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that the Guaranty herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from the Guaranty upon the merger or the sale of all the Capital Stock or assets of the Guarantor or otherwise, in each case in compliance with Section 10.2 or Article VIII.  Each Guarantor further agrees that the Guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in this Indenture for the purposes of the Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guaranty.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Neither the Issuers nor the Guarantors shall be required to make a notation on the Securities to reflect the Guaranty or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of the Guaranty.

SECTION 10.2.                           Limitation on Liability; Termination, Release and Discharge.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under the Guaranty or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Upon the sale or disposition of a Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction, to a Person which is not one of the Issuers or a Subsidiary, such Guarantor will be automatically released from all its obligations under this Indenture, the Guaranty and the Security Documents to which it is a party, its obligations under the Guaranty will terminate and the Liens, if any, on the Collateral pledged by such Guarantor pursuant to the Security Documents shall be released with respect to the Securities if the sale or other disposition is in compliance with this Indenture, including this Section 10.2.

(b)           Each Guarantor will be deemed released from all its obligations under this Indenture, the Guaranty and the Security Documents to which it is a party, and its obligations under the Guaranty will terminate, upon the legal defeasance of the Securities or upon satisfaction and discharge of this Indenture, in each case pursuant to the provisions of Article VIII hereof.

SECTION 10.3.                           Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guaranty, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4.                           No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder (including, without limitation, under Section 10.3), until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

SECTION 10.5.                           Waiver.  Each Guarantor hereby waives promptness, diligence, notice of acceptance, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article X, and all notices of the existence, creation or incurring of new or additional Guaranteed Obligations and any requirement that the Trustee or the Holders exhaust any right or take any action against any Obligor or any other Person or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.5 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article X, and acknowledges that this Article X is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.  Each Guarantor warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against the Issuers, the Holders or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law.  If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

SECTION 10.6.                           Continuing Guaranty; Assignments.  This Article X is a continuing guaranty and shall (a) remain in full force and effect until the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made which will continue) and all other amounts payable under this Article X, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Trustee and the Holders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Holder may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Indenture to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Holder herein or otherwise.

SECTION 10.7.                           Liens on Real Property; Other Waivers.  In the event that all or any part of the Guaranteed Obligations at any time are secured by any one or more deeds of trust or mortgages creating or granting Liens on any interests in real property, each Guarantor authorizes the Trustee, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any Guaranteed Obligations, the enforceability of this Guaranty, or the validity or enforceability of any Liens of any of the Holders on any collateral, to foreclose any or all of such deeds of trust or mortgages by judicial or nonjudicial sale.  Insofar as the Liens created herein secure the obligations of other Persons, (i) each Guarantor expressly waives any defenses to the enforcement of this Guaranty or any Liens created or granted hereby or to the recovery by the Trustee and the Holders against the Issuers or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Guarantor and may preclude such Guarantor from obtaining reimbursement or contribution from any other Person, (ii) each Guarantor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California law or other applicable law, (iii) each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Guarantor or any other surety by reason of §§ 2787 to 2855, inclusive, of the California Civil Code and (iv) each Guarantor waives all rights and defenses arising out of an election of remedies by the Trustee or the Holders, even though that election of remedies, such as nonjudicial foreclosure with respect to security for any Guaranteed Obligations has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of § 580d of the California Code of Civil Procedure.  Each Guarantor waives all rights and defenses that such Guarantor may have because the Guaranteed Obligations are secured by real property.  This means, among other things (i) the Trustee and the Holders may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged to secure the Guaranteed Obligations and (ii) if the Trustee or the Holders forecloses on any real property collateral pledged to secure the Guaranteed Obligations (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the Trustee and the Holders may collect from any Guarantor even if the Trustee or the Holders, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the Issuers or any other Obligor.  This is an unconditional and irrevocable waiver of any rights and defenses each Guarantor may have because the Guaranteed Obligations are secured by real property.  These rights and defenses include, but are not limited to any rights or defenses based upon California Code of Civil Procedure §§ 580a, 580b, 580d or 726.  Each Guarantor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein subject to any such deeds of trust or mortgages and such Guarantor’s failure to receive any such notice shall not impair or affect such Guarantor’s obligations hereunder or the enforceability of this Guaranty or any Liens created or granted hereby.

SECTION 10.8.                           Condition of Issuers and their Subsidiaries.  Each Guarantor represents and warrants to the Trustee and the Holders that such Guarantor has established adequate means of obtaining from Issuers and their Subsidiaries, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of each of Issuers and their Subsidiaries and their properties, and each Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the Issuers and their Subsidiaries and their properties.  Each Guarantor hereby expressly waives and relinquishes any duty on the part of the Trustee or the Holders to disclose to any Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of the Issuers or their Subsidiaries or their properties, whether now known or hereafter known by the Trustee or the Holders during the life of this Indenture.  With respect to any of the Guaranteed Obligations, the Holders need not inquire into the powers of the Issuers or any Subsidiaries thereof or the officers or employees acting or purporting to act on their behalf, and all Guaranteed Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

SECTION 10.9.                           Subordination of Subsidiary Guarantee.  The Guaranteed Obligations of each Guarantor under its Guaranty pursuant to this Article X shall be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Securities are junior and subordinated to Senior Debt of the Issuers.  For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such other times as they may receive and/or retain payments in respect of the Securities pursuant to this Indenture, including Article XIII hereof.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1.                           The Collateral.

(a)           The due and punctual payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Securities and the Guaranties thereof when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Securities and the Guaranties thereof and performance of all other obligations under this Indenture, and the Securities and the Guaranties thereof and the Security Documents, shall be secured by second-priority Liens (having an equal priority with the Liens securing the Cash Pay Second Lien Securities) and security interests subject to Permitted Liens, as provided in this Indenture and the Security Documents which the Issuers and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture, the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement.  The Issuers and the Guarantors hereby agree that the Collateral Agent or the Trustee, as the case may be, shall hold the Collateral in trust for the benefit of all of the Holders, the Trustee and the Collateral Agent, in each case pursuant to the terms of the Security Documents, and the Collateral Agent and the Trustee are hereby authorized to execute and deliver the relevant Security Documents.  Simultaneously with the execution of this Indenture, the Issuers will deliver to the Collateral Agent a perfection certificate regarding the Collateral in the form and substance reasonably satisfactory to the Required Holders.

(b)           Each Holder, by its acceptance of any Securities and the Guaranties thereof, consents and agrees to the terms of the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement (including, without limitation, the respective provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent and/or the Trustee, as the case may be, to enter into the Security Documents (including landlord consents, letter agreements with counterparties to service agreements relating to the Obligors’ servers, Account Control Agreements and letter agreements with counter parties to Obligors’ credit card processing agreements), the Intercreditor Agreement and the Second Lien Intercreditor Agreement and to perform its obligations and exercise its rights under the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement in accordance therewith.

(c)           Each Holder, by accepting the Securities and the Guaranties thereof, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Trustee and the Collateral Agent as provided in the relevant Security Documents, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

SECTION 11.2.                           Change in Collateral; Collateral Records; Collateral Locations.  The Issuers and each other Obligor shall (i) give the Trustee not less than 15 days’ prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 5.1(z); provided that such Obligor need only provide notice of locations of newly acquired servers on a quarterly basis, (ii) advise the Trustee promptly in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon, (iii) execute and deliver to the Trustee for the benefit of the Holders from time to time, solely for the Trustee’s convenience in maintaining a record of Collateral, such written statements and schedules as the Trustee may reasonably require, designating, identifying or describing the Collateral and (iv) upon the request of the Trustee, upon the occurrence and during the continuance of an Event of Default, move all Collateral to a location owned or leased by the Issuers or to a warehouse or other secure location satisfactory to the Trustee.

SECTION 11.3.                           Further Assurances.

(a)           Each Obligor will take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as may be required from time to time in order (i) to carry out more effectively the purposes of this Indenture and the other Note Documents, (ii) to subject to valid and perfected second priority Liens having equal priority with the Liens securing the Cash Pay Second Lien Securities (subject to Permitted Liens) any of the Collateral or any other property of the Issuers and their Subsidiaries (excluding Foreign Subsidiaries), (iii) to establish and maintain the validity and effectiveness of any of the Note Documents and, except with respect to Foreign Subsidiaries, the validity, perfection and priority of the Liens intended to be created under this Indenture and the Security Documents, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Holder the rights now or hereafter intended to be granted to the Holder under this Indenture or any other Note Document.

(b)           Without limitation to Section 11.3(a), each Obligor will (A) promptly notify the Trustee of any material accounts established after the Closing Date that would have been required to be disclosed on Schedule 5.1(v) if they had been maintained as of the Closing Date, (B) cause to be promptly executed and delivered an Account Control Agreement relating to each new account required to be disclosed pursuant to the foregoing clause (A) (excluding accounts maintained by Foreign Subsidiaries), and (C) take such other action required to maintain the validity, perfection and priority of the Holders’ Liens on such accounts.

(c)           The Issuers will otherwise comply with the provisions of TIA §314(b) to the extent required.  Promptly after the effectiveness of this Indenture the Issuers shall deliver the opinion(s) required by Section 314(b)(1) of the TIA.  Subsequent to the execution and delivery of this Indenture the Issuers shall furnish to the Trustee within two months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such anniversary date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Lien on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Lien; provided, however, the Opinion of Counsel need not opine as to Collateral consisting of material Intellectual Property that is registered under the laws of any jurisdiction outside of the United States of America unless the Trustee at the direction of the Required Holders has required that the liens on such material Intellectual Property be perfected under the laws of such foreign jurisdiction pursuant to the terms of the Security and Pledge Agreement and the Issuers have been requested in writing to furnish such an Opinion of Counsel.

(d)           The Issuers will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property and the substitution therefor of any property to be pledged as Collateral for the Securities and the Guaranties therefor, to be complied with to the extent required, whether or not this Indenture is qualified under the TIA.  Any certificate or opinion required by TIA §314(d) may be made by an Authorized Officer of the Issuers except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee.  Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

SECTION 11.4.                           Impairment of Security Interest.  Neither the Issuers nor any of their Subsidiaries shall take or omit to take any action which would adversely affect or impair the Liens in favor of the Collateral Agent, the Trustee and the Holders with respect to the Collateral.  Neither the Issuers nor any of their Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent or the Trustee), any interest whatsoever in the Collateral, other than Permitted Liens.  Neither the Issuers nor any of their Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Securities, the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement.  The Issuers shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as necessary to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

SECTION 11.5.                           Real Estate Mortgages and Filings.  With respect to any fee interest in any real property (individually and collectively, the “Premises”) owned by the Issuers or a Guarantor on the Issue Date or acquired by the Issuers or a Guarantor after the Issue Date:

(a)           the Issuers shall deliver to the Collateral Agent, as mortgagee or beneficiary as applicable, on behalf of the Holders, copies of fully executed counterparts of Mortgages, duly executed, acknowledged and filed by the Issuers or the applicable Guarantor, and in form suitable for filing or recording, in all filing or recording offices that the Issuers shall deem reasonably necessary or in their reasonable judgment desirable in order to create a valid first and subsisting second priority Lien (having an equal priority with the Liens securing the Cash Pay Second Lien Securities) on the Premises described therein in favor of the Collateral Agent for the benefit of the Holders, subject only to Permitted Liens, together with evidence of the payment of all filing fees and taxes (including mortgage recording taxes) in connection therewith, and evidence that all other actions necessary to perfect and protect the liens secured by the Mortgages have been taken;

(b)           the Collateral Agent shall have received mortgagee’s title insurance policies or binding commitments to issue such policies from First American Title Insurance Company or another nationally recognized title company in favor of the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of the Holders, in the amounts and in the form necessary, with respect to the Premises purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid second priority Liens thereon (having an equal priority with the Liens securing the Cash Pay Second Lien Securities) free and clear of all other Liens, other than Permitted Liens, and such policies shall also include, to the extent available, such other endorsements, coinsurance and reinsurance as may be reasonably requested by the Required Holders in a timely manner and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c)           the Issuers shall, or shall cause the Guarantors to, deliver to the Collateral Agent with respect to each of (x) the Premises owned on the Issue Date and (y) the Premises acquired after the Issue Date, (A) American Land Title Association/American Congress on Surveying and Mapping form surveys (including any updates or affidavits that the title company may reasonably require in connection therewith), (B) local counsel opinions for the benefit of the Collateral Agent, the Holders, and the Trustee, (C) fixture filings and (D) such other documents, instruments, certificates and agreements as are identified in the closing or annual Opinion of Counsel to the Issuers in order to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest in such covered Premises.

SECTION 11.6.                           Additional Guaranties and Security Documents.  If any Obligor or any of its Subsidiaries acquires or creates another Subsidiary (other than a Foreign Subsidiary) after the date of this Indenture, then such Obligor or Subsidiary will (i) cause that newly acquired or created Subsidiary to execute the Guaranty, pursuant to the Joinder Agreement, with such modifications to the form and substance thereof as shall be satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created to the effect that such Joinder Agreement has been duly authorized, executed and delivered by that new Subsidiary and constitutes a valid and binding agreement of that new Subsidiary, enforceable in accordance with its terms (subject to customary exceptions).  The new Subsidiary shall execute and deliver such Security Documents, or the Joinder Agreement with respect to existing Security Documents, and authorize the filing of such Uniform Commercial Code financing statements and other recordings as are necessary or advisable to create, perfect, maintain or enforce the Trustee’s Lien on all rights, title and interest of that new Subsidiary in and to all of its assets and properties.

SECTION 11.7.                           Release of Liens on the Collateral.

(a)           Subject to Section 6.1 of the Intercreditor Agreement, the Liens on the Collateral will be released with respect to the Securities:

(1)           in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Securities;

(2)           in whole, upon satisfaction and discharge of this Indenture as set forth in Section 10.1(a) hereof;

(3)           in whole, upon a legal defeasance as set forth in Article VIII hereof;

(4)           in part, so long as such release is not prohibited by this Indenture or any of the Security Documents, as to any property constituting Collateral (A) that is sold or otherwise disposed of by the Issuers or any of their Subsidiaries in a transaction permitted by the Security Documents, to the extent of the interest sold or disposed of, (B) that is of the nature described in the proviso in the definition of “Asset Sale” and is subject to a disposition as therein provided, (C) that is owned or at any time acquired by a Subsidiary of the Issuers that has been released from its obligations under the Guaranty in accordance with this Indenture, concurrently with the release thereof, (D) that is shares of Capital Stock of a Subsidiary of the Issuers (other than INI) to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such shares of such Subsidiary’s Capital Stock secures the Securities, to file separate financial statements with the SEC (or any other governmental agency), or (E) otherwise in accordance with, and as expressly provided for under, this Indenture, including, without limitation, Article X, or the Security Documents; or

(5)           with the consent of Holders of 66⅔% or more of the outstanding principal amount of the Securities, unless such release involves all or substantially all of the Collateral, in which case such release will require the consent of each Holder affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Securities).

(b)           To the extent applicable, the Issuers and each Guarantor will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Security Documents and this Indenture:

(1)           an Officers’ Certificate requesting such release;

(2)           an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with;

(3)           a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee);

(4)           all documents required by TIA §314(d), this Indenture and the Security Documents; and

(5)           an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d), this Indenture and the Security Documents.

Upon compliance by the Issuers or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Issuers or such Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall be authorized to release and reconvey to the Issuers, or the Guarantors, as the case may be, the released Collateral, unless otherwise specified in the Security Documents.

(c)           For purposes of the TIA, to the extent required, the release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Security Documents if and to the extent the Collateral is released pursuant to this Indenture, the Intercreditor Agreement, the Second Lien Intercreditor Agreement or the Security Documents or upon the termination of this Indenture.

SECTION 11.8.                           Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a)           Subject to the provisions of the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Security Documents and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuers and the Subsidiaries hereunder and thereunder.  Subject to the provisions of the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement, the Second Lien Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)           The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c)           Subject to the provisions of the Security Documents, the Intercreditor Agreement or the Second Lien Intercreditor Agreement, where any provision of this Indenture or the Security Documents requires that additional property or assets be added to the Collateral, the Issuers and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(1)           a request from the Issuers that such Collateral be added;

(2)           the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the date of this Indenture, with such changes thereto as the Issuers shall consider appropriate, or in such other form as the Issuers shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3)           an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s or the Trustee’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(4)           such financing statements, if any, as the Issuers shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d)           The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents, the Intercreditor Agreement or the Second Lien Intercreditor Agreement, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.                           Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.  Each Guarantor in addition to performing its obligations under the Guaranty shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA to the extent required.

SECTION 12.2.                           Notices.  Any notice or communication shall be in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to any Obligor, at the following address:

FriendFinder Networks Inc.
6800 Broken Sound Parkway NW, Suite 200
Boca Raton, Florida 33487
Attention:                      General Counsel
Telephone:                     (561) 912-7030
Telecopier:                      (561) 912-1747

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:  Bruce Mendelsohn, Esq.
Telephone:  (212) 872-8117
Telecopier:  (212) 872-1002

if to the Trustee, at the following address:

U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:  Kathy L. Mitchell, VP (FFN + INI 2010 [Second Lien Indenture]
Telephone:  (860) 241-6832
Telecopier:  (860) 241-6881

if to a Holder at the address set forth on the Securities Register with a copy to:

Bose McKinney & Evans LLP
111 Monument Circle, Suite 2700
Indianapolis, IN  46204
Attn:  Roberts E. Inveiss, Esq.
Telephone:  (317) 684-5373
Telecopier:  (317) 223-0373

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.2.  All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, provided, however, that notices to the Trustee shall not be effective until received by the Trustee.

SECTION 12.3.                           Communication by Holders with other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Securities.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c) to the extent required.

SECTION 12.4.                           Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture or the Security Documents (except in connection with the original issuance of Securities on the date hereof), the Issuers shall furnish to the Trustee:

(a)           an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, there has been compliance with all conditions precedent, if any, provided for in this Indenture, the applicable Security Documents relating to the proposed action; and

(b)           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, there has been compliance with all such conditions precedent.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Authorized Officer of the Issuers may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Authorized Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuers stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 12.5.                           Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not there has been compliance with such covenant or condition; and

(d)           a statement as to whether or not, in the opinion of such individual, there has been compliance with such covenant or condition.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.6.                           When Securities Disregarded.  To the extent required by the TIA, in determining whether the Holders of the required aggregate principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Issuers, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 12.7.                           Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.8.                           Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular Record Date is a Legal Holiday, the Record Date shall not be affected.

SECTION 12.9.                           GOVERNING LAW.  THIS INDENTURE AND THE OTHER NOTE DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER NOTE DOCUMENT IN RESPECT OF SUCH OTHER NOTE DOCUMENT.

SECTION 12.10.                                CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INDENTURE OR ANY OTHER NOTE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INDENTURE, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OBLIGOR AND EACH HOLDER HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ISSUERS (FOR ITSELF AND THE GUARANTORS) AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.2 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE AND THE HOLDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS INDENTURE AND THE OTHER NOTE DOCUMENTS.

SECTION 12.11.                                No Recourse Against Others.  An incorporator, director, officer, employee or stockholder of the Issuers or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Issuers or any Guarantor under the Securities, this Indenture, the Security Documents or the Guaranty or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Holder waives and releases all such liability.  The waiver and release are a part of the consideration for the issuance of the Securities.

SECTION 12.12.                                Successors.  All agreements of the Issuers and each Guarantor in this Indenture and the Securities shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.13.                                Counterparts.  This Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Indenture by telecopier shall be equally as effective as delivery of an original executed counterpart of this Indenture.  Any party delivering an executed counterpart of this Indenture by telecopier also shall deliver an original executed counterpart of this Indenture but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Indenture.  The foregoing shall apply to each other Note Document mutatis mutandis.

SECTION 12.14.                                Qualification of Indenture.  The Issuers have agreed to qualify this Indenture under the TIA to the extent required in accordance with the terms and conditions of Article III herein and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuers, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Securities and printing this Indenture and the Securities.  The Trustee shall be entitled to receive from the Issuers any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA to the extent required.

SECTION 12.15.                                Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.16.                                WAIVERS OF JURY TRIAL.  EACH OBLIGOR, THE TRUSTEE AND EACH HOLDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS INDENTURE OR THE OTHER FUNDING DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS INDENTURE, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE TRUSTEE OR ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE TRUSTEE OR ANY HOLDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE TRUSTEE AND THE HOLDERS ENTERING INTO THIS INDENTURE.

SECTION 12.17.                                Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.18.                                Expenses; Attorneys’ Fees.  The Issuers will pay, on demand, all costs and expenses incurred by or on behalf of the Trustee and each Holder including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Trustee and each Holder, arising from or relating to any requested amendments, waivers or consents to this Indenture or the other Note Documents whether or not such documents become effective or are given; provided, that the Issuers shall only be obligated to reimburse the reasonable out-of-pocket costs, client charges and expenses of a single counsel for the Holders which shall be Bose McKinney & Evans until replaced by the Required Holders or until such firm declines the representation (and one regulatory counsel and one local counsel in each relevant jurisdiction) (or two counsels in each case if there are Holders under this Agreement that have or will have different payment or Lien priorities).

SECTION 12.19.                                [Reserved].

SECTION 12.20.                                Severability.  Any provision of this Indenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.21.                                Consent by the Trustee and Holders.  Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Trustee or any Holder shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Obligor is a party and to which the Trustee or any Holder has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Trustee or such Holder, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

SECTION 12.22.                                No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Indenture.

SECTION 12.23.                                Reinstatement; Certain Payments.  If any claim is ever made upon the Trustee or any Holder for repayment or recovery of any amount or amounts received by the Trustee or such Holder in payment or on account of any of the Obligations, the Trustee or such Holder shall give prompt notice of such claim to each other Holder and the Issuers, and if the Trustee or such Holder repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Trustee or such Holder or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Trustee or such Holder with any such claimant, then and in such event each Obligor agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Note Documents or the termination of this Indenture or the other Note Documents, and (B) it shall be and remain liable to the Trustee or such Holder hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Trustee or such Holder.

SECTION 12.24.                                Indemnification.

(a)           General Indemnity.  In addition to each Obligor’s other Obligations under this Indenture, each Obligor agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Trustee and each Holder and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Issue Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Indenture, any other Note Document or of any other document executed in connection with the transactions contemplated by this Indenture, (ii) the Trustee’s or any Holder’s furnishing of funds to the Issuers under this Indenture or the other Note Documents, (iii) any matter relating to the financing transactions contemplated by this Indenture or the other Note Documents or by any document executed in connection with the transactions contemplated by this Indenture or the other Note Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Obligors shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the negligence, gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)           Payment; Survival.  The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Trustee’s Account; provided, that the foregoing shall in no way limit the recourse of the Trustee directly against the Indemnitors for such indemnification.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.24 may be unenforceable because it is violative of any law or public policy, each Obligor shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnities set forth in this Section 12.24 shall survive the repayment of the Obligations and discharge of any Liens granted under the Note Documents.

SECTION 12.25.                                Binding Effect.  This Indenture shall become effective when it shall have been executed by each Obligor and the Trustee, and thereafter shall be binding upon and inure to the benefit of each Obligor, the Trustee and each Holder, and their respective successors and assigns, except the Issuers and each Guarantor shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Holder.

SECTION 12.26.                                Interest.  It is the intention of the parties hereto that the Trustee and each Holder shall conform strictly to usury laws applicable to it.

Accordingly, if the transactions contemplated hereby or by any other Note Document would be usurious as to the Trustee or any Holder under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Trustee or such Holder notwithstanding the other provisions of this Indenture), then, in that event, notwithstanding anything to the contrary in this Indenture or any other Note Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to the Trustee or any Holder that is contracted for, taken, reserved, charged or received by the Trustee or such Holder under this Indenture or any other Note Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Trustee or such Holder on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Trustee or such Holder, as applicable, to the Issuers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Indenture or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Trustee or any Holder may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Indenture or otherwise shall be canceled automatically by the Trustee or such Holder, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Trustee or such Holder, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Trustee or such Holder to the Issuers).  All sums paid or agreed to be paid to the Trustee or any Holder for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Trustee or such Holder, be amortized, prorated, allocated and spread throughout the full term of the Securities until payment in full.  If at any time and from time to time (x) the amount of interest payable to the Trustee or any Holder on any date shall be computed at the Highest Lawful Rate applicable to the Trustee or such Holder pursuant to this Section 12.26 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Trustee or such Holder would be less than the amount of interest payable to the Trustee or such Holder computed at the Highest Lawful Rate applicable to the Trustee or such Holder, then the amount of interest payable to the Trustee or such Holder in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Trustee or such Holder until the total amount of interest payable to the Trustee or such Holder shall equal the total amount of interest which would have been payable to the Trustee or such Holder if the total amount of interest had been computed without giving effect to this Section 12.26.

For purposes of this Section 12.26, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Issuers, on the one hand, and the Trustee and the Holders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Indenture, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

ARTICLE XIII

SUBORDINATION

SECTION 13.1.                           Agreement to Subordinate.  The Issuers agree, and each Holder by accepting a Security agrees, that the Indebtedness evidenced by the Securities is subordinated in right of payment, to the extent and in the manner provided in this Article XIII, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

SECTION 13.2.                           Liquidation; Dissolution; Bankruptcy.  Upon any distribution to creditors of either Issuer or any Guarantor in a liquidation or dissolution of either Issuer or any Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to either Issuer, any Guarantor, or their property, an assignment for the benefit of creditors or any marshaling of either Issuer’s or any Guarantor’s assets and liabilities, the holders of Senior Debt shall be entitled to receive payment in full of all Senior Lien Obligations and all other obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not allowed as a claim in any such proceeding) before the Holders of Securities will be entitled to receive any payment with respect to the Securities or under the Guaranties, and until all obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of the Securities would be entitled shall be made to the holders of Senior Debt (except as permitted by the Intercreditor Agreement until the Senior Secured Obligations have been Paid in Full and thereafter except that Holders of the Securities may receive payments made from the trust created pursuant to Article VIII hereof and payments or distributions in the form of Junior Securities).

In connection with the enforcement of the foregoing rights, the Senior Lien Collateral Agent is hereby irrevocably appointed attorney in fact for the Trustee with full power to act in the place and stead of each Holder to exercise the rights of such Holders and the Trustee provided in Section 6.10 in the event the Trustee has failed to exercise such rights within 10 Business Days after receipt of written notice from the Senior Lien Collateral Agent.

The consolidation of an Issuer with, or the merger of an Issuer into, another Person or the liquidation or dissolution of an Issuer following the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its properties and assets to another Person or group of Affiliates pursuant to, and in compliance with, the terms and conditions set forth in Section 4.2(c) hereof will not be deemed an insolvency or liquidation proceeding (requiring the repayment of all Senior Debt in full as a prerequisite to any payments being made to the Holders) for the purposes of this Section 13.2.

SECTION 13.3.                           Acceleration of Securities.  If payment of the Securities is accelerated because of an Event of Default, the Issuers shall promptly notify holders of Senior Debt of the acceleration.

SECTION 13.4.                           When Distribution Must Be Paid Over.  In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Securities at a time when such payment is prohibited by Section 13.2 hereof, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered as directed in writing by the Representative of the Senior Debt.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article XIII, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Issuers or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article XIII, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

SECTION 13.5.                           Notice by the Issuers.  The Issuers shall promptly notify the Trustee and the Paying Agent of any facts known to the Issuers that would cause a payment of any Obligations with respect to the Securities to violate this Article XIII, but failure to give such notice shall not affect the subordination of the Securities to the Senior Debt as provided in this Article XIII.

SECTION 13.6.                           Subrogation.  After all Senior Debt is Paid in Full and until the Securities are paid in full, Holders of the Securities shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Securities) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of the Securities have been applied to the payment of Senior Debt.  A distribution made under this Article XIII to holders of Senior Debt that otherwise would have been made to Holders of the Securities is not, as between the Issuers and Holders, a payment by the Issuers on the Securities.

SECTION 13.7.                           Relative Rights.  This Article XIII defines the relative rights of Holders of the Securities and holders of Senior Debt.  Nothing in this Indenture shall:

(1)           Impair, as between the Issuer and Holders of the Securities, the obligation of the Issuers, which is absolute and unconditional, to pay principal of, premium, if any, interest and Additional Amounts, if any, on the Securities in accordance with their terms;

(2)           Affect the relative rights of Holders of the Securities and creditors of the Issuers other than their rights in relation to holders of Senior Debt; or

(3)           Prevent the Trustee or any Holder of the Securities from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of the Securities.

If the Issuers fail because of this Article XIII to pay principal of, premium, if any, interest or Additional Amounts, if any, on a Security on the due date, the failure is still a Default or Event of Default.

SECTION 13.8.                           Subordination may not be Impaired by the Issuers.  No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Securities shall be impaired by any act or failure to act by the Issuers or any Holder or by the failure of the Issuers or any Holder to comply with this Indenture.

SECTION 13.9.                           Distribution or Notice to Representative.  Whenever a distribution is made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative, which in the case of the Senior Lien Obligations shall be the Senior Lien Trustee.

Upon any payment or distribution of assets of the Issuers referred to in this Article XIII, the Trustee and the Holders of Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative(s), which in the case of the Senior Lien Obligations shall be the Senior Lien Trustee or of the liquidating trustee or agent or other Person making any distribution to the Trustee, or to the Holders of the Securities for the purpose of ascertaining the Persons entitled to participate in such distributions, the holders of the Senior Debt and other Indebtedness of the Issuers, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent hereto or to this Article XIII.

SECTION 13.10.                                Rights of Trustee and Paying Agent.  Subject to Section 7.3 hereof and the applicable provisions of the TIA, the Trustee may hold Senior Debt with the same rights it would have if it were not Trustee.  Any agent may do the same with like rights.

SECTION 13.11.                                Authorization to Effect Subordination.  Each Holder of the Securities, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article XIII and the subordination of the Guaranties as provided in Section 10.9, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.10 hereof at least 30 days before the expiration of the time to file such claim, the Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Securities.

SECTION 13.12.                                Amendments.  The provisions of this Article XIII, Section 10.9 or the definitions used therein shall not be amended or modified without the written consent of the holders of all Senior Debt.

ARTICLE XIV

CONVERSION

SECTION 14.1.                           Conversion Privilege and Conversion Price.

(a)           Prior to the consummation by FFN of a Qualified Initial Public Offering, the Holders shall have no conversion rights under this Indenture.  Conversion rights under this Indenture will commence upon the consummation by FFN of a Qualified Initial Public Offering (“Initial Conversion Date”) and shall expire at the close of business on the date prior to the date of Payment in Full of the Securities.  The Issuers shall provide prompt written notice to the Holders, with a copy to the Trustee, of the Initial Conversion Date, which shall contain the Conversion Price and the Conversion Limit (each as defined below).  The Conversion Price and the Conversion Limit shall be adjusted in certain instances as provided in Section 14.4

(b)           In case a Security is called for redemption, such conversion right in respect of the Security so called shall expire at the close of business on the Business Day next preceding the Redemption Date, unless the Issuers default in making payment due upon redemption.  If a Holder of Securities has submitted Securities for purchase under Sections 2.18(b), (c) or (d), the Holder may convert such Securities only if the Holder first withdraws its election pursuant to Sections 2.18(b)(vii) or (e)(vi), as applicable.

(c)           Subject to and upon compliance with the provisions of this Article, at the option of the Holder thereof, any Security or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1.00 may be converted at the principal amount thereof, or of such portion thereof, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of FFN Voting Common Stock, at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion.  The Conversion Price at which shares of FFN Voting Common Stock shall be delivered upon conversion for each share of FFN Voting Common Stock shall be the per share offering price of FFN Voting Common Stock upon consummation of a Qualified Initial Public Offering; provided that the aggregate number of shares of FFN Voting Common Stock that can be issued pursuant to this Article XIV shall be limited to 21.1% of the fully diluted equity of FFN as of the close of business on the Initial Conversion Date (such number of shares, the “Conversion Limit”).  FFN shall promptly thereafter give written notice to the Trustee and the Holders of what constitutes the Conversion Price and the Conversion Limit.  The Conversion Price and the Conversion Limit shall be adjusted in certain instances as provided in Section 14.4.

SECTION 14.2.                           Exercise of Conversion Privilege.  In order to exercise the conversion right with respect to any interest in a Global Security, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by FFN or the Trustee or Conversion Agent, and pay the funds, if any required by this Section 14.2 and any transfer taxes if required pursuant to Section 14.7.  In order to exercise the conversion right with respect to any Definitive Securities, the Holder of any such Securities to be converted shall surrender such Security, duly endorsed or assigned to FFN or in blank, at any office or agency of FFN maintained for that purpose pursuant to Section 2.3, accompanied by written notice in the form attached to the Definitive Security to FFN at such office or agency that the Holder elects to convert such Security or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted.

If the amount of Securities which a Holder desires to convert in such exercise of conversion exceeds 50% of the then applicable Conversion Limit which has not been utilized, the Trustee will give a notice to each Holder in the manner provided in Section 12.2 containing the following:

(i)           A Holder has submitted a written notice of conversion which, if implemented, would result in more than 50% of the then applicable unused Conversion Limit being utilized;

(ii)           Each Holder may elect to participate in such a conversion by submitting an election to participate in such conversion on a pro rata basis with the Holder referred to in clause (i) above, the applicable documents for which must be received within five (5) Business Days of the date of this notice from the Trustee;

(iii)           The amount of Securities being converted shall be the amount contained in the notice referred to in clause (i) above and shall be allocated among all Holders electing to participate on a pro rata basis; and

(iv)           The Securities selected for conversion shall be deemed to have been converted immediately prior to the close of business on the day of surrender of Securities by the Holder referred to in clause (i).

The selection of Securities to be converted shall be effected as provided in the notice to the Holders.  The Trustee shall provide a notice to each Holder of Securities participating in the conversion the aggregate amount of Securities tendered for conversion in such transaction and the pro rata portion of each Security being converted, assuming that each Security was in a principal amount of $10,000,000.

Securities surrendered for conversion during the period from the close of business on any Record Date after the Payment in Full of the Senior Lien Obligations next preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except for Securities whose Maturity Date is prior to such Interest Payment Date) be accompanied by payment in same day funds or other funds acceptable to FFN of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Securities being surrendered for conversion.  Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Securities surrendered for conversion or on account of any dividends on the FFN Voting Common Stock issued upon conversion.

So long as the requested conversion does not violate the Conversion Limit, and except as qualified by the second paragraph of this Section 14.2, Securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Securities for conversion in accordance with the foregoing provisions (the “Conversion Date”), and at such time the rights of the Holders of such Securities as Holders shall cease, and the Person or Persons entitled to receive the FFN Voting Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such FFN Voting Common Stock at such time.  As promptly as practicable on or after the conversion date, FFN shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of FFN Voting Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 14.3.

In the case of any Security which is converted in part only, either at the election of the Holder or as a result of the application of the Conversion Limit, upon such conversion the Issuers shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Issuers, a new Security or Securities of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Security.

SECTION 14.3.                           Fractional Shares.  FFN shall not be required upon the conversion of any Security (or specified portion thereof) to issue any fractional shares, but may, in lieu of issuing any fractional share of FFN Voting Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Conversion Price.  If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof) so to be converted.  The Holders, by their acceptance of the Securities, expressly waive their right to receive any fraction of a share of FFN Voting Common Stock or a stock certificate representing a fraction of a share of FFN Voting Common Stock if such amount of cash is paid in lieu thereof.

SECTION 14.4.                           Adjustment of Conversion Price.  The Conversion Price shall be subject to adjustment from time to time as provided in this Section.

(a)           Subdivisions and Combinations.  In the event FFN shall, at any time or from time to time after the Issue Date while the Securities remain Outstanding, effect a subdivision (by any stock split or otherwise) of the outstanding shares of FFN Voting Common Stock into a greater number of shares of FFN Voting Common Stock (other than a subdivision upon a merger or consolidation or sale to which Section 14.9 applies or a stock split effected by means of a stock dividend or distribution to which Section 14.4(b) applies), then and in each such event the Conversion Price and the Conversion Limit in effect at the opening of business on the day after the date upon which such subdivision becomes effective shall be proportionately decreased.  Conversely, in the event that FFN shall, at any time or from time to time after the Issue Date while the Securities remain outstanding, effect a combination (by any reverse stock split or otherwise) of the outstanding shares of FFN Voting Common Stock into a smaller number of shares of FFN Voting Common Stock (other than a combination upon a merger or consolidation or sale to which Section 14.9 applies), then and in each such event the Conversion Price and the Conversion Limit in effect at the opening of business on the day after the date upon which such combination becomes effective shall be proportionately increased.  Any adjustment under this Section 14.4(a) shall become effective immediately after the opening of business on the day after the date upon which the subdivision or combination becomes effective.

(b)           Common Stock Dividends.  In the event FFN shall, at any time or from time to time after the Initial Conversion Date while the Securities remain outstanding, make or issue to the holders of its FFN Voting Common Stock a dividend or distribution payable in, or otherwise make or issue a dividend or other distribution on any class of its Capital Stock payable in, shares of FFN Voting Common Stock (other than a dividend or distribution upon a merger or consolidation or sale to which Section 14.9 applies), then and in each such event the Conversion Price and the Conversion Limit in effect at the opening of business on the day after the date for the determination of the holders of shares of FFN Voting Common Stock entitled to receive such dividend or distribution shall be decreased by multiplying such Conversion Price and Conversion Limit by a fraction (not to be greater than 1):

(i)           the numerator of which shall be the total number of shares of FFN Voting Common Stock issued and outstanding at the close of business on such date for determination; and

(ii)           the denominator of which shall be the total number of shares of FFN Voting Common Stock issued and outstanding at the close of business on such date for determination plus the number of shares of FFN Voting Common Stock issuable in payment of such dividend or distribution.

Any adjustment under this Section 14.4(b) shall become effective immediately after the opening of business on the day after the date for the determination of the holders of shares of FFN Voting Common Stock entitled to receive such dividend or distribution.

(c)           Compliance with Governmental Requirements.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of any of the shares of FFN Voting Common Stock into which the Securities are convertible, FFN will take any corporate action that may be necessary in order that FFN may validly and legally issue fully paid and non-assessable shares of such FFN Voting Common Stock at such adjusted Conversion Price.

(d)           Optional Tax Adjustment.  FFN may at its option, at any time while the Securities remain outstanding, decrease the Conversion Price, in addition to those changes required by Sections 14.4(a) or 14.4(b), as deemed advisable by FFN’s Board of Directors, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

SECTION 14.5.                           Notice of Adjustments of Conversion Price and Conversion Limit.  Upon the occurrence of each adjustment of the Conversion Price and Conversion Limit pursuant to this Section, FFN at its expense shall promptly:

(i)           compute such adjustment in accordance with the terms hereof;

(ii)           after such adjustment becomes effective, deliver to all Holders in accordance with Section 12.2 a notice setting forth such adjustment (including the Conversion Price and the Conversion Limit) and showing in detail the facts upon which such adjustment is based; and

(iii)           deliver to the Trustee and file at each office or agency maintained for the purpose of conversion of the Securities pursuant to Section 2.3 a certificate of the Treasurer of FFN setting forth the Conversion Price and the Conversion Limit and the number of shares of FFN Voting Common Stock into which each Security having a principal amount of $1,000 is convertible after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.  As provided in Section 7.3, the Trustee shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours.

SECTION 14.6.                           Reservation and Authorization of FFN Voting Common Stock.  FFN covenants that, so long as any Securities remain outstanding, FFN will at all times reserve and keep available, from its authorized and unissued FFN Voting Common Stock solely for issuance and delivery upon the conversion of the Securities and free of preemptive rights, such number of shares of FFN Voting Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding Securities.  FFN further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its FFN Voting Common Stock if at any time the authorized number of shares of FFN Voting Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of FFN Voting Common Stock then deliverable upon the conversion in full of all outstanding Securities.  FFN covenants that all shares of FFN Voting Common Stock issuable upon conversion of the Securities will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).  FFN shall take all such actions as may be necessary to ensure that all such shares of FFN Voting Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic stock exchange upon which shares of FFN Voting Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by FFN upon each such issuance).  FFN covenants that all shares of FFN Voting Common Stock will, at all times that Securities are convertible, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the FFN Voting Common Stock is then listed.  FFN covenants that the stock certificates issued to evidence any shares of FFN Voting Common Stock issued upon conversion of Securities will comply with Chapter 78 of the Nevada Revised Statutes and any other applicable law.

FFN hereby authorizes and directs its current and future transfer agents for the FFN Voting Common Stock at all times to reserve stock certificates for such number of authorized shares as shall be requisite for such purpose.  The Trustee is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Securities  upon conversion thereof in accordance with the terms of this Indenture, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Trustee.  The Company will supply such transfer agents with duly executed stock certificates for such purposes.

SECTION 14.7.                           Taxes on Conversion.  FFN shall pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of FFN Voting Common Stock on conversion of Securities pursuant hereto.  FFN shall not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of FFN Voting Common Stock or payment of cash or other property to any Person other than the Holder of the Security surrendered upon conversion, and in case of such transfer or payment, the Trustee and FFN shall not be required to issue or deliver any certificate or pay any cash until (a) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Trustee or FFN or (b) it has been established to FFN’s satisfaction that any such tax or other charge that is or may become due has been paid.

SECTION 14.8.                           Cancellation of Converted Securities.  All Securities delivered for conversion shall be delivered to the Trustee to be cancelled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.15.

SECTION 14.9.                           Changes in Common Stock.  In case at any time or from time to time after the Issue Date while the Securities remain outstanding, FFN shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

(i)           a merger of FFN into, a consolidation of FFN with, any other Person (a “Non-Surviving Transaction”), or

(ii)           any merger of another Person into FFN in which the previously outstanding shares of FFN Voting Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of FFN or other property (including cash) or any combination of the foregoing (a “Surviving Transaction”), then, as a condition to the consummation of such a Transaction, FFN shall (or, in the case of any Non-Surviving Transaction, FFN shall cause such other Person to) execute and deliver to the Trustee a supplemental indenture providing that:

(x)           so long as any Security remains outstanding, on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Indenture, each Security, upon the conversion thereof at any time on or after the consummation of such Non-Surviving Transaction, shall be convertible into, in lieu of the FFN Voting Common Stock issuable upon such conversion prior to such consummation, only the securities or other property (“Substituted Property”) that would have been receivable upon such Non-Surviving Transaction by a holder of the number of shares of FFN Voting Common Stock into which such Security was convertible immediately prior to such Non-Surviving Transaction, assuming such holder of FFN Voting Common Stock:

(A)           is not a Person with which FFN consolidated or into which FFN merged or which merged into FFN or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person; and

(B)           failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Non-Surviving Transaction is not the same for each share of FFN Voting Common Stock held immediately prior to such Non-Surviving Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then, for the purposes of this Section 14.9, the kind and amount of securities, cash and other property receivable upon such Non-Surviving Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares); and

(y)           the rights and obligations of FFN (or, in the event of a Non-Surviving Transaction, such other Person) and the Holders in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of FFN and Holders in respect of FFN Voting Common Stock hereunder as set forth in Section 14.1 hereof and elsewhere herein.

Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article.  The above provisions of this Section 14.9 shall similarly apply to successive transactions.

SECTION 14.10.                                No Voting or Dividend Rights.  Subject to the provisions of Section 12.4, until the conversion of any Security:

(i)           no Holder of a Security shall have or exercise any rights by virtue hereof as a holder of FFN Voting Common Stock, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of FFN Voting Common Stock or to receive notice of, or attend, meetings or any other proceedings of the holders of FFN Voting Common Stock;

(ii)           the consent of any such Holder as a holder of FFN Voting Common Stock shall not be required with respect to any action or proceeding of FFN;

(iii)           no such Holder, by reason of the ownership or possession of a Security representing the same, shall have any right to receive any cash dividends, stock dividends,  allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of FFN Voting Common Stock prior to, or for which the relevant record date preceded, the date of the conversion of such Security; and

(iv)           no such Holder shall have any right not expressly conferred hereunder or by applicable law with respect to the Security held by such Holder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

ISSUERS:

INTERACTIVE NETWORK, INC.

By:	/s/ Paul Asher
Name: Paul Asher
Title: Secretary

FRIENDFINDER NETWORKS INC.
By:	/s/ Paul Asher
Name: Paul Asher
Title: Secretary

[signatures continue on following pages]

[Signature Page to Indenture]

GUARANTORS:

GENERAL MEDIA ART HOLDING, INC. GENERAL MEDIA COMMUNICATIONS, INC. GENERAL MEDIA ENTERTAINMENT, INC.
GMCI INTERNET OPERATIONS, INC.
GMI ON-LINE VENTURES, LTD.
PENTHOUSE IMAGES ACQUISITIONS, LTD.
WEST COAST FACILITIES INC.
PMGI HOLDINGS INC.
PURE ENTERTAINMENT
TELECOMMUNICATIONS, INC.
PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.
VIDEO BLISS, INC.
DANNI ASHE, INC.
SNAPSHOT PRODUCTIONS, LLC
GLOBAL ALPHABET, INC.
SHARKFISH, INC.
TRAFFIC CAT, INC.
BIG ISLAND TECHNOLOGY GROUP, INC.
FASTCUPID, INC.
MEDLEY.COM INCORPORATED
PPM TECHNOLOGY GROUP, INC.
FRIENDFINDER CALIFORNIA INC.
VARIOUS, INC.
TAN DOOR MEDIA INC.
STREAMRAY, INC.
CONFIRM ID, INC.
FRNK TECHNOLOGY GROUP
TRANSBLOOM, INC.
STREAMRAY STUDIOS INC.
BIG EGO GAMES INC.

By:	/s/ Paul Asher
Name: Paul Asher
Title: Vice President

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

EXHIBIT A

EXHIBIT A

[FORM OF FACE OF SECURITY]

[Applicable Restricted Securities Legend]

[Depository Legend, if applicable]

[Subordination Legend required by Intercreditor Agreement]

No. [ ]	Principal Amount $[ ]
CUSIP NO.

INTERACTIVE NETWORK, INC. and FRIENDFINDER NETWORKS INC.

Non-Cash Pay Secured Note, Series A, due 2014

Interactive Network, Inc., a Nevada corporation, and FriendFinder Networks Inc., a Nevada corporation, promise to pay to [_____] or its registered assigns, the principal sum of [ ] Dollars on April 30, 2014.

Interest Payment Dates:  June 30 and December 31
Record Dates:  June 15 and December 15

Additional provisions of this Security are set forth on the other side of this Security.

INTERACTIVE NETWORK, INC.

By:	___________________________________
Name:
Title:

FRIENDFINDER NETWORKS INC.

By:	___________________________________
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION
as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:  ______________________________
Trust Officer                                                      Date:  ____________, 2010

[FORM OF REVERSE SIDE OF SECURITY]
INTERACTIVE NETWORK, INC. and FRIENDFINDER NETWORKS INC.

Non-Cash Pay Secured Note, Series A, due 2014

1.           Interest

              Interest.  Each Security shall bear interest on the principal amount thereof from time to time outstanding, from the Issue Date until such principal amount is paid, at a rate per annum equal to 11.5%.  Until the Senior Lien Securities have been Paid in Full, the interest on the Securities shall be paid through the issuance of Additional Securities.  Thereafter, FFN may pay all or a portion of such interest in-kind through the issuance of Additional Securities in lieu of cash, as more particularly described in Section 2.15 of the Indenture.  Interest on overdue principal and premium, if any, (and, to the extent lawful, on overdue installments of interest and Additional Amounts, if any) shall accrue at the Post Default Rate of 15% per annum.  FFN will pay interest semi-annually in arrears on each Interest Payment Date.  Interest on the Securities (including Additional Securities) will accrue from the date of issuance of each Security or, if interest has already been paid, from the date it was most recently paid or provided for.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

              Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of a Default or an Event of Default, the principal of, and all accrued and unpaid interest on, all Securities, fees, indemnities or any other Obligations of the Obligors under this Indenture and the other Security Documents, shall bear interest, from the date such Default or Event of Default occurred until the date such Default or Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

              Interest Payment.  Interest on each Security shall be payable in immediately available and freely transferable funds quarterly in arrears, on each June 30 and December 31, commencing December 31, 2010, and at maturity (whether at the Maturity Date, upon demand, by acceleration or otherwise).  Interest at the applicable Post-Default Rate shall be payable on demand.  The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Issuers’ obligations with respect to payment of such interest.

              Additional Amounts.  All references to interest herein shall include Additional Amounts, if any.

2.           Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, interest or Additional Amounts, if any, on any Security is due and payable, the Issuers shall irrevocably deposit with the Trustee or the Paying Agent either Additional Securities or money sufficient to pay such principal, premium, if any, interest and/or Additional Amounts, if any.  The Issuers will pay interest to the Persons who are registered Holders at the close of business on the June 15 and December 15 next preceding the Interest Payment Date even if Securities are cancelled, repurchased or redeemed after the Record Date and on or before the Interest Payment Date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Issuers will pay principal, premium, if any, interest and/or Additional Amounts, if any, in either Additional Securities or in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Cash payments in respect of Securities represented by a Global Security (including principal, premium, if any, interest and Additional Amounts, if any) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  The Issuers will make all cash payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that cash payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.           Paying Agent and Registrar

Initially, U.S. Bank National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar.  The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  The Issuers or any of their domestically organized, wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.           Indenture

The Issuers issued the Securities under an Indenture dated as of October 27, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors and the Trustee.  The terms of the Securities include those stated in the Indenture and, to the extent required, those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.  To the extent of any conflict between the terms of this Security and the terms set forth in the Indenture, the terms set forth in the Indenture shall govern.

The Securities are second-priority secured senior obligations of the Issuers.  The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is $232,457,118, plus Additional Securities issued pursuant to Section 2.14(b) or Section 2.21 of the Indenture.  This Security is one of the Non-Cash Pay Secured Notes due 2014 referred to in the Indenture.  The Securities shall be secured by second priority Liens and security interests having an equal priority with the Liens securing the Cash Pay Second Lien Notes, subject to Permitted Liens, in the Collateral.  The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and the making of certain fundamental changes, the incurrence of certain liens, the incurring of lease obligations, the sale of capital stock, the making of loans, advancements and investments, the maintenance of certain financial maintenance covenants, transactions with Affiliates and the consummation of mergers and consolidations.  The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Securities by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Issuers under the Indenture, the Securities and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a second priority secured basis pursuant to the terms of the Indenture.

5.           Redemption

              Optional Redemption of Securities.  On or after the Issue Date, the Issuers may redeem the Securities, in whole but not in part, upon not less than 30 days’ prior written notice to the Holders and the Trustee, at a redemption price (expressed as a percentage of principal amount thereof) equal to 100.0% plus accrued and unpaid interest, on the Securities redeemed.

              Applicability of Article.  Redemption of Securities at the election of the Issuers or otherwise, as permitted or required by any provision of the Indenture, shall be made in accordance with the Indenture.

6.           Mandatory Redemptions and Mandatory Options to Purchase

The Issuers are required to make mandatory redemption payments and mandatory options to purchase with respect to the Securities, pursuant to Section 2.18 of the Indenture.

7.           Subordination

The payment of the Securities will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt.

8.           Conversion

Subject to the provisions of Article XIV of the Indenture, a Holder of a Security may convert such Security into shares of Common Stock of FFN if the conditions specified in Section 14.1 of the Indenture are satisfied; provided however, that if such Security is called for redemption, the conversion right will terminate at the close of business on the Business Day before the Redemption Date of such Security (unless the Issuers shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Security is redeemed).  The initial Conversion Price is determined pursuant to the provisions of Section 14.1 (the “Conversion Price”).  The number of shares issuable upon conversion of a Security is determined by dividing the principal amount converted by the Conversion Price in effect on the Conversion Date.  Upon conversion, no adjustment for interest, if any (including Additional Amounts, if any), or dividends will be made.  No fractional shares will be issued upon conversion; in lieu thereof, an amount will be paid in cash based upon the Conversion Price of the FFN Common Stock.

To convert a Security, a Holder must (a) complete and sign the conversion notice set forth below and deliver such notice to the Conversion Agent, (b) surrender the Security to the Trustee acting as conversion agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Trustee acting as Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if the Security is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion program.  If a Holder surrenders a Security for conversion between the Record Date for the payment of an installment of interest and the next Interest Payment Date, the Security must be accompanied by payment of an amount equal to the interest and Additional Amounts, if any, payable on such Interest Payment Date on the principal amount of the Security or portion thereof then converted; provided, however, that no such payment shall be required if such Security has been called for redemption on a redemption date within the period between and including such Record Date and such Interest Payment Date, or if such Security is surrendered for conversion on the Interest Payment Date.  A Holder may convert a portion of a Security equal to $1,000 and whole multiples of $1.00 in excess thereof.

A Security in respect of which a Holder has accepted a Change of Control Offer, Asset Sale Offer or a Loss Proceeds Offer as provided in Section 2.18 of the Indenture may be converted only if the applicable notice of exercise is withdrawn as provided above and in accordance with the terms of the Indenture.

9.           Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1.00 in excess thereof.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Security (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption.

10.         Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

11.         Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Issuers for payment as general creditors unless an abandoned property law designates another Person and not to the Trustee for payment.

12.         Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Securities, the Indenture and the Security Documents if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities to redemption or maturity, as the case may be.

13.         Amendment, Supplement, Waiver

The Indenture, the Securities, the Guaranty, the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement Documents may be amended, supplemented or waived only in accordance with the Indenture and the respective terms of such instruments.

14.         Defaults and Remedies

Please refer to the Indenture for the Events of Default and the rights and remedies of the Trustee and the Holders.

15.         Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

16.         No Recourse Against Others

An incorporator, director, officer, employee or stockholder of each of the Issuers or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Issuers or any Guarantor under the Securities, the Indenture, the Security Documents or the Guaranty or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Holder waives and releases all such liability.  The waiver and release are a part of the consideration for the issuance of the Securities.

17.         Authentication

This Security shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

18.         Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.         CUSIP, Common Code and ISIN Numbers

The Issuers have caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Securities and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.         Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Security in larger type.  Requests may be made to:

FriendFinder Networks, Inc.
6800 Broken Sound Parkway NW, Suite 200
Boca Raton, Florida 33487
Attention:  General Counsel

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                             agent to transfer this Security on the books of the Issuers.  The agent may substitute another to act for him.

Date:  ______________________                                                                Your Signature:  ___________________________

Signature
Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The signatory above hereby certifies that it is ☐/☐ is not an Affiliate of any Issuer and that, to its knowledge, the proposed transferee  is ☐/☐  is not an Affiliate of any Issuer.

The signatory above hereby certifies that it  is ☐/☐  is not a Conru/Mapstead Affiliate as defined in the Indenture.

In connection with any transfer or exchange of any of the Securities evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by any Issuer or any Affiliate of any Issuer, the undersigned confirms that such Securities are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to an Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐
transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers may require, prior to registering any such transfer of the Securities, in its sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

___________________________________ Signature
Signature Guarantee:
_______________________________ (Signature must be guaranteed)	___________________________________ Signature
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

____________________________________
Dated:

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Security purchased by the Issuers pursuant to Section 2.18 of the Indenture, check the following box:

☐	o	o

[2.18(b)]	[2.18(c)]	[2.18(d)]

If you want to elect to have only part of this Security purchased by the Issuers pursuant to Section 2.18(b), Section 2.18(c) or Section 2.18(d) of the Indenture, state the amount in principal amount (must be in denominations of $1,000 or an integral multiples of $1.00 in excess thereof):

$                                                                       and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Securities to be issued to the Holder for the portion of the within Security not being repurchased (in the absence of any such specification, one such Security will be issued for the portion not being repurchased):

Date: _______	Your Signature: ___________________________________________________ (Sign exactly as your name appears on the other side of this Security)
Signature Guarantee:	____________________________________________________________ (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

CONVERSION NOTICE

If you want to convert this Security into shares of FFN Voting Common Stock, check the box: ☐

To convert only part of this Security, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1.00 in excess thereof):

$_____________________________

If you want the stock certificate, if any, made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax ID no.)

(Print or type other person’s name, address and zip code)

Date:  ______________________                                                                Signed:  __________________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

[FORM OF FACE OF EXCHANGE SECURITY]

[Depository Legend, if applicable]

[Subordination Legend required by Intercreditor Agreement]

No. [ ]	Principal Amount $[ ]
CUSIP NO.

INTERACTIVE NETWORK, INC. and FRIENDFINDER NETWORKS INC.

Non-Cash Pay Secured Note, Series B, due 2013

Interactive Network, Inc., a Nevada corporation, and FriendFinder Networks Inc., a Nevada corporation, promise to pay to [______] or its registered assigns, the principal sum of [  ] Dollars on April 30, 2014.

Interest Payment Dates:  June 30 and December 31
Record Dates:  June 15 and December 15

Additional provisions of this Security are set forth on the other side of this Security.

INTERACTIVE NETWORK INC.

By:
Name:
Title:

FRIENDFINDER NETWORKS INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION
as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
Trust Officer	Date: ____________, 2010

[FORM OF REVERSE SIDE OF EXCHANGE SECURITY]
INTERACTIVE NETWORK, INC. and FRIENDFINDER NETWORKS INC.

Non-Cash Pay Secured Note, Series B, due 2014

1.           Interest

Interest.  Each Security shall bear interest on the principal amount thereof from time to time outstanding, from the Issue Date until such principal amount is paid, at a rate per annum equal to 11.5%.  Until the Senior Lien Securities have been Paid in Full, the interest on the Securities shall be paid through the issuance of Additional Securities.  Thereafter, FFN may pay all or a portion of such interest in-kind through the issuance of Additional Securities in lieu of cash, as more particularly described in Section 2.15 of the Indenture.  Interest on overdue principal and premium, if any, (and, to the extent lawful, on overdue installments of interest and Additional Amounts, if any) shall accrue at the Post Default Rate of 15% per annum.  FFN will pay interest semi-annually in arrears on each Interest Payment Date.  Interest on the Securities (including Additional Securities) will accrue from the date of issuance of each Security or, if interest has already been paid, from the date it was most recently paid or provided for.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of a Default or an Event of Default, the principal of, and all accrued and unpaid interest on, all Securities, fees, indemnities or any other Obligations of the Obligors under this ~~Indenture~~ and the other Security Documents, shall bear interest, from the date such Default or Event of Default occurred until the date such Default or Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

Interest Payment.  Interest on each Security shall be payable in immediately available and freely transferable funds quarterly in arrears, on each June 30 and December 31, commencing December 31, 2010, and at maturity (whether at the Maturity Date, upon demand, by acceleration or otherwise).  Interest at the applicable Post-Default Rate shall be payable on demand.  The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Issuers’ obligations with respect to payment of such interest.

              Additional Amounts.  All references to interest herein shall include Additional Amounts, if any.

2.           Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, interest or Additional Amounts, if any, on any Security is due and payable, the Issuers shall irrevocably deposit with the Trustee or the Paying Agent either Additional Securities or money sufficient to pay such principal, premium, if any, and/or interest.  The Issuers will pay interest to the Persons who are registered Holders at the close of business on the June 15 and December 15 next preceding the Interest Payment Date even if Securities are cancelled, repurchased or redeemed after the Record Date and on or before the Interest Payment Date.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Issuers will pay principal, premium, if any, interest and Additional Amounts, if any, in either Additional Securities or money of the United States that at the time of payment is legal tender for payment of public and private debts.  Cash payments in respect of Securities represented by a Global Security (including principal, premium, if any, interest and Additional Amounts, if any) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  The Issuers will make all cash payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.           Paying Agent and Registrar

Initially, U.S. Bank National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar.  The Issuers may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  The Issuers or any of their domestically organized, wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.           Indenture

The Issuers issued the Securities under an Indenture dated as of October 27, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors and the Trustee.  The terms of the Securities include those stated in the Indenture and, to the extent required, those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.  To the extent of any conflict between the terms of this Security and the terms set forth in the Indenture, the terms set forth in the Indenture shall govern.

The Securities are second-priority secured senior obligations of the Issuers.  The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is $232,457,118 plus Additional Securities issued pursuant to Section 12.14(b) or Section 12.21 of the Indenture.  This Security is one of the Non-Cash Pay Secured Notes, Series B, due 2014 referred to in the Indenture.  The Securities shall be secured by second priority Liens and security interests having an equal priority with the Liens securing the Cash Pay Second Lien Notes, subject to Permitted Liens, in the Collateral.  The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and the making of certain fundamental changes, the incurrence of certain liens, the incurring of lease obligations, the sale of capital stock, the making of loans, advancements and investments, the maintenance of certain financial maintenance covenants, transactions with Affiliates and the consummation of mergers and consolidations.  The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Securities by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Issuers under the Indenture, the Securities and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a second priority secured basis pursuant to the terms of the Indenture.

5.           Redemption

Optional Redemption of Securities.  On or after the Issue Date, the Issuers may redeem the Securities, in whole but not in part, upon not less than 30 days’ prior written notice to the Holders and the Trustee, at a redemption price (expressed as a percentage of principal amount thereof) equal to 100.0% plus accrued and unpaid interest, on the Securities redeemed.

6.           Applicability of Article

Redemption of Securities at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with this Section.

7.           Mandatory Redemptions and Mandatory Options to Purchase

The Issuers are required to make mandatory redemption payments and mandatory options to purchase with respect to the Securities, pursuant to Section 2.18 of the Indenture.

8.           Subordination

The payment of the Securities will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt.

9.           Conversion

Subject to the provisions of Article XIV of the Indenture, a Holder of a Security may convert such Security into shares of Common Stock of FFN if any of the conditions specified in Section 14.1 of the Indenture are satisfied; provided however, that if such Security is called for redemption, the conversion right will terminate at the close of business on the Business Day before the Redemption Date of such Security (unless the Issuers shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Security is redeemed).  The initial Conversion Price is determined pursuant to the provisions of Section 14.1 (the “Conversion Price”).  The number of shares issuable upon conversion of a Security is determined by dividing the principal amount converted by the Conversion Price in effect on the Conversion Date.  Upon conversion, no adjustment for interest, if any (including Additional Amounts, if any), or dividends will be made.  No fractional shares will be issued upon conversion; in lieu thereof, an amount will be paid in cash based upon the Conversion Price.

To convert a Security, a Holder must (a) complete and sign the conversion notice set forth below and deliver such notice to the Trustee acting as conversion agent, (b) surrender the Security to the Trustee acting as conversion agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Trustee acting as Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if the Security is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion program.  If a Holder surrenders a Security for conversion between the Record Date for the payment of an installment of interest and the next Interest Payment Date, the Security must be accompanied by payment of an amount equal to the interest and Additional Amounts, if any, payable on such Interest Payment Date on the principal amount of the Security or portion thereof then converted; provided, however, that no such payment shall be required if such Security has been called for redemption on a redemption date within the period between and including such Record Date and such Interest Payment Date, or if such Security is surrendered for conversion on the Interest Payment Date.  A Holder may convert a portion of a Security equal to $1,000 and whole multiples of $1.00 in excess thereof.

A Security in respect of which a Holder has accepted a Change of Control Offer, Asset Sale Offer or a Loss Proceeds Offer as provided in Section 2.18 of the Indenture may be converted only if such applicable notice of exercise is withdrawn as provided above and in accordance with the terms of the Indenture.

10.         Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1.00 in excess thereof.  A Holder may transfer or exchange Securities in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Security (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption.

11.         Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

12.         Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Issuers for payment as general creditors unless an abandoned property law designates another Person and not to the Trustee for payment.

13.         Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Securities, the Indenture and the Security Documents if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities to redemption or maturity, as the case may be.

14.         Amendment, Supplement, Waiver

The Indenture, the Securities, the Guaranty, the Security Documents, the Intercreditor Agreement and the Second Lien Intercreditor Agreement Documents may be amended, supplemented or waived in accordance with the Indenture and the respective terms of such instruments.

15.         Defaults and Remedies

Please refer to the Indenture for the Events of Default and the rights and remedies of the Trustee and the Holders.

16.         Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

17.         No Recourse Against Others

An incorporator, director, officer, employee or stockholder of each of the Issuers or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Issuers or any Guarantor under the Securities, the Indenture, the Security Documents or the Guaranty or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Security, each Holder waives and releases all such liability.  The waiver and release are a part of the consideration for the issuance of the Securities.

18.         Authentication

This Security shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

19.         Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

20.         CUSIP, Common Code and ISIN Numbers

The Issuers have caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Securities and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

21.         Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Security in larger type.  Requests may be made to:

FriendFinder Networks, Inc.
6800 Broken Sound Parkway NW, Suite 200
Boca Raton, Florida 33487
Attention:  General Counsel

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Security on the books of the Issuers.  The agent may substitute another to act for him.

Date:	Your
Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The signatory above hereby certifies that it ☐  is / ☐ is not a Conru/Mapstead Affiliate as defined in the Indenture.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Security purchased by the Issuers pursuant to Section 2.18 of the Indenture, check the following box:

☐	☐	☐

[2.18(b)]	[2.18(c)]	[2.18(d)]

If you want to elect to have only part of this Security purchased by the Issuers pursuant to Section 2.18(b), Section 2.18(c) or Section 2.18(d) of the Indenture, state the amount in principal amount (must be in denominations of $1,000 or an integral multiples of $1.00 in excess thereof):
$                                                                       and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Securities to be issued to the Holder for the portion of the within Security not being repurchased (in the absence of any such specification, one such Security will be issued for the portion not being repurchased):

Date:	Your
Signature:
(Sign exactly as your name appears on the other side of this Security)
Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

CONVERSION NOTICE

If you want to convert this Security into shares of FFN Voting Common Stock, check the box: ☐

To convert only part of this Security, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1.00 in excess thereof):

$_____________________________

If you want the stock certificate, if any, made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax ID no.)

(Print or type other person’s name, address and zip code)

Date:  ______________________                                                                Signed:  __________________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT C

FORM OF CONFIDENTIALITY AGREEMENT

C-1

EXHIBIT D

FORM OF MANAGEMENT REPORT

	Year Ended December 31,			Six Months Ended June 30,
($ in thousands)	2007(1)	2008	2009	2009	2010

Net revenue
Internet	$20,961	$306,129	$306,213	$153,935	$160,030
Entertainment	27,112	24,888	21,479	10,990	10,798
Total	$48,073	$331,017	$327,692	$164,925	$170,828
Cost of revenue
Internet	$8,479	$81,815	$78,627	$41,548	$51,648
Entertainment	14,851	14,699	13,070	5,931	6,210
Total	$23,330	$96,514	$91,697	$47,479	$57,858

Gross profit
Internet	$12,482	$224,314	$227,586	$112,387	$108,382
Entertainment	12,261	10,189	8,409	5,059	4,588
Total	$24,743	$234,503	$235,995	$117,446	$112,970

Income (loss) from operations
Internet	$(964)	$34,345	$64,962	$31,277	$30,297
Entertainment	(7,811)	(17,748)	(439)	1,840	1,180
Unallocated corporate	(10,692)	(9,488)	(6,128)	(3,519)	(2,888)
Total	$(19,467)	$7,109	$58,395	$29,598	$28,589

D-1

EXHIBIT E

JOINDER AGREEMENT

Dated as of  _______________, 20__

Reference is made to the Indenture, dated as of October [___], 2010 (the “Indenture”), made by and among Interactive Network, Inc., a Nevada corporation, and FriendFinder Networks Inc., a Nevada corporation, as issuers (the “Issuers”) of the Securities described therein, each Subsidiary of the FriendFinder Networks Inc. listed as a “Guarantor” on the signature pages thereto (each a “Guarantor” and collectively the “Guarantors”), and U.S. Bank National Association, as Trustee thereunder.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms, whether directly or indirectly by reference, in the Indenture.

The Issuers have created or acquired _________ [name of entity], a ______ [type of entity] as a new direct or indirect Subsidiary.  Pursuant to Section 11.6 of the Indenture, that new Subsidiary (the “New Obligor”) hereby joins as a party to the Indenture as a Guarantor and Obligor and the other Note Documents to which a Guarantor is party including, without limitation, the Security and Pledge Agreement and the Intercreditor Agreement.

The parties hereto hereby agree as follows:

1.           From and after the date of this Joinder Agreement, the New Obligor hereby (a) joins as and will for all purposes be a party to the Indenture and a Guarantor and Obligor thereunder, (b) grants Liens on all of its assets to secure the Obligations pursuant to and as more fully described in the Security and Pledge Agreement, (c) guaranties all of the Obligations on the terms set forth in Article X of the Indenture, and (d) otherwise agrees to be subject to all of the covenants, agreements, terms and conditions applicable to an Obligor under the Intercreditor Agreement and the other Note Documents.

2.           The New Obligor represents and warrants to the Trustee for the benefit of the Trustee and the Holders that it:  (i) is legally authorized to enter into the Indenture and the other Note Documents through this Joinder Agreement; (ii) will be, upon the effectiveness of this Joinder Agreement, bound by all of the provisions applicable to an “Obligor” under the Indenture and the other Note Documents and (iii) agrees that it will perform in accordance with their terms all the obligations of an Obligor under the Indenture and the other Note Documents.

3.           This Joinder Agreement shall be effective as of the date first written above.  Upon the execution of this Joinder Agreement, a copy hereof shall be delivered to the Trustee.

4.           The new Obligor agrees to execute and deliver such other Security Documents, as may be necessary or appropriate to create and ensure the attachment, perfection, priority and enforceability of the Liens on all of its assets provided required by the Note Documents.

5.           Except to the extent that certain matters may be governed by federal law, this Joinder Agreement shall be deemed to have been entered into in the State of New York and shall be interpreted and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed therein by each party hereto.

6.           The existing Obligors each acknowledge this Joinder Agreement, ratify and confirm their obligations under all of the Note Documents, and agree that the provisions of Article X apply to the New Obligor as a Guarantor.

7.           THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY HEREIN OR IN ANY OTHER NOTE DOCUMENT IN RESPECT OF SUCH OTHER NOTE DOCUMENT.

8.           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ISSUERS AT THEIR ADDRESS FOR NOTICES AS SET FORTH IN THE INDENTURE AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE AND THE HOLDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS.

9.           Except as prohibited by applicable law, New Obligor hereby waives any right that it may have to claim or recover in any dispute arising under this Joinder Agreement or the Indenture any punitive, exemplary, consequential, incidental, indirect, special or speculative damages (including loss of profits).  New Obligor (a) certifies that neither the Trustee nor any of the Holders has represented, expressly or otherwise, that such Person would not, in the event of any such dispute, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Note Documents, the Trustee and the Holders are relying upon, among other things, the waivers and certifications contained in this Section 9.

[signature page follows]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Joinder Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[NEW OBLIGOR]

By:_______________________________

Title:______________________________

Schedule 4.3(a)

MINIMUM CONSOLIDATED EBITDA

Period	Minimum Consolidated EBITDA
Four Fiscal Quarters Ending:
December 31, 2010	$85,000,000
March 31, 2011	$85,000,000
June 30, 2011	$85,000,000
September 30, 2011	$85,000,000
December 31, 2011	$90,000,000
March 31, 2012	$90,000,000
June 30, 2012	$90,000,000
September 30, 2012	$90,000,000
December 31, 2012	$95,000,000
March 31, 2013	$95,000,000
June 30, 2013	$95,000,000
September 30, 2013	$95,000,000

Schedule 4.3(c)

CONSOLIDATED COVERAGE RATIO

Period	Consolidated Coverage Ratio
Four Fiscal Quarters Ending:
December 31, 2011	1.9:1.0
March 31, 2011	1.9:1.0
June 30, 2011	2.0:1.0
September 30, 2011	2.0:1.0
December 31, 2011	2.2:1.0
March 31, 2012	2.2:1.0
June 30, 2012	2.3:1.0
September 30, 2012	2.3:1.0
December 31, 2012	2.7:1.0
March 31, 2013	2.7:1.0
June 30, 2013	2.9:1.0
September 30, 2013	2.9:1.0

Schedule 4.3(e)

TOTAL DEBT RATIO

Four Fiscal Quarters Ending:	Total Debt Ratio
December 31, 2010	6.5:1.0
March 31, 2011	6.5:1.0
June 30, 2011	6.5:1.0
September 30, 2011	6.5:1.0
December 31, 2011	6.1:1.0
March 31, 2012	6.1:1.0
June 30, 2012	6.1:1.0
September 30, 2012	6.1:1.0
December 31, 2012	5.7:1.0
March 31, 2013	5.7:1.0
June 30, 2013	5.7:1.0
September 30, 2013	5.7:1.0

Schedule 4.3(f)

FIRST LIEN DEBT RATIO

Four Fiscal Quarters Ending:	First Lien Debt Ratio
December 31, 2010	3.5:1.0
March 31, 2011	3.5:1.0
June 30, 2011	3.3:1.0
September 30, 2011	3.3:1.0
December 31, 2011	3.0:1.0
March 31, 2012	3.0:1.0
June 30, 2012	2.8:1.0
September 30, 2012	2.8:1.0
December 31, 2012	2.5:1.0
March 31, 2013	2.5:1.0
June 30, 2013	2.2:1.0
September 30, 2013	2.2:1.0